UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NEXTWAVE WIRELESS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NextWave Wireless Inc.

September 5, 2012

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of NextWave Wireless Inc., a Delaware corporation, which we refer to as the Company or NextWave, to be held on October 2, 2012 at 9:00 a.m., New York time, at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2012, by and among the Company, AT&T Inc., a Delaware corporation, which we refer to as Parent, and Parent’s direct wholly owned subsidiary, Rodeo Acquisition Sub Inc., a Delaware corporation, which we refer to as Merger Sub. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation following the merger. If the merger agreement is adopted and the merger is completed, you will be entitled to receive, for each share of company common stock that you own as of the effective time of the merger (unless you have properly exercised your appraisal rights with respect to such shares):

•	$1.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the cash consideration; and

•

One non-transferrable contingent payment right, which we refer to as a CPR, entitling you to receive a pro rata interest in an amount up to $25 million in the residual balance of a $50 million escrow fund, which may result in future payments of up to approximately $0.95 per share, such amount being subject to reduction (including, to $0) in the event that indemnification claims or other amounts become payable to Parent.

Upon completion of the proposed merger, we will cease to be a publicly traded company and Parent will own 100% of our outstanding capital stock. As a result, you will no longer have any direct or indirect equity interest in the Company or any interest in any future appreciation in the value of our assets.

The merger agreement contemplates that immediately prior to the effective time of the merger, we will redeem the 16% Third Lien Subordinated Secured Third Lien Notes due 2013 of our new subsidiary NextWave Holdco, which we refer to as the Holdco third lien notes, in exchange for 100% of the equity of NextWave Holdco, and Parent will purchase for cash consideration our outstanding Senior Secured Notes due 2012, which we refer to as our senior notes, our outstanding Senior Subordinated Second Lien Notes due 2013, which we refer to as our subordinated notes, and our 16% Third Lien Subordinated Secured Convertible Notes, due 2013, which we refer to as the NextWave third lien notes (we refer to our senior notes, subordinated notes, Holdco third lien notes and NextWave third lien notes as the notes). As a result of these transactions, the holders of the Holdco third lien notes will hold, through the ownership of the equity in NextWave Holdco, our wireless spectrum assets and other assets and the liabilities not related to our U.S. WCS and AWS spectrum licenses that will be acquired by Parent by virtue of the merger. As of June 30, 2012, the aggregate outstanding principal amount of our notes was approximately $1.1 billion, with maturity dates commencing on December 31, 2012, subject to the forbearance agreement described in the accompanying proxy statement.

After careful consideration and following the unanimous recommendation of an independent committee of the Company’s board of directors, the board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting. Holders of approximately fifty-eight percent of our outstanding shares of common stock, as of the date of the merger agreement, have entered into voting agreements with Parent pursuant to which such holders have agreed, among other things, to vote all shares of our common stock owned by such holders in favor of the adoption of the merger agreement, subject to the terms of those agreements.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND “FOR” APPROVAL OF THE PROPOSAL TO APPROVE, BY NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at 1 (800) 905-7281.

Thank you in advance for your cooperation and continued support.

By Order of the Board of Directors

FRANK A. CASSOU
Chief Legal Counsel and Secretary

The proxy statement is dated September 5, 2012, and is first being mailed to our stockholders on or about September 7, 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NextWave Wireless Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	October 2, 2012
TIME:	9:00 a.m., New York time
PLACE:	Lowenstein Sandler PC, located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020

ITEMS OF BUSINESS:	1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2012, as it may be amended from time to time, which we refer to as the merger agreement, by and among NextWave Wireless, Inc., which we refer to as the Company, AT&T Inc., a Delaware corporation, which we refer to as Parent and Parent’s direct wholly owned subsidiary, Rodeo Acquisition Sub Inc., a Delaware corporation, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to this accompanying proxy statement.

2.

To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.

To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements with, and items of compensation payable to, the Company’s named executive officers in connection with the merger.

4.

To transact any other business incident to the conduct of the meeting that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on September 4, 2012 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The shares of our common stock subject to voting agreements described in this proxy statement represented approximately fifty-eight percent of the outstanding shares of our common stock as of the date of the merger agreement plus any shares of our common stock acquired through the exercise or conversion of stock options, warrants or third lien notes held by the stockholders party to the voting agreements, which shares represent greater than the minimum number of shares of our common stock needed to adopt the merger agreement and approve the other proposals. Assuming that the parties to such voting agreements fulfill their voting obligations, and such voting agreements are not terminated in accordance with their terms, the adoption of the merger agreement is assured, regardless of how other stockholders of the Company cast their votes. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger consideration to be received by the Company’s stockholders in the merger for the shares of the Company’s common stock is fair and in the best interests of such stockholders. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements with, and items of compensation payable to, the Company’s named executive officers in connection with the merger.

APPRAISAL	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they properly deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

This proxy statement and a proxy card are first being mailed on or about September 7, 2012 to stockholders who owned shares of the Company’s common stock as of the close of business on September 4, 2012.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Frank A. Cassou
Chief Legal Counsel and Secretary

San Diego, California

September 5, 2012

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 7 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. We sometimes make reference to NextWave Wireless Inc. in this proxy statement by using the terms “NextWave,” “we,” “our,” “us,” and “the Company.” References to “the board,” “our board,” and “the board of directors” refer to the board of directors of NextWave. References to “NextWave,” “we,” “our,” “us” and “the Company” also include our subsidiaries where the context requires.

Q.	What is the proposed merger and what effects will it have on the Company?

A.	The proposed merger will result in the acquisition of the Company by Parent pursuant to the merger agreement. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this as the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent, we will cease to be a publicly traded company, and you, as a holder of our common stock, will no longer have any interest in the Company or in any future appreciation in the value of our assets. In addition, following the merger, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC.

Q.	What is the proposed transaction with the Company’s noteholders?

A.	Immediately prior to the effective time of the merger, Parent will purchase all of our Senior Secured Notes due 2012, which we refer to as the senior notes, and our Senior Subordinated Secured Second Lien Notes due 2013, which we refer to as the subordinated notes, from the holders of those notes for a cash purchase price equal to the outstanding principal plus accrued interest owing under such notes. In addition, we will redeem the Spinco Third Lien Subordinated Secured Notes, due 2013 of our new subsidiary NextWave Holdco, which we refer to as the Holdco third lien notes, in exchange for 100% of the equity of NextWave Holdco, and Parent will purchase for cash consideration our outstanding Amended and Restated Third Lien Subordinated Secured Notes due 2013, which we refer to as the NextWave third lien notes. Following this redemption, the holders of the Holdco third lien notes will hold, through the equity in NextWave Holdco, our wireless spectrum assets and the liabilities not related to our U.S. WCS and AWS spectrum licenses that will be acquired by Parent by virtue of the merger. We refer to our senior notes, subordinated notes, NextWave third lien notes and Holdco third lien notes as the notes. See “Note Purchase Agreements” beginning on page 75.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, for each share of our common stock that you own as of the effective time of the merger (unless you have properly exercised your appraisal rights with respect to such shares) you will be entitled to receive (i) $1.00 in cash, without interest less any applicable withholding taxes and (ii) a non-transferable contingent payment right, which we refer to as a CPR, representing a pro rata interest, in an amount of up to $25 million in the residual balance of a $50 million escrow fund that will be established at closing, which will be subject to reduction (including to $0) in the event that indemnification claims or other amounts become payable to Parent.

Q.	What will be the value of the CPR?

A.	Each CPR provides our stockholders with a pro rata interest in an amount up to $25 million, representing up to approximately $0.95 per share (which represents the quotient of the $25 million divided by the sum of (i) our 24,938,132 outstanding shares of common stock, plus (ii) 800,000 shares of our common stock reserved for issuance upon the exercise of our in the money stock options, plus (iii) 357,141 shares reserved for issuance upon the exercise of our warrants). Payments in respect of CPRs may be released from a $50 million escrow fund to be initially funded with (i) a $25 million payment from Parent pursuant to the merger agreement and (ii) $25 million of the price paid by Parent for our NextWave third lien notes.

Parent may make claims against the escrow fund until the second anniversary of the closing date to satisfy indemnification obligations under the CPR agreement and the Third Lien NPA as defined under “Note Purchase Agreements” on page 75. The resolution of indemnification claims by Parent may extend beyond the second anniversary of the closing date, and so, in the event of such indemnification claims, the release of the amounts reserved for such claims will not occur until the final resolution of such claims, the timing of which is uncertain. In addition, Parent will receive payment from the escrow fund equal to the amount of any negative post-closing adjustment amounts provided for under the purchase agreement for the NextWave third lien notes in respect of (i) a portion of alternative minimum tax liabilities with respect to the transactions contemplated by the merger agreement, including the transfer of NextWave Holdco to the holders of the Holdco third lien notes, and (ii) balance sheet liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions, in excess of unrestricted cash.

Releases from the escrow fund, if any, will occur on the first and second anniversary of the closing date of the merger, and the holders of the NextWave third lien notes will receive their allocable portion of the escrow fund prior to any distribution of the escrow fund to our stockholders in respect of the CPRs. There can be no assurance as to any future payment in respect of a CPR, which will depend on the extent of any claims by Parent during the escrow period and any post-closing adjustment amounts under the Third Lien NPA. See “Contingent Payment Rights and Indemnification of Parent” beginning on page 70. There are numerous risks associated with receiving payments under the CPRs, including the possibility of indemnification claims by Parent. In addition, the CPRs are not freely transferable. Also, the tax consequences regarding the receipt of the CPRs are uncertain. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.

Q.	How does the per share cash consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The per share cash consideration (which does not include the CPR) represents approximately a 400% premium over the closing price of our common stock on the OTCQB on July 31, 2012, the second to last trading day prior to the public announcement of the execution of the merger agreement. On September 4, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $1.27 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock of the Company.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, Parent has announced that it anticipates that the merger will be completed by the end of 2012. However, the merger is subject to regulatory approvals and other conditions, and it is possible that factors outside the control of Parent and the Company could result in the merger being completed at a later time, an earlier time or not at all.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the OTCQB. Under specified circumstances, the Company may be required to pay, or cause an alternative acquirer to pay, to Parent a termination payment and reimburse Parent and its affiliates for costs and expenses (including attorneys’ fees) in connection with a suit instituted for purposes of obtaining such termination payment, as described under “The Merger Agreement—Termination Payment” beginning on page 69.

Because our senior notes become due in December 2012 and our cash reserves are insufficient to meet these obligations, there is substantial doubt as to our ability to continue as a going concern in the event the merger is not completed. The forbearance agreement with the holders of our notes will terminate on the earlier of (i) the consummation of the merger, (ii) sixty days after the termination of the merger agreement and (iii) January 31, 2014. See “Forbearance Agreement” beginning on page 73. In addition, in the event of a termination of the merger agreement, the holders of our Holdco third lien notes will have the right to purchase all of the common stock of NextWave Holdco in exchange for the redemption of the Holdco third lien notes for which NextWave Holdco is the primary obligor and a $25 million payment for the benefit of our stockholders. See “NextWave Holdco Formation and Call Right” beginning on page 73.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash and CPRs pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47) for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing of such gain or loss, depends in part on the U.S. federal income tax treatment of the CPRs, with respect to which there is substantial uncertainty. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

There is substantial uncertainty as to the tax treatment of the CPRs. Because of the CPRs, the receipt of the merger consideration may be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, which affects the amount of gain or loss recognized at the time of the closing of the merger. In addition, it is unclear to what extent payments in the future in respect of a CPR would be taxed at capital gains rates. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a more detailed explanation of the U.S. federal income tax treatment of the CPRs.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on October 2, 2012 at 9:00 a.m., New York time, at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. The shares of our common stock subject to voting agreements described in this proxy statement represented approximately fifty-eight percent of the outstanding shares of our common stock as of the date of the merger agreement plus any shares of our common stock acquired through the exercise or conversion of stock options or warrants held by the stockholders party to the voting agreements, which shares represent greater than the minimum number of shares of our common stock needed to adopt the merger agreement or approve the other proposals. Assuming that the parties to such voting agreements fulfill their voting obligations, and such voting agreements are not terminated in accordance with their terms, the adoption of the merger agreement is assured, regardless of how other stockholders of the Company cast their votes.

Q.	What will happen if the Company’s stockholders do not approve the executive compensation arrangements?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote required under the SEC rules and will not be binding on the Company or the surviving corporation in the merger. Therefore, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, this compensation, including amounts that the Company is contractually obligated to pay, would still be payable to the Company’s named executive officers regardless of the outcome of the advisory vote.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting. Concurrently with the execution of the merger agreement, certain stockholders of the Company who are entitled to vote an aggregate of approximately fifty-eight percent of the outstanding shares of our common stock, as of the date of the merger agreement, have entered into voting agreements with Parent, a form of which is attached to the merger agreement as Exhibit A, pursuant to which such stockholders have agreed, subject to the terms of those agreements, to vote their shares:

•	in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and any related transactions;

•	against any action or agreement that would reasonably be expected to impede or interfere with the consummation of the merger; and

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other Company obligation under the merger agreement.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related executive compensation payable to the Company’s named executive officers requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Q.	What should I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card.

If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly, and in any event within five business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 78.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at 1 (800) 905-7281.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 21)

The Company

We are a Delaware corporation headquartered in San Diego, California. We are a holding company for a significant wireless spectrum portfolio. Our continuing operations are focused on the management of our wireless spectrum interests. Our total domestic spectrum holdings consist of approximately 3.9 billion MHz-POPs. The term “MHz-POPs” is defined as the product derived from multiplying the number of megahertz associated with a license by the population of the license’s service area. Our wireless spectrum portfolio covers approximately 218.6 million total POPs, with 104.8 million POPs covered by 20 MHz or more of spectrum, and an additional 94.9 million POPs covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York City metropolitan region, are covered by 30 MHz or more of spectrum. Our domestic spectrum resides in the 2.3 GHz Wireless Communication Services, which we refer to as WCS, 2.5 GHz Broadband Radio Service, which we refer to as BRS, Educational Broadband Service, which we refer to as EBS, and 1.7/2.1 GHz Advanced Wireless Service, which we refer to as AWS, bands and offers propagation and other characteristics suitable to support high-capacity, wireless broadband services. In addition, we hold WCS spectrum in Canada and a nationwide 2.0 GHz license in Norway. Our principal executive offices are located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

Parent

AT&T Inc., which we refer to as Parent, is a Delaware corporation that is a leading provider of telecommunications services in the United States and the world and it offers its services and products to consumers in the U.S. and services and products to businesses and other providers of telecommunications services worldwide. The services and products that it offers vary by market, and include: wireless communications, local exchange services, long-distance services, data/broadband and Internet services, video services, telecommunications equipment, managed networking and wholesale services. The principal executive offices of AT&T are located at 208 South Akard Street, Dallas, Texas 75202.

Merger Sub

Rodeo Acquisition Sub Inc., which we refer to as Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of August 1, 2012, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page 21)

Time, Place and Purpose of the Special Meeting (Page 21)

The special meeting will be held on October 2, 2012, at 9:00 a.m., New York time, at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020.

At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements with, and items of compensation payable to, the Company’s named executive officers in connection with the merger.

Record Date and Quorum (Page 21)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on September 4, 2012, which our board of directors has set as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and which we refer to as the record date. You will have one vote for each share of our common stock that you owned as of the record date. As of the record date, there were 24,938,132 shares of our common stock outstanding and entitled to vote at the special meeting, held by 739 holders of record. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Vote Required, Proxies and Revocation (Page 22)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements with, and items of compensation payable to, the Company’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 82, requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on this proposal. We are providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation payable to the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of September 4, 2012, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 10,584,332 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any stock options or restricted shares), representing approximately 34.40% percent of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. In addition, concurrently with the execution of the merger agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into the merger agreement, certain stockholders of the Company who are entitled to vote an aggregate of approximately fifty-eight percent of the outstanding shares of the Company’s common stock, have entered into voting agreements with Parent, a form of which is attached to the merger agreement as Exhibit A, pursuant to which such stockholders have agreed to vote their shares of the Company’s common stock, among other things, in favor of the adoption of the merger agreement.

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting in and of itself, without voting in person at the special meeting, will not cause your previously granted proxy to be revoked.

The Merger (Page 26)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation or any interest in any future appreciation in the value of our assets.

Treatment of Common Stock, Stock Options and Other Stock-Based Awards (Page 52)

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Common Stock. At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than shares owned by stockholders who have properly demanded and not withdrawn a demand for, or lost their rights to, appraisal under the DGCL with respect to their shares of our common stock) will be converted into the right to receive (i) an amount in cash equal to $1.00 per share, which we refer to as the per share cash consideration, without interest and less any applicable withholding taxes and (ii) one non-transferrable contingent payment right, which we refer to as a CPR, representing a pro rata interest, in an amount up to $25 million in the balance of an escrow account that will be established at closing, which will be subject to reduction (including, to $0) in the event that indemnification claims or other amounts become payable to Parent. We refer to the per share cash consideration and the CPR as the merger consideration. See “Contingent Payment Rights and Indemnification of Parent” beginning on page 70.

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Stock Options. At the effective time of the merger, each outstanding stock option that is exercisable for shares of the Company’s common stock, which we refer to as the Company stock options, whether vested or unvested, will be terminated and shall only entitle the holder thereof to receive from the surviving corporation, in full settlement of such Company stock option, (i) an amount in cash (without interest and less applicable withholding) equal to the product of (x) the excess if any, of (A) the per share cash consideration over (B) the per share exercise price of such Company stock option and (y) the number of shares of the Company’s common stock for which such Company stock option has not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company stock options were not previously exercised and that would have been delivered upon a “net exercise” basis based on the per share cash consideration (rounded down to the nearest whole share). To the extent the per share exercise price of any Company stock options exceeds the per share cash consideration, such Company stock options will be terminated without consideration and holders of such Company stock options will not be entitled to receive any CPRs with respect to such Company stock options.

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Restricted Shares. At the effective time of the merger, each outstanding restricted share of the Company’s common stock, which we refer to as a restricted share, will be terminated and will only entitle the holder to the right to receive from the surviving corporation the merger consideration, less applicable withholding, for each such restricted share.

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Warrant. Each unexercised warrant that is exercisable for shares of the Company’s common stock, which we refer to as the Company warrants, that is outstanding at the effective time of the merger will be cancelled at the effective time and will only entitle the holder thereof to the right to receive from the surviving corporation (i) cash (without interest and less applicable withholding) in an amount equal to the product of (x) the excess, if any, of (A) the per share cash consideration over (B) the per share exercise price of such Company warrant and (y) the number of shares of the Company’s common stock for which such Company warrants have not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company warrants have not been previously exercised, calculated on a “net exercise” basis.

There is no assurance that any payment will be made under the CPRs. There are numerous risks associated with receiving payment under the CPRs, including the possibility of indemnification claims by Parent. In addition, the CPRs are not freely transferable. Also, the tax consequences regarding the receipt of the CPRs are uncertain. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.

Reasons for the Merger; Recommendation of the Independent Committee and of our Board of Directors (Page 32)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Independent Committee and of our Board of Directors” beginning on page 32, the board of directors unanimously (a) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (b) determined that the merger consideration to be received by the stockholders in the merger for their shares of the Company’s common stock is fair and in the best interests of such stockholders, and (c) approved the terms and provisions of the transaction documents contemplated by the merger agreement and the note purchase agreements. The board of directors further directed that the merger agreement be submitted to the stockholders of the Company at a meeting of stockholders and recommended that the stockholders of the Company adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 43.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Independent Committee’s Financial Advisor, Moelis & Company LLC (Page 37)

In connection with the merger, the purchase of the senior notes, subordinated notes and the NextWave third lien notes by Parent (see “Note Purchase Agreements” beginning on page 75) and the transfer to the holders of the Holdco third lien notes of wireless spectrum and other assets not to be acquired by Parent by virtue of the merger (which transactions we refer to in this paragraph and in “Opinion of the Independent Committee’s Financial Advisor, Moelis & Company LLC, beginning on page 37, collectively as the Transaction), the independent committee and our board of directors received a written opinion, dated August 1, 2012, from the independent committee’s financial advisor, Moelis & Company LLC, which we refer to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of the Company’s common stock (other than stockholders of the Company who entered into voting agreements with Parent to vote in favor of the merger, any holders of the notes and their respective affiliates, which we refer to collectively as Excluded Holders), and the Total Transaction Consideration (defined for purposes of Moelis’ opinion as the $600 million aggregate cash consideration to be paid by Parent in the merger and the purchase of the senior notes, subordinated notes and the NextWave third lien notes, plus the wireless spectrum and other assets not to be acquired by Parent) to be received for the Company in the Transaction. The full text of Moelis’ written opinion, dated August 1, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the independent committee and, at the direction of the independent committee, our board of directors (in their respective capacities as such) in their evaluation of the Transaction. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock, other than Excluded Holders, and the fairness, from a financial point of view, of the Total Transaction Consideration to the Company and does not address the Company’s underlying business decision to effect the Transaction or any related transaction. Moelis’ opinion does not constitute a recommendation to any security holder of the Company as to how such security holder should vote or act with respect to the Transaction or any other matter.

Interests of Certain Persons in the Merger (Page 43)

In considering the recommendation of the board of directors with respect to the proposed merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to or in conflict with, the interests of the Company’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

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Allen Salmasi and Douglas F. Manchester, members of our board of directors, each hold directly or indirectly approximately 14.1% of the NextWave third lien notes and 14.1% of the Holdco third lien notes, respectively, and, as such, will be entitled to receive their pro rata share of the amounts paid by Parent under the purchase agreement for the NextWave third lien notes and equity securities of NextWave Holdco in connection with the redemption of their Holdco third lien notes. In addition, it is contemplated that Messrs. Salmasi and Manchester will serve on the board of directors of NextWave Holdco and will receive reimbursement of their legal expenses from the Company in connection with transactions relating to the notes on the same basis as the other holders of the Holdco third lien notes and the NextWave third lien notes. See “NextWave Holdco Formation and Call Right” beginning on page 73;

•	our named executive officers will be entitled to three tranches of cash long-term incentive awards that become payable upon the repayment or redemption of our notes, specifically:

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Frank A. Cassou, our EVP, Chief Legal Counsel and Secretary, will receive $1,800,000 in the aggregate pursuant to a long term incentive award upon the repayment and redemption of our senior notes, subordinated notes, Holdco third lien notes and NextWave third lien notes;

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Francis J. Harding, our EVP and Chief Financial Officer, will receive $1,000,000 in the aggregate pursuant to a long term incentive award upon the repayment and redemption of our senior notes, subordinated notes, Holdco third lien notes and NextWave third lien notes;

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pursuant to the long-term incentive awards, Mr. Cassou holds 750,000 shares pursuant to a restricted stock award and Mr. Harding holds 250,000 shares pursuant to a restricted stock award that will vest in full upon the repayment and redemption of the Holdco third lien notes and the NextWave third lien notes.

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each of our executive officers is a party to a severance agreement providing for the payment of severance obligations upon certain terminations of employment that may occur in connection with or following the merger;

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certain of our directors have in-the-money stock options (specifically, Mr. Nader Tavakoli, Mr. Jack Rosen, Judge William H. Webster and Mr. Carl E. Vogel) that are subject to full and immediate vesting upon the occurrence of the effective time of the merger;

•

under our Certificate of Incorporation and Bylaws, our directors and officers are entitled to be indemnified against losses that they may incur in connection with investigations and legal proceedings resulting from their services to us, including in connection with losses arising in connection with the merger and the transactions contemplated by the merger agreement.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page 43 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 82.

Material U.S. Federal Income Tax Consequences of the Merger (Page 47)

The exchange of shares of our common stock for cash and CPRs pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing of such gain or loss, depends in part on the U.S. federal income tax treatment of the CPRs, with respect to which there is substantial uncertainty. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

There is substantial uncertainty as to the tax treatment of the CPRs. Because of the CPRs, the receipt of the merger consideration may be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, which affects the amount of gain or loss recognized at the time of the closing of the merger. In addition, it is unclear to what extent payments in the future in respect of a CPR would be taxed at capital gains rates. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.

Regulatory Approvals (Page 63)

Parent and the Company have, in accordance with the merger agreement, prepared and filed all necessary applications and notices in order to obtain the consent of the FCC, which we refer to as the FCC Transfer Applications and the parties will continue to cooperate with each other in furnishing any necessary information and assistance necessary in seeking the consent of the FCC. The FCC Transfer Applications and any supplemental information will be in substantial compliance with the FCC Rules and will contain such showings, information and requests for waivers as appropriate. In addition, the parties will cooperate with each other and use reasonable best efforts to take or cause to take all actions necessary to consummate the transactions contemplated by the merger agreement, the note purchase agreements and applicable law, including preparing and filing as promptly as practicable all documentation necessary to obtain as promptly as possible all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from and third party or governmental entity to consummate the merger or any of the transactions contemplated by the merger agreement and the note purchase agreements.

Solicitation of Acquisition Proposals (Page 60)

Subject to certain exceptions relating to our ability to respond to a Company alternative acquisition proposal that is or would reasonably be expected to result in a Company superior proposal, as such term is defined in the merger agreement, in accordance with our board of director’s fiduciary duties, the merger agreement provides that we and our subsidiaries and affiliates and all of our officers, directors and representatives must not solicit, initiate, encourage, knowingly facilitate or induce any solicitations, discussions and negotiations with, or provide information to, any person with respect to any Company alternative proposal, as such term is defined in the merger agreement, or approve or recommend any Company alternative proposal.

Change in Recommendation; Ability to Respond to a Company Superior Proposal (Page 60)

The merger agreement generally restricts the ability of our board of directors to withdraw, amend or modify its recommendation that our stockholders adopt the merger agreement. However, if prior to obtaining stockholder approval of the merger, a Company alternative proposal has been received and not withdrawn and our board of directors (or the independent committee of our board of directors) determines in good faith (after receiving the advice of our outside counsel) that there is a reasonable likelihood that failure to take any of the following actions would result in a breach of the board’s fiduciary duties to our stockholders under applicable law and (after consultation with our financial advisor and outside legal counsel) that such Company alternative proposal either constitutes a Company superior proposal or would reasonably be expected to result in a Company superior proposal, then (1) the Company shall be permitted to, after providing advance notice to Parent, furnish information (after execution of a confidentiality agreement) to such person and simultaneously provide such information to Parent; or (2) engage or participate in any discussions or negotiations with any person or group of persons who has made such an unsolicited bona fide written Company alternative proposal. The board may effect a company adverse recommendation change, as such term is defined in the merger agreement, if the board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of the board of directors to effect a Company adverse recommendation change would be inconsistent with such directors’ fiduciary duties under applicable law. The Company may enter into an acquisition agreement with respect to a Company superior proposal if the Company concurrently terminates the merger agreement and the alternative acquiror pays the applicable termination payment; provided that the Company must, prior to termination, negotiate in good faith with Parent (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement.

Conditions to the Merger (Page 67)

Before the completion of the merger, a number of closing conditions must be satisfied or, to the extent permitted by law and the merger agreement, waived. They include, among others, obtaining stockholder approval, performance of covenants in all material respects and the continued accuracy of the Company’s representations and warranties, except as would not reasonably be expected to have a material adverse effect (as defined under “The Merger Agreement—Representations and Warranties”), except for certain fundamental representations which must be true and correct in all material respects, receipt of regulatory approvals including receipt of the requisite consent from the FCC, absence of impairment to the Company’s U.S. WCS or AWS wireless spectrum licenses, the redemption of the Holdco third lien notes as contemplated by the formation of NextWave Holdco and the related call right issued to the third lien collateral agent (or escrow agent after exercise of the call right) on behalf of the holders of the Holdco third lien notes and the continuing performance of the obligations and covenants under the note purchase agreements. If these and certain other conditions are not satisfied or, to the extent permitted by law and the merger agreement, waived, the merger will not be completed, even if our stockholders adopt the merger agreement and approve the merger. See “Note Purchase Agreements” beginning on page 75, “NextWave Holdco Formation and Call Right” beginning on page 73 and “The Merger Agreement—Conditions to the Merger” beginning on page 67.

Termination (Page 68)

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of the Company and Parent, or under certain circumstances by either the Company or Parent, as described more fully under “The Merger Agreement—Termination” beginning on page 68. If the merger agreement is validly terminated, then the voting agreements will terminate automatically and the forbearance agreement will terminate within sixty days of the termination of the merger agreement.

Termination Payment (Page 69)

We are required to pay Parent a termination payment of $5 million if the merger agreement is automatically terminated because the effective time has not occurred prior to July 31, 2013, as such date may be extended by up to two three-month periods by Parent pursuant to the merger agreement, provided that no breach by Parent has occurred, or the merger agreement is terminated by Parent due to a Company breach termination event due to a willful breach by the Company, and in either case prior to such termination a Company alternative proposal has been made and not (x) withdrawn at least 20 days prior to such termination or (y) rejected affirmatively in writing by the Company, and concurrently or within 18 months after such termination a qualifying transaction occurs or the Company enters into a definitive agreement reflecting a qualifying transaction.

If the merger agreement is terminated by the Company in connection with the entry into a definitive transaction agreement contemplating a Company superior proposal, the potential acquiror must pay the $5 million termination payment to Parent as a condition to entering into the definitive transaction agreement.

In this proxy statement, we refer to any (i) acquisition of the Company by merger or business combination transaction or for a “merger of equals” with the Company, (ii) acquisition by any person who becomes the owner (other than Parent or any of its subsidiaries) of fifty percent or more of the transferred spectrum assets, including by way of dividend, recapitalization, spin-off or similar transaction, (iii) acquisition by any person of fifty percent or more of the outstanding shares of the Company’s common stock or in shares convertible into or exercisable or exchangeable for fifty percent or more of the shares of the Company’s common stock, (iv) acquisition by any person becomes the owner (other than Parent or any of its subsidiaries) of all substantially all of the assets of the Company and its subsidiaries or (v) a transaction in which, immediately following completion of such transaction, the stockholders who owned shares of the Company’s common stock immediately prior to completion of such transaction (without regard to any of their holdings in the acquiring company) cease to hold at least fifty and one-tenth percent of the shares of the Company’s common stock in one or more related transactions as a “qualifying transaction.”

Litigation Relating to the Merger (Page 70)

A putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on August 31, 2012 against the Company, Parent, Merger Sub, Allen Salmasi, Jack Rosen, William H. Webster, Carl E. Vogel, Douglas F. Manchester and Nadar Tavakoli alleging, among other things, that the Company’s board of directors and certain of its executive officers breached various fiduciary duties in connection with the board of directors’ approval of the proposed merger and that the Company, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. The plaintiff seeks injunctive relief preventing the merger, an order rescinding the proposed merger in the event it is not enjoined, and damages as a result of the alleged actions of the defendants, including attorneys’ and experts’ fees. The Company intends to vigorously defend against the pending claims.

Contingent Payment Rights and Indemnification of Parent (Page 70)

At the time of closing of the merger, Parent, a stockholders representative appointed by the Company, which we refer to as the Stockholders Representative, and a rights agent will enter into a Contingent Payment Rights Agreement, which we refer to as the CPR agreement. The CPR agreement will provide for the terms of the CPRs included as part of the merger consideration.

Each CPR provides the Company’s stockholders with a pro rata interest in an amount up to $25 million in the residual balance of a $50 million escrow fund, which may result in future payments of up to approximately $0.95 per share, in amounts which may be released from an escrow to be funded with (i) a $25 million payment from Parent pursuant to the merger agreement and (ii) $25 million of the price paid by Parent for the NextWave third lien notes. The escrow fund is subject to reduction (including, to $0) to satisfy indemnification claims or other amounts that become payable to Parent under the Third Lien NPA and the CPR Agreement in respect of losses arising from matters described in “Contingent Payment Rights and Indemnification of Parent” beginning on page 70.

In addition, the escrow fund is subject to reduction for payments to Parent in the amount of any negative post-closing adjustment amounts provided for under the purchase agreement for our 16% Third Lien Subordinated Second Convertible Notes, due 2013, which we refer to as the old third lien notes, in respect of (1) a portion of alternative minimum tax liabilities with respect to the transactions contemplated by the merger agreement, including the transfer of equity interests in NextWave Holdco to the holders of the Holdco third lien notes, and (2) balance sheet liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions, in excess of unrestricted cash. See “Contingent Payment Rights and Indemnification of Parent” beginning on page 70.

Forbearance Agreement (Page 73)

Concurrently with entering into the merger agreement, the Company and its wholly owned subsidiary NextWave Wireless LLC, which we refer to as the Issuer, and certain subsidiary guarantors entered into a forbearance agreement, which we refer to as the forbearance agreement, with the holders of our notes. Pursuant to the forbearance agreement, each holder has agreed, and directed The Bank of New York Mellon (who the holders of our notes have replaced with Wilmington Trust, National Association, simultaneously with entering into the amended and restated notes), as collateral agent under each of the note agreements governing the terms of the notes, who we refer to as the Collateral Agent, to temporarily forbear from exercising their respective rights and remedies in connection with potential defaults and events of default that may occur prior to the Forbearance Termination Date (as defined below). The occurrence of any “Event of Default” under the note agreements would, in the absence of the forbearance agreement, entitle the holders of our notes to accrue additional default interest at a rate of 2% per annum, to accelerate the maturity of each respective series of notes upon notice from the holders of at least 51% of the outstanding principal amount of such series and to take action to foreclose on our wireless spectrum assets, or the stock of our subsidiaries which own such wireless spectrum. If the forbearance agreement is terminated without completion of the contemplated transactions, the holders reserve the right to accrue default interest retroactively for the term of the forbearance agreement, and will have the right to pursue all remedies under the note agreements.

In connection with the forbearance agreement, we agreed to consummate a series of transactions as described in detail below under the heading “NextWave Holdco Formation and Call Right.” The forbearance agreement will terminate on the earlier of (i) the consummation of the merger, (ii) sixty (60) days after the termination of the merger agreement and (iii) January 31, 2014, which we refer to as the Forbearance Termination Date. Additionally, the forbearance agreement is subject to termination if a default not covered thereunder (which defaults consist of certain bankruptcy and insolvency-related events) were to occur.

NextWave Holdco Formation and Call Right (Page 73)

The merger agreement and the forbearance agreement require the Company to complete certain transactions in connection with the formation of NextWave Holdco within thirty days following the date of the merger agreement or, if regulatory approval is required, as promptly as practicable following receipt of such regulatory approval. NextWave Holdco was formed and organized on August 8, 2012, under the laws of the State of Delaware.

It is contemplated that NextWave Holdco will indirectly hold BRS licenses and EBS leases granted by the FCC through its subsidiary NextWave Spectrum Co. authorizing the holder to construct and operate domestic wireless communications systems. NextWave Holdco also indirectly holds WCS licenses authorized by Norwegian Post and Telecommunications Authority, which we refer to as NPT, and Industry Canada for the construction and operation of wireless communications in Canada. Immediately prior to the effective time of the merger and under certain circumstances described under “NextWave Holdco Formation and Call Right,” beginning on page 73, control of NextWave Holdco will be transferred from the stockholders of NextWave to the holders of the Holdco third lien notes along with all of our other assets and related liabilities subject to certain exclusions that relate to the U.S. WCS and AWS spectrum assets being acquired by Parent by virtue of the merger. In connection with these transfers, NextWave Holdco will provide a first priority guarantee of our obligations to the holders of the senior notes, a second priority guarantee of our obligations to the holders of our subordinated notes, and a third priority guarantee of our obligations to the holders of the NextWave third lien notes that will remain our direct obligations following the split of our old third lien notes described below, in addition to the guarantees, security interests and pledges previously in place in connection with our notes.

Amended and Restated Third Lien Notes

To permit the consummation of the transactions described above, the holders of our senior notes, subordinated notes and old third lien notes prior to the amendments described herein, amended and restated their note agreements and amended certain documents ancillary to the note agreements. Our old third lien notes have been amended and restated and split into two series whereby certain of our old third lien notes in an aggregate principal amount of $318,627,451 with accrued and unpaid interest through August 15, 2012 of $6,372,549 are direct obligations of the Company and the remaining principal balance of our old third lien notes plus accrued and unpaid interest as of the date of the amended and restated third lien notes are the direct obligations of NextWave Holdco. We refer to the third lien notes that are direct obligations of NextWave Holdco as the Holdco third lien notes, and we refer to the third lien notes that are our direct obligations as the NextWave third lien notes. We have provided a third priority guarantee of NextWave Holdco’s obligations under the Holdco third lien notes. The terms of the Holdco third lien notes contain restrictive covenants relating to, among other things, the sale of assets transferred to NextWave Holdco. See “Note Purchase Agreements” beginning on page 75.

NextWave Holdco Call Right

The third lien collateral agent (or escrow agent after exercise of the call right) was issued a call right (on behalf of the holders of the Holdco third lien notes), which we refer to as the NextWave Holdco call right, which would require that we transfer 100% of the equity of NextWave Holdco to the holders of the Holdco third lien notes to redeem, in full, the Holdco third lien notes. The NextWave Holdco call right will not be exercisable until receipt of any required regulatory approvals and one of the following:

•

receipt of notification by Parent that the merger will occur and conditions to closing have been satisfied or waived so long as Parent deposits, or causes to be deposited, $25 million into the escrow fund as required pursuant to the merger agreement;

•

the termination of the merger agreement and the determination by the holders of 75% or more of the Holdco third lien notes to exercise the call right, in which event the exercise of the NextWave Holdco call right will be subject to payment of $25 million by the holders of the Holdco third lien notes, which payment will be for the benefit of our stockholders; or

•	the filing by or against us, NextWave Wireless LLC or NextWave Holdco of a voluntary or involuntary petition under the U.S. Bankruptcy Code.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 43.

Note Purchase Agreements (Page 75)

Parent entered into note purchase agreements with the holders of our senior notes, which we refer to as the First Lien NPA, our subordinated notes, which we refer to as the Second Lien NPA and the old third lien notes, which we refer to as the Third Lien NPA. We refer to the First Lien NPA, Second Lien NPA and the Third Lien NPA as the note purchase agreements. Under the note purchase agreements, the note holders have agreed to a number of restrictions and covenants to support the transactions contemplated by the merger agreement. See “Note Purchase Agreements” beginning on page 75.

First and Second Lien Note Purchase Agreements

Parent will purchase from the holders of our senior notes and subordinated notes under the First Lien NPA and Second Lien NPA, respectively, all of the senior notes and subordinated notes for a cash purchase price equal to the outstanding principal plus accrued interest owing under the notes immediately prior to the effective time of the merger. Additionally, the holders of our senior notes have agreed to provide a working capital line (subject to negotiation and execution of mutually agreeable documentation) of up to $15 million to be available to the Company prior to the closing of the merger, which may rank pari passu with the senior notes (or senior in priority to the notes) and senior to any other debt obligation of the Company. Proceeds from disbursements under the incremental senior notes or the working capital line are to be used solely to pay expenses incurred in the ordinary course of operations of the Company or in connection with payments to be made in connection with the merger. The holders of our senior notes and subordinated notes have also agreed to not interfere with the merger or take any action to support a bankruptcy filing of the Company.

Third Lien Note Purchase Agreement

Parent and the holders of our old third lien notes entered into the Third Lien NPA as of the date of the merger agreement. Pursuant to the Third Lien NPA, Parent will purchase the NextWave third lien notes immediately prior to the closing of the merger (and after the redemption of the Holdco third lien notes for 100% of the equity interests in NextWave Holdco) for $600 million minus certain deductions and adjustments, specifically:

•

the aggregate amount to be paid to the holders of the senior notes and subordinated notes pursuant to the First Lien NPA and the Second Lien NPA, which amount is currently estimated to be approximately $385 million;

•	the cash merger consideration to be paid to the holders of the Company’s equity securities pursuant to the merger agreement;

•	repayment of the Company’s working capital line of credit described above which will be issued as incremental senior notes under the First Lien NPA;

•	$25 million to be deposited by Parent in the escrow fund pursuant to the merger agreement (see “Contingent Payment Rights and Indemnification of Parent” beginning on page 70);

•

a portion of any alternative minimum tax reasonably expected to be imposed on the Company with respect to the merger, the Third Lien NPA and the transfer of the other assets or the additional spectrum assets; and

•

the aggregate amount of the balance sheet liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions, minus the amount of the Company’s unrestricted cash.

In addition, $25 million of the purchase price paid under the Third Lien NPA will be held in the $50 million escrow fund to be established on the closing date, as described under the heading “Contingent Payment Rights and Indemnification of Parent” beginning on page 70.

The holders of our old third lien notes have also agreed, on the terms and conditions set forth in the Third Lien NPA and the forbearance agreement:

•

to pay to Parent a termination payment equal to the lesser of $35 million and the difference between the fair market value of the proceeds received by the holders of the NextWave third lien notes and the fair market value of the proceeds that would have been received under the Third Lien NPA if the merger agreement is terminated in a manner that requires us or an alternative acquirer to pay the $5 million termination payment and a qualifying transaction is concurrently or subsequently consummated; and

•	to not interfere with the merger or take any action to support a bankruptcy filing of the Company.

Voting Agreements (Page 77)

Concurrently with the execution of the merger agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into the merger agreement, certain stockholders of the Company who are entitled to vote an aggregate of approximately fifty-eight percent of the outstanding shares of the Company’s common stock, have entered into voting agreements with Parent, a form of which is attached to the merger agreement as Exhibit A, pursuant to which such stockholders have agreed to vote their shares of the Company’s common stock, among other things, in favor of the adoption of the merger agreement. Specifically, Parent entered into separate voting agreements with: (i) funds managed by Avenue Capital Management II, L.P., (ii) Solus Alternative Asset Management LP, in respect of funds managed by it, (iii) Polygon Recovery Fund L.P., (iv) Mr. Manchester, (v) Mr. Salmasi (on behalf of himself and Navation, Inc., a company controlled by him and owned solely by members of his family), (vi) Mr. Cassou and (vii) Kevin Finn, each of which, other than Mr. Cassou, is, or is affiliated with, one or more holders of NextWave third lien notes and Holdco third lien notes. Funds affiliated with Avenue Capital Group and Solus Alternative Asset Management are also the holders of our senior notes and subordinated notes. Messrs. Manchester and Salmasi are members of our board of directors. Mr. Cassou is our EVP, Chief Legal Counsel and Secretary, and Mr. Finn is a former officer of the Company. The terms of the voting agreements provide for certain restrictions on such stockholders ability to enter into certain voting arrangements or transfer their shares and will terminate upon the occurrence of certain events. See “Voting Agreements” beginning on page 77.

Appraisal Rights (Page 78)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger. This means that if you comply with the requirements and procedures of Section 262 of the DGCL you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must properly submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 78 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute that is reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” All statements included in this proxy statement, other than statements that are historical facts, are forward-looking statements. The words “believe,” “expected,” “may,” “will,” “should,” “intend,” “anticipate” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. A variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in forward-looking statements. These risks and uncertainties that may affect the operations, performance and results of the Company’s business include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, and the effects of regulation and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. Except to the extent required by applicable law, we make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statements are made. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent reports on Form 10-K and Form 10-Q, factors and matters contained in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination payment;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals;

•	the timing and unpredictability of regulatory approvals;

•	the risk that one or more governmental authorities may materially delay, deny or condition approvals related to the merger;

•	the effect of the announcement of the merger on our relationships with lessors of certain of our spectrum assets;

•	the failure of the merger to close for any other reason; or

•	the amount of any costs, fees, expenses, impairments and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find More Information” beginning on page 88.

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this proxy statement. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER

The Company

NextWave Wireless Inc., which we refer to as the Company, we or us, is a Delaware corporation headquartered in San Diego, California. We are a holding company for a significant wireless spectrum portfolio. Our continuing operations are focused on the management of our wireless spectrum interests. Our total domestic spectrum holdings consist of approximately 3.9 billion MHz-POPs. Our wireless spectrum portfolio covers approximately 218.6 million total POPs, with 104.8 million POPs covered by 20 MHz or more of spectrum, and an additional 94.9 million POPs covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York City metropolitan region, are covered by 30 MHz or more of spectrum. Our domestic spectrum resides in the WCS, BRS/EBS, and AWS bands and offers propagation and other characteristics suitable to support high-capacity, wireless broadband services. Our principal executive offices are located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

Parent

AT&T Inc., which we refer to as Parent, is a Delaware corporation that is a leading provider of telecommunications services in the United States and the world and it offers it services and products to consumers in the U.S. and services and products to businesses and other providers of telecommunications services worldwide. The services and products that it offers vary by market, and include: wireless communications, local exchange services, long-distance services, data/broadband and Internet services, video services, telecommunications equipment, managed networking and wholesale services. The principal executive offices of Parent are located at 208 South Akard Street, Dallas, Texas 75202.

Merger Sub

Rodeo Acquisition Sub Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on October 2, 2012, at 9:00 a.m., New York time, at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on September 4, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 24,938,132 shares of our common stock outstanding and entitled to vote held by 739 holders of record. You will have one vote on all matters properly coming before the special meeting for each share of our common stock that you owned on the record date.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Vote Required, Proxies and Revocation

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the determination of stockholders entitled to vote at the special meeting. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Under the rules of the New York Stock Exchange or NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,”

“AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy card attend the special meeting in person, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements with, and items of compensation payable to, the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to approve the merger-related executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy card attend the special meeting in person, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation payable to the Company’s named executive officers.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy card through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130, Attention: Secretary.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Concurrently with the execution of the merger agreement, certain stockholders of the Company who are entitled to vote an aggregate of approximately fifty-eight percent of the outstanding shares of the Company’s common stock, have each entered into a voting agreement with Parent, a form of which is attached to the merger agreement as Exhibit A, pursuant to which such stockholders have agreed to vote their shares:

•	in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and any related transactions;

•	against any action or agreement that would reasonably be expected to impede or interfere with the consummation of the merger; and

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other Company obligation under the merger agreement.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, Parent has announced that it anticipates that the merger will be completed by the end of 2012. However, the merger is subject to regulatory approvals and other conditions, and it is possible that factors outside the control of Parent and the Company could result in the merger being completed at a later time, an earlier time or not at all. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 52.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson Inc. a fee of $13,000 and customary per call fees. The Company has agreed to reimburse Georgeson Inc. for, pay directly, or, where requested in special situations, advance sufficient funds to Georgeson Inc. for the payment of, certain fees and expenses and will also indemnify Georgeson Inc., its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

The SEC’s rules permit us to deliver a single proxy statement to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement, contact Georgeson Inc. at 1 (800) 905-7281.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at 1 (800) 905-7281.

THE MERGER (Proposal 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to exist following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation and, as such, you will no longer have any interest in the Company or in any future appreciation in the value of our assets.

Background of the Merger

In 2008, several factors negatively impacted the Company’s business prospects, including adverse worldwide economic conditions. The Company recognized the need to secure significant additional capital to implement its business plan and to continue to fund its research and development activities and its operating losses until it could become cash flow positive and generate earnings. As a result, the Company worked to identify sources of financing and began to explore the sale of its spectrum holdings in the United States.

In light of the difficult climate for consummating asset sales and obtaining additional financing in 2008, in the second half of 2008, the Company commenced the implementation of a global restructuring initiative in an effort to reduce the Company’s working capital requirements and allow it to avoid bankruptcy. Pursuant to this initiative, the Company issued the subordinated notes and third lien notes, divested its network infrastructure businesses, pursued the sale or shut-down of certain of the Company’s other businesses and assets, and completed other cost reduction actions. During the remainder of 2008 and 2009, the Company terminated approximately 620 employees worldwide and vacated seven leased facilities. The Company also sold a substantial portion of its U.S. AWS spectrum licenses.

In late 2009, in light of the pending maturities of our senior notes and subordinated notes in July 2010 and December 2010, respectively, the board of directors considered a possible debt restructuring or debt maturity extension. At a meeting held in December 2009, in light of the fact that certain members of the board of directors held or were affiliated with holders of such indebtedness, the board formed an independent committee with the authority to evaluate, negotiate and recommend a transaction to amend or modify the Company’s indebtedness. The independent committee interviewed potential financial advisors and in late December 2009 retained Moelis & Company LLC, which we refer to as Moelis, as a financial advisor in connection with a potential restructuring or debt maturity extension, as well as potential asset sale transactions and capital raising transactions.

In March 2010, the Company entered into agreements with the holders of our senior notes, subordinated notes, and old third lien notes to effectuate an approximately one-year maturity extension for our senior notes and subordinated notes.

In July 2010, the Company’s common stock was delisted from The Nasdaq Global Market due to non-compliance with the minimum bid price rule.

During the remainder of 2010, the Company, with the assistance of its financial advisors, continued to work under the supervision of the board of directors to identify potential buyers for the Company’s wireless spectrum assets.

In October 2010, the Company sold its remaining interest in PacketVideo Corporation to NTT DoCoMo, Inc., a mobile operator and provider of comprehensive mobility solutions for Japan and overseas markets. The proceeds of the sale provided the Company with additional working capital and were used to reduce a portion of the outstanding amount of our senior notes. As a result of such sale, the Company no longer had any significant operating revenues.

In early 2011, with the approval of the board, the Company pursued a combined sale of its C and D band WCS spectrum assets with Parent. These efforts did not ultimately result in a transaction due to a lack of interest at an acceptable price, and were abandoned in early 2012.

In early 2011, the Company and the independent committee of the board continued to review options for obtaining a second debt maturity extension. In March 2011, the Company’s independent registered public accounting firm indicated that the Company’s inability to pay its debt at maturity raised substantial doubt as to the Company’s ability to continue as a going concern.

Our senior notes, having an aggregate principal amount of $128.2 million at July 2, 2011, were due to mature on July 17, 2011. On July 17, 2011, the holders of our senior notes provided a limited waiver of our obligation to pay our senior notes in full on their maturity date. Concurrently with the expiration of the limited waiver on August 1, 2011, the Company entered into a forbearance agreement with all of the holders of the senior notes, subordinated notes, and old third lien notes pursuant to which such holders agreed to forbear from exercising their remedies relating to payment and other potential defaults through September 30, 2011, subject to certain conditions including the Company’s commitment to consummate a refinancing transaction. The Company was assisted by Goldman Sachs & Co., Morgan Stanley and Moelis in connection with its refinancing efforts. The refinancing efforts did not succeed due to difficult market conditions, the financial condition of the Company and the uncertain marketability of the Company’s assets given ongoing FCC rulemaking and other factors. In December 2011, the Company entered into an amendment to the agreements governing our senior notes, subordinated notes and old third lien notes providing for an approximately one-year maturity extension.

During early 2012, the Company, with the assistance of its financial advisors, continued efforts to market the Company’s wireless spectrum assets, including discussions with various persons relating to specific assets.

Representatives of the Company and Moelis had contacts with Parent periodically during the pendency of the Company’s multi-year spectrum sale process. Prior to the discussions described herein, these contacts had not resulted in any indications of interest for the Company or its assets.

In early April 2012, a representative of Parent contacted a representative of Moelis with a request that Parent and the Company enter into a confidentiality agreement. On April 5, 2012, Parent and the Company entered into a confidentiality agreement to facilitate the exchange of non-public information between the parties. On April 16, 2012, the Company received a verbal offer from Parent to acquire all of the Company’s U.S. WCS spectrum licenses for $350 million in cash, with an express preference to implement the transaction through a prepackaged bankruptcy.

On April 24, 2012, the board of directors of the Company met to discuss the progress of spectrum sale efforts, including the verbal offer from Parent. The Company’s executive officers and representatives of Moelis and the Company’s outside legal counsel, Lowenstein Sandler PC, which we refer to as Lowenstein Sandler, participated in the call. The board discussed the potential for a transaction in which Parent would acquire the entire Company concurrently with the sale of non-WCS assets to other potentially interested parties. The board of directors directed the Company’s management, with the assistance of the advisors, to further review Parent’s proposal to explore how the value could be increased.

On April 27, 2012, the board of directors of the Company authorized a $750 million counterproposal to Parent for the Company’s U.S. WCS spectrum assets.

In early May 2012, a representative of Parent indicated to representatives of the Company and Moelis that Parent reaffirmed its interest in the U.S. WCS spectrum assets at a price of $350 million, but that it would terminate discussions with the Company at this time due to differing views on valuation.

On June 11, 2012, a representative of Parent contacted a representative of Moelis to indicate that Parent was prepared to propose aggregate consideration in the “high 400s” for the Company’s U.S. WCS and AWS spectrum assets.

On June 13, 2012, the board met to review the new proposal received from Parent. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated in the call. The board authorized a counterproposal to Parent of $680 million in which Parent would bear all regulatory risk and commit to a short timeframe for closing.

On June 14, 2012, representatives of the Company, including Carl Vogel, a member of the independent committee who participated at the request of the board, together with representatives of Lowenstein Sandler and Moelis, participated in discussions with Parent and its outside legal counsel, Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell. An out-of-bankruptcy structure as an asset acquisition with indemnification for Parent was discussed. That evening, Parent presented the Company with an exclusivity agreement and a term sheet for an asset purchase for the U.S. WCS and AWS spectrum licenses, which included joint and several indemnification obligations on the part of holders of the senior notes, subordinated notes, and old third lien notes.

On June 15, 2012, discussions continued between the Company (including Mr. Vogel), Parent and their respective advisors. The parties focused on transaction structure, the voting support and uncapped indemnification obligations requested of the holders of the senior notes, subordinated notes, and old third lien notes, closing conditions and the level of regulatory efforts to be committed by Parent.

On June 16, 2012, Parent presented a new transaction structure pursuant to which Parent would purchase the Company’s outstanding debt from the holders of the senior notes, subordinated notes and old third lien notes and pay consideration to the Company’s stockholders in a merger transaction. Parent indicated that its purchase price did not include the spectrum assets that are not the U.S. WCS and AWS licenses and suggested that those spectrum assets be transferred from the Company to the holders of the old third lien notes as part of the consideration for the transaction. The transaction proposed by Parent would involve a twenty percent (20%) escrow hold-back, no regulatory reverse break-up fee or “hell or high water” regulatory commitment by Parent, and a termination fee payable by the Company in certain circumstances. Parent required that each holder of the senior notes, subordinated notes and old third lien notes would enter into a note purchase agreement with Parent. Representatives of Parent verbally indicated aggregate cash consideration of $530 million for this transaction.

On June 18, 2012, the board of directors of the Company met to discuss the new proposed transaction structure, pricing, and possible allocations of consideration among holders of the senior notes, subordinated notes, old third lien notes and Company common stock. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated in the call. The board reviewed tax and regulatory considerations relating to the proposal. The joint filing by XM Sirius and Parent with the FCC, which provided that the C and D band WCS licenses would not be used for mobile communications, was noted as having a potential negative impact on the value of that spectrum asset. At this meeting, the board of directors of the Company delegated to the independent committee, consisting of Mr. Vogel, Jack Rosen, and Judge William Webster, the authority to review, evaluate, negotiate and recommend to the board of directors the transaction with Parent and associated agreements with the holders of the senior notes, subordinated notes, and old third lien notes. Following this meeting, with authorization from the board of directors, the Company made a counterproposal to Parent of $650 million for the proposed transaction.

On June 20 and 21, 2012, the Company, Parent, their respective legal advisors, Moelis and Robert T. Symington, a representative of Avenue Capital, the holder of the largest principal amount of notes, met in San Diego to discuss pricing, deal structure, deal protection and indemnification terms. The Company proposed a transaction in which the Company’s stockholders would receive continuing interests in the assets not desired by Parent. Parent indicated that such a structure would not be acceptable as it would increase execution risk for the transaction proposed by Parent and potentially delay a stockholder vote due to the potential need for SEC registration and additional disclosures. Parent also indicated that it would expect robust deal protection measures as part of any transaction, including a termination fee payable by the Company in certain circumstances. Parent also made clear that it would not pay any reverse break-up fee in the event regulatory approval was not obtained, and maintained that it would not agree to restrictive regulatory conditions on the transaction. After pricing discussions at the meetings, Parent proposed aggregate consideration of $575 million, inclusive of an indicative payment of $1 per share to the holders of shares of the Company’s common stock and a $50 million indemnification escrow to satisfy indemnification claims. Although the Company indicated that it still believed the transaction would not be entered into on those terms, it agreed to provide Parent with access to due diligence materials.

From late June until the execution of the merger agreement, representatives of Parent and its legal and financial advisors conducted legal, financial, tax and operational due diligence of the Company, including through participation in numerous telephonic conferences with representatives of the Company.

On June 22, 2012, the independent committee met to review Parent’s proposal made in San Diego. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated. The benefits of the transaction proposed by Parent and the proposed cash consideration were discussed, as well as the favorable timing for a sale transaction given market conditions and the Company’s debt maturities. Mr. Vogel was asked to determine if Parent would increase its price.

On June 26, 2012, the independent committee met. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler also participated. Mr. Vogel reported that a representative of Parent stated that Parent’s proposal remained at $575 million for the Company, inclusive of a $50 million escrow.

On June 27, 2012, the independent committee met to discuss considerations relating to the ownership of the senior notes, subordinated notes, old third lien notes and the Company’s common stock and financial aspects of various allocations of the proceeds of the transaction proposed by Parent and the Company’s residual assets. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated in the call. The independent committee directed management, with the assistance of the advisors, to conduct negotiations with the holders of our old third lien notes to maximize the amount of consideration for the holders of shares of the Company’s common stock. The independent committee approved an initial proposal to the holders of the old third lien notes that holders of Company common stock should receive $6.00 per share, based on a proposed cessation of interest accruals after June 30 and the fact that the structure proposed by Parent would not permit stockholders to retain an interest in any potential appreciation of the Company’s residual assets.

Management and Moelis conducted multiple meetings and calls with the holders of our old third lien notes to discuss the proposed transaction and the allocation of consideration to the holders of shares of the Company’s common stock. On July 6 and 10, 2012, the independent committee met to review the status of the discussions with the holders of the old third lien notes and directed management and the Company’s advisors in making proposals to the holders of the old third lien notes. The note holders did not support the proposed allocation of consideration to the holders of Company common stock.

Mr. Vogel continued to have periodic discussions with representatives of Parent, who continued to request updates on the Company’s negotiations with its holders of the senior notes, subordinated notes, and old third lien notes. Representatives of Parent emphasized Parent’s interest in deal certainty and finalizing a deal in the short term. On July 9, 2012, a representative of Parent indicated to Mr. Vogel that $600 million would be Parent’s best and final proposal.

On the evening of July 10, 2012, Sullivan & Cromwell circulated an initial draft of the merger agreement and the following evening the first draft of the note purchase agreement was circulated. Parent also renewed its request that the Company enter into an exclusivity agreement with Parent.

On July 11, 2012, the board met to receive an update on discussions with Parent and the proposal of the independent committee relating to the allocation of the transaction consideration. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated in the call. The board of directors of the Company engaged in discussion of the $600 million proposal by Parent and supported the independent committee’s proposed allocation of cash consideration of up to $4.50 per share to the Company’s stockholders with $2.58 paid in cash at closing with the remainder to be paid from the indemnification escrow. The board of directors of the Company authorized management to enter into an exclusivity agreement with Parent for a 45-day period.

Parent and the Company executed the exclusivity letter on July 13, 2012. Shortly thereafter, the first draft of the voting agreement pursuant to which it was proposed that the holders of a majority of the shares of the Company’s common stock were to agree in separate agreements to vote in favor of the merger was provided to the Company.

On July 13, 2012, the holders of the old third lien notes proposed that the holders of Company common stock should receive $.50 per share as a residual interest in the indemnification escrow. Certain holders of the old third lien notes expressed objections that the Company’s stockholders should receive cash payments while the note holders were expected to accept more risky assets in a situation where the note holders believed that the Company’s asset value did not cover its debt.

On July 16, 2012, the independent committee met. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler participated in the call. The potential for a liquidating trust structure to hold the NextWave Holdco assets was discussed as a potential vehicle to provide value to stockholders, through a junior interest in the trust, while addressing concerns of the holders of the third lien notes that they would not receive payment in full on the notes held by them. The independent committee supported a proposal that the holders of Company common stock should receive $2.75 per share in cash plus a pro rata interest in the proposed liquidating trust.

Counsel to the Company and Parent continued to exchange drafts of the merger agreement from July 17 through July 19, 2012.

Between July 16 and July 20, 2012, the Company’s executive officers and Moelis continued discussions with the holders of the old third lien notes at the direction of the independent committee and introduced the proposal of a liquidating trust and a cash payment at closing. Certain of the holders of the old third lien notes rejected the proposed liquidating trust structure and it was abandoned. Certain of the holders of the old third lien notes proposed an allocation of up to $1.79 per outstanding share of the Company’s common stock, consisting of $0.83 per share in cash at closing and a pro rata residual interest in up to $25 million from the indemnity escrow.

On July 20, 2012, the independent committee met. The Company’s executive officers and representatives from Moelis and Lowenstein Sandler participated in the call. The independent committee was informed that Parent had emphasized the need to reach agreement with the holders of the old third lien notes regarding allocation by the end of the day, otherwise Parent would begin to pursue other spectrum alternatives. The independent committee also discussed with Moelis potential alternatives to the contemplated transaction with Parent, including a voluntary bankruptcy filing by the Company and an extension of debt maturities. The independent committee discussed the possibility of seeking a debt maturity extension and whether greater sale values could be achieved at a future date. The independent committee discussed these alternatives as well as the then contemplated transaction with Parent and reached the view that in these alternatives, the Company’s stockholders were likely to receive less than the allocation then proposed by certain of the holders of the old third lien notes.

Later that afternoon, the board met, and the Company’s executive officers and representatives from Moelis and Lowenstein Sandler participated in the call. The board was informed of discussions with Parent and the holders of the old third lien notes since the previous board meeting, including the most recent proposal by the holders of the old third lien notes to provide an allocation to stockholders of up to $1.79 per share of the Company’s common stock. The board discussed the proposal and also the need to garner support from each of the holders of the old third lien notes because Parent’s proposal required each holder of the senior notes, subordinated notes, and old third lien notes to enter into a note purchase agreement. The board discussed restructuring alternatives, and the low probability of another maturity extension in view of the fact that the holder of a majority of the senior notes and subordinated notes was not supportive of an extension.

Throughout the weekend of July 21 and 22, 2012, the independent committee, with the assistance of legal and financial advisors, reviewed and discussed the markups of the merger agreement that had been circulated in the preceding week, and Lowenstein Sandler circulated a revised draft of the merger agreement. In addition, the parties and their legal counsel met by telephone conference call to discuss and negotiate the merger agreement. Topics included, (i) the transaction structure, including the potential use of a contingent payment right structure to accommodate payments from the escrow to the Company’s stockholders, (ii) the expected efforts of the parties to obtain requisite regulatory approvals, (iii) the ability of and conditions required in order for the board of directors of the Company to terminate the merger agreement to pursue a superior proposal and (iv) the requirements of the “no-shop” and related provisions. Additionally, Parent, Sullivan & Cromwell, the Company and Lowenstein Sandler conducted several telephone conference calls for the purpose of reviewing due diligence materials.

Between July 24 and 26, 2012, Parent, the Company, the holders of the old third lien notes and their respective counsel met in person at Sullivan & Cromwell’s New York offices to discuss the various transaction documents that had been circulated. During this time, the holders of the old third lien notes reached consensus on an allocation that would provide to holders of the Company’s common stock (i) $1.00 per share in cash upon consummation of the merger and (ii) a pro rata interest in up to $25 million from the indemnity escrow. The escrow mechanic was discussed in detail, and it was required by the holders of the old third lien notes that claims by Parent would deplete the escrow allocated to the Company’s stockholders before the escrow allocated to the holders of the old third lien notes. The counsel to the parties further discussed the termination fee payment and it was agreed that the Company’s portion of any termination fee would be $5 million (which would be payable by the acquiror), with up to an additional $35 million being payable by the holders of the old third lien notes to the extent of profits on an alternative transaction. Additionally, Parent, Sullivan & Cromwell, the Company and Lowenstein Sandler conducted several telephone conference calls for the purpose of reviewing due diligence materials and the related disclosure schedules.

Between the July 25 and 30, 2012 meetings of the independent committee, the members of the independent committee had numerous telephone conversations with each other and with the Company’s executive officers and representatives of Lowenstein Sandler and Moelis to discuss the status of negotiations with Parent and the holders of the old third lien notes, and numerous markups of the transaction documents were circulated among the parties and their legal advisors. Additionally, Parent, Sullivan & Cromwell, the Company and Lowenstein Sandler conducted several telephone conference calls for the purpose of reviewing due diligence materials and the related disclosure schedules.

On July 30, 2012, the independent committee held two meetings to receive updates on the negotiations and to discuss financial aspects of the contemplated transaction, including the terms of the escrow and CPRs. A representative of Moelis discussed with the independent committee on a preliminary basis the types of financial analyses it was performing in order to be in a position to render a financial advisor opinion in connection with the transaction. The Company’s executive officers and representatives of Lowenstein Sandler also participated in the call.

On July 31, 2012, the independent committee met to review the key terms of the merger agreement and related transaction documents, including, but not limited to, (i) the allocation of the consideration to be paid by Parent among the Company’s stockholders and holders of the senior notes, subordinated notes, and old third lien notes, (ii) the representations and warranties to be made by the Company, (iii) the covenants to be performed by each party (including the “no-shop” covenant and related “fiduciary out” provision and the ability to terminate the merger agreement under certain circumstances), (iv) the conditions that must be fulfilled for the proposed merger to be consummated, (v) the proposed termination fee and the circumstances under which such fee would be payable and (vi) the formation of NextWave Holdco and the grant to the holders of old third lien notes of a call option to purchase the equity of NextWave Holdco under certain circumstances. The board met later that evening and also reviewed the terms of the transactions and discussed with Moelis a preliminary overview of the types of financial analyses Moelis was performing.

All parties to the transaction worked through July 30 to August 1, 2012 to negotiate and finalize the merger agreement, the note purchase agreements and related transaction documents.

On August 1, 2012, the independent committee and the board of directors of the Company met to consider the proposed transaction. The Company’s executive officers and representatives of Moelis and Lowenstein Sandler also participated. A representative of Lowenstein Sandler reviewed with the board their fiduciary duties in considering the potential transaction with Parent under Delaware law, including, among others, their duties of care and loyalty. At this meeting, Moelis reviewed with the independent committee and the board Moelis’ financial analyses and delivered to the independent committee and the board an oral opinion, which was confirmed by delivery of a written opinion, dated August 1, 2012, addressed to the independent committee and the board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received by holders of shares of the Company’s common stock, other than excluded holders as set forth in the opinion, is fair, from a financial point of view, to such holders, and the total transaction consideration (defined as the $600 million aggregate cash consideration to be paid by Parent in the merger and the purchase of the senior notes, subordinated notes, and NextWave third lien notes, plus the wireless spectrum and other assets not to be acquired by Parent) to be received for the Company in the transaction is fair, from a financial point of view, to the Company.

After the advisor presentations, the members of the board left the call and the independent committee then convened with the Company’s executive officers and representatives of Moelis and Lowenstein Sandler. Senior management reviewed the final revisions to the merger agreement and related transaction documents. Following further discussions, the independent committee adopted resolutions recommending that the board of directors of the Company approve the merger agreement and the transactions contemplated thereby. The board of directors of the Company then reconvened, considered the independent committee’s recommendation and adopted resolutions unanimously approving the merger agreement and the transactions contemplated thereby.

Following this meeting, the parties continued to discuss the various documents and open points relating to the notes documentation. The merger agreement, note purchase agreements and related transaction documents were subsequently signed by Parent, the Company, and each holder of senior notes, subordinated notes, and old third lien notes. The Company issued a press release announcing the transaction prior to the opening of the financial markets on August 2, 2012.

Reasons for the Merger; Recommendation of the Independent Committee and of Our Board of Directors

The Independent Committee

The independent committee, acting with the advice and assistance of its legal and financial advisors, evaluated and directed the negotiation of the merger agreement with AT&T and its representatives. The independent committee determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interest of, and fair to, the stockholders and unanimously resolved to recommend that the board of directors (i) approve and declare advisable the merger agreement and the transactions contemplated thereby, (ii) declare that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (iii) submit the merger agreement to the Company’s stockholders for adoption thereby, and (iv) recommend that the Company’s stockholders adopt the merger agreement.

In the course of reaching its recommendation, the independent committee considered a number of substantive factors and potential benefits of the merger and the other transactions contemplated by the merger agreement, each of which the independent committee believed supported its decision, including the following:

1. Certainty of Consideration and Payment. The independent committee considered the fact that the cash portion of the merger consideration payable to stockholders provides immediate liquidity and a high degree of certainty of value. In addition to the cash portion of the merger consideration, each stockholder will receive a CPR for each share of the Company’s common stock held by such stockholder and each other person receiving all or a portion of the cash consideration for their options or warrants will also receive a CPR. The CPRs may provide equityholders an opportunity to realize additional value through additional cash payments under the terms of the CPR agreement. The independent committee also considered the fact that Parent has the financial capacity to pay the cash merger consideration without the need for a financing condition.

2. Comparison with Current and Historical Trading Prices of Shares and Lack of Liquidity for Shares. The independent committee considered the current and historical trading prices of the shares of the Company’s common stock and the fact that the cash consideration of $1.00 per share represented a premium of approximately 400% over the Company’s closing stock price of $0.20 on July 31, 2012, the second to last trading day prior to the announcement of the execution of the merger agreement. The independent committee considered the low and irregular trading volume of the Company’s common stock and the fact that the transactions contemplated by the merger agreement would provide all stockholders of the Company with liquidity for their investment.

3. The Company’s Financial Condition and Pending Debt Maturities. The independent committee considered the current and historical financial condition and results of operations of the Company, as well as its near- and long-term prospects. In particular, the independent committee considered the maturity dates of the Company’s senior notes, subordinated notes and old third lien notes, commencing with the maturity date of the senior notes in December 2012, and the fact that the majority holder of the senior notes and subordinated notes had indicated that a maturity extension would not be available to the Company. The independent committee considered that the Company’s current cash reserves are insufficient to meet its obligations under its senior notes, subordinated notes and old third lien notes when they become due at their maturity dates, that despite extensive efforts, the Company has been unable to attract proposals to purchase its assets that would yield proceeds that would be sufficient to redeem the senior notes, subordinated notes and old third lien notes prior to the maturity dates, that the Company had previously been unsuccessful in efforts to refinance its senior notes, subordinated notes and old third lien notes, and that continued interest accruals would further erode equity value even if a maturity extension or refinancing could be obtained.

4. Negotiation with the Holders of Our Old Third Lien Notes and Allocation of Consideration. The independent committee conducted extensive negotiations with the holders of our old third lien notes. The independent committee considered the fairness of the merger consideration in light of the fact that while the Parent transaction proposal required unanimous noteholder support, the holders of the old third lien notes will receive aggregate consideration, consisting of cash plus the equity interests in NextWave Holdco, that the independent committee believed is likely to have a fair market value at closing that is less than the principal plus accrued interest on the old third lien notes. In assessing the value of the NextWave Holdco assets, the independent committee considered the risk in monetizing the assets of NextWave Holdco, consisting principally of the Company’s EBS, BRS and Canadian WCS spectrum assets, and available information relating to the potential value of those assets, including indications of interest from third parties and implied value reference ranges reflected in a sum-of-the-parts analysis performed by the independent committee’s financial advisor. The independent committee also considered the risks of a bankruptcy filing and the likelihood that the holders of the company’s common stock would receive no recovery in a bankruptcy proceeding after payment of the Company’s approximately $1.1 billion in outstanding principal and accrued interest on the company’s senior notes, subordinated notes, and old third lien notes, calculated as of June 30, 2012 and that the overall value that could be obtained for the Company’s assets might be reduced in a bankruptcy proceeding.

5. Terms of Forbearance Agreement and Additional Facility. The independent committee considered the terms of the forbearance agreement to be entered into by the Company and the holders of the senior notes, subordinated notes and old third lien notes in connection with the execution of the merger agreement, pursuant to which forbearance agreement, the holders of our senior notes, subordinated notes and old third lien notes have agreed to temporarily forbear from exercising their respective rights and remedies in connection with potential defaults and events of default that may occur prior to the termination of the forbearance agreement, thereby allowing the Company to complete the merger and the other transactions contemplated by the merger agreement despite the pending debt maturity in December. The independent committee also considered the $15 million incremental senior notes facility that would be provided to fund the Company’s operations and expenses pending the closing date.

6. Review of Extensive Efforts to Sell Wireless Spectrum. The independent committee considered the Company’s extensive efforts to sell its wireless spectrum assets since May 2010, including contacts with over 75 potential purchasers by the Company and its financial advisors. The independent committee considered the results of those efforts, which have resulted in no other offers for the Company or all or substantially all of the Company’s assets or any offers from a party other than Parent for the Company’s entire U.S. WCS spectrum portfolio.

The independent committee also considered the fact that if other parties were to make an offer for a business combination transaction with the Company, any such offer would not likely result in an offer for the entire Company or provide greater consideration to the Company’s stockholders than the cash consideration of $1.00 per share (in addition to up to approximately $0.95 per share stockholders could receive from the value of the CPRs), in light of, among other things: (i) Parent’s unique ability to realize strategic benefits and synergies from the Company’s U.S. WCS spectrum assets due to the fact that Parent holds the largest block of the U.S. WCS wireless spectrum aside from the Company; (ii) the financial strength of Parent as compared to other potential purchasers; and (iii) other factors which could affect the interest of other parties and/or their financial ability to consummate a potential transaction.

7. Opinion of the Independent Committee’s Financial Advisor. The independent committee considered the opinion of Moelis, dated August 1, 2012, addressed to the independent committee and the Company’s board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Company common stock (other than Excluded Holders) and the Total Transaction Consideration (defined as the $600 million aggregate cash consideration to be paid by Parent in the merger and the purchase of the senior notes, subordinated notes and NextWave third lien notes, plus the wireless spectrum and other assets not to be acquired by Parent) to be received for the Company, as more fully described below under the caption “Opinion of the Independent Committee’s Financial Advisor, Moelis & Company LLC.”

8. Terms of the Merger Agreement. The independent committee considered the fact that the terms of the merger agreement were determined through arm’s-length negotiations between the Company and its advisors, on the one hand, and Parent and Merger Sub and their legal advisors, on the other hand. Among other provisions of the merger agreement considered by the independent committee were:

•	the “fiduciary out” provisions that permit the Company, upon payment of a $5 million termination fee by an alternative acquiror, to terminate the merger agreement to accept a superior proposal;

•

the fact that the consummation of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote and that Parent required that the holders of approximately fifty-eight percent of the outstanding shares of the Company’s common stock enter into voting agreements with Parent;

•	the absence of a financing condition; and

•

the level of efforts that Parent and Merger Sub would commit to obtain required regulatory approvals, including pursuant to FCC regulations, the nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger and the likelihood of satisfying such conditions.

9. Likelihood of Success. The independent committee considered the likelihood of satisfaction of all conditions to consummation of the merger and the likelihood of obtaining required regulatory approvals.

The independent committee has also considered a variety of risks and other potentially negative factors concerning the merger and the merger agreement, including the following:

•

the contingencies to completion of the merger, including the risk that (i) regulatory authorities might seek to impose material terms or conditions in connection with granting such approvals that Parent would not be required to accept under the terms of the merger agreement, (ii) the required regulatory approvals might not be received in the time frame contemplated by the merger agreement and (iii) the other conditions to completing the merger might not be satisfied and, as a result, the merger may not be completed even if approved by our stockholders;

•

the fact that the merger agreement requires that the assets of NextWave Holdco be transferred exclusively to the holders of the Holdco third lien notes immediately prior to the merger, and that the stockholders of the Company will have no continuing equity interest in NextWave Holdco following the proposed transaction and therefore will not participate in any potential future appreciation in the value of these assets;

•

the fact that the forbearance agreement will require the Company to enter into an agreement with the holders of our Holdco third lien notes pursuant to which such holders will have a call right to purchase the equity securities of NextWave Holdco in the event that the Company or certain subsidiaries were to file for bankruptcy protection other than due to actions by the holders of the notes, or in the event that the merger agreement were to be terminated, on the terms described in “NextWave Holdco Formation and Call Right” beginning on page 73;

•

the fact that the forbearance agreement will require the Company to enter into agreements with the holders of our Holdco third lien notes providing for enhanced rights with respect to the disposition of assets held by NextWave Holdco prior to the closing of the merger, including that the proceeds from any such dispositions will be held in trust for the benefit of the holders of the Holdco third lien notes pending the exercise of the call right, and that the holders of the Holdco third lien notes could potentially achieve a recovery in excess of the outstanding principal plus accrued interest on their notes due to the acquisition of the equity securities of NextWave Holdco pursuant to the call right, or that such holders could receive ultimate recoveries substantially less than the outstanding principal plus accrued interest on their notes;

•

the fact that because payments under the terms of the CPRs are contingent upon the absence of claims against the escrow by Parent, and are paid only after recovery of the escrow amount designated for the holders of NextWave third lien notes, our stockholders may never receive any payments in connection with the CPRs;

•

the restrictions that the merger agreement imposes on soliciting competing acquisition proposals and corresponding restrictions on the note holders’ ability to solicit, encourage or knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to the making or submission of any competing acquisition proposal;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations;

•

the existence of a $5 million termination fee, payable in certain circumstances in accordance with the terms of the merger agreement, that would make it more costly for another potential purchaser to acquire the Company could deter competing third-party offers to acquire the Company;

•

the existence of a provision in the Third Lien NPA pursuant to which the holders of third lien notes agree to pay a termination fee to Parent equal to the lesser of $35 million and the difference between the fair market value of the proceeds received by the holders of the NextWave third lien notes and the fair market value of the proceeds that would have been received under the Third Lien NPA if the merger agreement is terminated in a manner that requires us or an alternative acquiror to pay the

$5 million termination payment and a qualifying transaction is concurrently or subsequently consummated; and

•

the existence of the call option that Parent has required on a portion of the NextWave third lien notes secured by certain assets, including all of the Company’s U.S. WCS and AWS spectrum, that would allow Parent to bid for those assets in a bankruptcy proceeding;

•

the fact that, notwithstanding any breach of the merger agreement by Parent or Merger Sub, under the terms of the merger agreement the Company may not be entitled to specific performance of any of the covenants, agreements or other provisions contained therein or any other injunctive or equitable relief thereunder; and

•

the existence of potential conflicts of interest between the Company, on the one hand, and certain of its officers, directors and affiliates, on the other hand, in the merger. See “Interests of Certain Persons in the Merger” beginning on page 43.

The independent committee believes that, overall, the potential benefits of the merger to the Company’s stockholders outweigh the risks and the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interest of, and fair to, its stockholders. In evaluating the merger, the independent committee and the board of directors were assisted and advised by the Company’s management, the independent committee’s financial advisor, the Company’s outside legal counsel, and special FCC regulatory and Delaware counsel regarding various financial, legal, and other considerations in addition to the terms of the merger agreement.

The foregoing discussion of factors considered and evaluated by the independent committee is not intended to be exhaustive, but includes the material information and factors considered. In view of its many considerations in evaluating the merger agreements and the complexity of these matters, the independent committee did not find it practical to, and did not, quantify, rank or otherwise assign relative weights to the various individual factors considered. In addition, individual members of the independent committee may have given different weights to the various factors considered. After weighing all of these considerations, the independent committee unanimously resolved to recommend that the board of directors (i) approve and declare advisable the merger agreement and the transactions contemplated thereby, (ii) declare that it is in the best interests of, and fair to, the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in merger agreement, (iii) submit the merger agreement to the Company’s stockholders for adoption thereby, and (iv) recommend that the Company’s stockholders adopt the merger agreement.

Our Board of Directors

Our board of directors, acting in large part upon the unanimous determination of the independent committee at the meeting on August 1, 2012, that is described above (i) approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby; (b) determined that the merger consideration to be received by the stockholders in the merger for the shares of the Company’s common stock is fair and in the best interests of such stockholders; and (c) approved the terms and provisions of the transaction documents. In reaching these determinations, our board considered the unanimous recommendation and analysis of the independent committee, as described above, and expressly adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion of factors considered and evaluated by the board of directors is not intended to be exhaustive, but includes the material factors considered. In view of its many considerations, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the various individual factors considered. In addition, individual members of the board of directors may have given different weights to the various factors considered. After weighing all of these considerations, the board of directors unanimously determined to approve the merger agreement and recommend that holders of Company common stock adopt the merger agreement and approve the merger.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinion of the Independent Committee’s Financial Advisor, Moelis & Company LLC

At a meeting of the independent committee and the Company’s board of directors held on August 1, 2012 to evaluate and approve the merger and the other transactions contemplated by the merger agreement and the note purchase agreements, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated August 1, 2012, addressed to the independent committee and the Company’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received by holders of the Company’s common stock, other than Excluded Holders, is fair, from a financial point of view, to such holders, and the Total Transaction Consideration, as defined in Moelis’ opinion, to be received for the Company in the Transaction, as defined in Moelis’ opinion, is fair, from a financial point of view, to the Company. In this section of the proxy statement, we collectively refer to the merger, the purchase of the senior notes, subordinated notes and NextWave third lien notes by Parent, and the transfer to the holders of the Holdco third lien notes of wireless spectrum and other assets not to be acquired by Parent by virtue of the merger, as the Transaction.

The full text of Moelis’ written opinion, dated August 1, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the independent committee and, at the direction of the independent committee, the Company’s board of directors (in their respective capacities as such) in their evaluation of the Transaction. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock, other than Excluded Holders, and the fairness, from a financial point of view, of the Total Transaction Consideration to the Company and does not address the Company’s underlying business decision to effect the Transaction or any related transaction. Moelis’ opinion does not constitute a recommendation to any security holder of the Company as to how such security holder should vote or act with respect to the merger and the Transaction or any other matter.

Moelis, with the consent of the independent committee and the Company’s board of directors, assessed the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock (other than Excluded Holders) based on the implied residual value attributable to the Company’s common stock if the Company were liquidated or sold at an estimated range of enterprise values of the Company derived from Moelis’ analyses in which the proceeds of such liquidation or sale were first distributed to the holders of the notes based on the aggregate principal amount of the Company’s indebtedness without regard to any potential value of the Company’s common stock relating to the right to vote on the merger or any other non-intrinsic value of the Company’s common stock not susceptible to customary financial analyses by Moelis. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal estimates and other information relating to the business, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of the Company generally, including the funding needs of and resources available to the Company;

•	reviewed publicly available financial and stock market data of another wireless spectrum company that Moelis deemed relevant;

•	reviewed publicly available financial data from government auctions of wireless spectrum and the financial terms of certain other transactions that Moelis deemed relevant;

•

considered the results of efforts by or on behalf of the Company, including by Moelis at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company’s wireless spectrum portfolio;

•	reviewed the merger agreement, note purchase agreements and certain related documents;

•	participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

Moelis noted for purposes of its opinion that the Company publicly disclosed that its current cash reserves were not sufficient to meet its payment obligations under the notes at their current maturity dates and that the Company and the independent auditor of the Company’s audited financial statements for fiscal year 2011 had raised substantial doubt as to the Company’s ability to continue to operate as a going concern. In addition, the Company’s management had advised Moelis that the Company believed that (i) based on the Company’s unsuccessful efforts to date, it was not reasonably likely that the Company would be able to further extend the maturity of the notes, or identify and successfully implement (x) alternative financing to repay the notes or (y) sales of wireless spectrum assets other than Transaction yielding sufficient proceeds to retire such indebtedness at the current scheduled maturity dates, (ii) there were no viable alternatives to the Transaction reasonably available prior to the maturity of the notes that would provide any value to holders of the Company’s common stock or any greater aggregate value for the Company than the Total Transaction Consideration, including, without limitation, a corporate reorganization under the protection of U.S. bankruptcy laws, and (iii) if the Transaction were not consummated, the Company’s ability to operate as a going concern would be severely impaired due to the pending maturities of the notes and this impairment would reasonably be expected to result in the liquidation of the Company in a voluntary or involuntary bankruptcy.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the independent committee and the Company’s board of directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of the independent committee and the Company’s board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the internal estimates referred to above, Moelis assumed, at the direction of the independent committee and the Company’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the matters covered by such estimates. In addition, Moelis relied, with the consent of the independent committee and the Company’s board of directors, on the assessments of the Company’s management as to regulatory matters relating to the Company and the wireless spectrum industry and their potential impact on the Company. Moelis assumed, with the consent of the independent committee and the Company’s board of directors, that there would be no developments with respect to any of the foregoing that would affect its analyses or opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the Transaction or any aspect or implication of the Transaction to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the merger consideration from a financial point of view to the holders of the Company’s common stock (other than Excluded Holders). Moelis did not express any opinion as to the allocation or relative fairness of the Total Transaction Consideration (including the merger consideration or any other component) to or among holders of the Company’s common stock or any of the notes.

In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the merger consideration, the Total Transaction Consideration or otherwise. Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement, the note purchase agreements or any related agreements or any aspect or implication of the Transaction or any related transaction, except for the merger consideration and the Total Transaction Consideration to the extent expressly specified in Moelis’ opinion, including, without limitation, the form or structure of the Transaction (including its tax treatment or consequences), the form of the components of the Total Transaction Consideration, any adjustments or escrow arrangements with respect to the Total Transaction Consideration or any terms, aspects or implications of any amendment or restatement of our old third lien notes in connection with the Transaction. With the consent of the independent committee and the Company’s board of directors, Moelis did not express any opinion as to what the value of CPRs or the wireless spectrum and other assets not acquired by Parent actually would be when issued or transferred, as the case may be, pursuant to the Transaction, the amount of future cash payments, if any, from CPRs that holders thereof would receive or the price or prices at which the wireless spectrum and other assets not acquired by Parent actually might be sold at any time. Moelis did not evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Moelis’ opinion did not purport to be an appraisal and did not address whether the merger consideration or the Total Transaction Consideration was the highest price reasonably obtainable, respectively, for the Company’s common stock or the Company (or its assets). Moelis also expressed no opinion as to whether the Company or its assets could actually be sold for estimated amounts derived in its analyses. In rendering its opinion, Moelis assumed, with the consent of the independent committee and the Company’s board of directors, that the Transaction would be consummated in accordance with their terms and that the parties to the merger agreement and the note purchase agreements would comply with all the material terms of such agreements. Moelis further assumed, with the consent of the independent committee and the Company’s board of directors, that any adjustment or escrow arrangements with respect to any components of the Total Transaction Consideration would not in any respect be material to its analyses or opinion. Except as described in this summary, none of the independent committee, the Company’s board of directors or the Company imposed any other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the independent committee and the Company’s board of directors at a meeting held on August 1, 2012 in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Premiums Paid Analysis

Moelis performed a premiums paid analysis using the stock price premiums paid in publicly announced merger and acquisition transactions between July 31, 2009 and July 31, 2012 for targets with headquarters in the United States in transactions with transaction values between $500 million and $2.0 billion. As part of its premiums paid analysis, Moelis observed 182 transactions. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the target company’s single day closing stock price for the date (i) one day prior to the announcement of the transaction; (ii) one week prior to the announcement of the transaction; and (iii) four weeks prior to the announcement of the transaction. Moelis then compared the premiums in its analysis to the premiums implied by the per share cash consideration of $1.00 per share of the Company’s common stock relative to the Company’s closing stock price for the corresponding dates prior to August 1, 2012. The results of the premiums paid analysis were as follows:

	Premium to Stock Price Over:
	One Day	One Week	Four Weeks
Median of Observed Transactions	30.3%	32.7%	35.2%
Mean of Top 10%(1)	110.5%	112.0%	121.2%

Per Share Cash Consideration ($1.00)	400.0%	334.8%	233.3%

(1)	The corresponding overall mean premiums of the 182 observed transactions were 32.1%, 34.5% and 37.9%, respectively.

Sum-of-the-Parts Analysis

Moelis performed a sum-of-the-parts analysis of the Company based on implied value reference ranges derived for the Company’s spectrum bands consisting of (1) A and B frequency blocks of U.S. WCS, (2) C and D frequency blocks of U.S. WCS, (3) AWS, (4) BRS/EBS, and (5) Canadian WCS. Data for the Company was based on internal estimates and other data provided by the Company’s management and the Company’s public filings. Data for FCC auctions, the selected transactions referred to below and Clearwire Corp., which we refer to as Clearwire, was based on publicly available information. No FCC auction, transaction or company used in this analysis was identical or directly comparable to the Company, its assets or the Transaction. This analysis involved complex considerations and judgments concerning differences in market, bandwidth and regulatory characteristics and other factors that could affect the auction, acquisition, public trading or other values of the FCC auctions, transactions or public company to which the Company’s spectrum assets were compared.

Reference ranges of implied values were calculated as follows:

•

in the case of the A and B frequency blocks of the Company’s U.S. WCS, Moelis applied to the MHz-POPs of those blocks a range of implied value per MHz-POPs (“$ per MHz-POPs”) of $0.200 to $0.375, which range was selected based on judgment, generally after reviewing the $ per MHz-POPs paid in the following selected FCC auction (calculated as the aggregate price received for all licenses sold in such auction divided by aggregate MHz-POPs sold) and two selected acquisition transactions for broadband wireless spectrum licenses (calculated as aggregate purchase price to the extent publicly available divided by aggregate MHz-POPs acquired) and taking into consideration differences in POPs, bandwidth and regulatory characteristics:

Transaction Date	Auction or Buyer/Seller	$ per MHz-POPs
9/2006	Auction 66	$0.54
6/2011	Dish Network Corp./TerreStar Networks Inc.	$0.21
3/2011	Dish Network Corp./DBSD North America, Inc.	$0.23

•

in the case of the C and D frequency blocks of the Company’s U.S. WCS, Moelis applied to the MHz-POPs of those blocks a range of $ per MHz-POPs of $0.020 to $0.070, which range was selected based on judgment, generally after reviewing the $ per MHz-POPs paid in the following three selected FCC auctions for narrowband wireless spectrum licenses since 2003 and taking into consideration differences in POPs, bandwidth and regulatory characteristics:

Transaction Date	Auction	$ per MHz-POPs
3/2007	Auction 69	$0.054
6/2006	Auction 65	$0.032
4/2003	Auction 46	$0.009

•

in the case of the Company’s AWS, Moelis applied to the MHz-POPs of AWS a range of $ per MHz-POPs of $0.150 to $0.250, reflecting a range of premiums of approximately 30% to 115% to the aggregate $ per MHz-POPs of $0.116 paid by the Company in Auction 66 for its remaining AWS licenses. The range of $ per MHz-POPs was selected based on judgment, generally after reviewing the premiums paid by the acquirer in the following three selected acquisition transactions involving AWS licenses that had been previously auctioned in Auction 66 relative to the aggregate $ per MHz-POPs that had been paid for such licenses in Auction 66 (premiums paid was considered more relevant for purposes of this analysis than $ per MHz-POPs paid in the selected acquisition transactions due to the significant differences in POPs of the selected acquisition transactions relative to POPs of the Company’s AWS):

Transaction Date	Buyer/Seller	$ per MHz-POPs	Premium to Auction 66
12/2011	Verizon Communications Inc./ SpectrumCo, LLC	$0.68	48%
12/2011	Verizon Communications Inc./ Cox Communications Inc.	$0.56	52%
12/2011	Verizon Communications Inc./ Savary Island, LLC	$0.62	87%

•

in the case of the Company’s EBS/BRS, Moelis applied to the MHz-POPs of EBS/BRS a range of $ per MHz-POPs of $0.225 to $0.350, which range was selected based on judgment, generally after reviewing (a) $ per MHz-POPs implied for Clearwire, a selected publicly traded wireless service provider which utilizes EBS/BRS wireless spectrum, based on (i) enterprise value (calculated as the market value of Clearwire’s diluted common equity based on its closing stock price on July 31, 2012, plus preferred stock, plus, as of its most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents), (ii) enterprise value plus capitalized spectrum leases (calculated by applying a capitalization multiple of 8.0x to Clearwire’s latest 12 months spectrum lease expense) and (iii) adjusted enterprise value (utilizing the market value of publicly traded debt as of July 31, 2012 instead of most recent reported book value) plus capitalized spectrum leases and (b) $ per MHz-POPs paid in the Clearwire/AT&T acquisition transaction for EBS/BRS licenses in February 2007, as follows, and taking into consideration differences in POPs and differences in the financial and operating characteristics of Clearwire as a wireless service provider relative to those of the Company and its EBS/BRS:

	Clearwire Enterprise Value	Clearwire Enterprise Value plus Capitalized Spectrum Leases	Clearwire Adjusted Enterprise Value plus Capitalized Spectrum Leases	Clearwire/AT&T Transaction in 2/2007
$ per MHz-POPs	$0.11	$0.16	$0.15	$0.17

•

in the case of the Company’s Canadian WCS, Moelis applied to the MHz-POPs of Canadian WCS a range of $ per MHz-POPs of $0.075 to $0.200, which range was selected based on judgment, generally after reviewing the $ per MHz-POPs of $0.21 and $0.23 paid in the two selected acquisition transactions by Dish for broadband wireless spectrum licenses previously referred to above in the bullet describing the implied value reference range derived for the A and B frequency blocks of the Company’s U.S. WCS and taking into consideration differences in POPs, bandwidth and regulatory characteristics.

Utilizing the implied value reference ranges of $305 million to $572 million in the case of the A and B blocks of the Company’s U.S. WCS, $25 million to $86 million in the case of the C and D blocks of the Company’s U.S. WCS, $12 million to $21 million in the case of the Company’s AWS, $219 million to $340 million in the case of the Company’s EBS/BRS and $32 million to $85 million in the case of the Company’s Canadian WCS, Moelis derived the following selected total enterprise value range for the Company, as compared to the projected total debt of the Company based on internal estimates of the Company’s management as of December 31, 2012 and March 31, 2013:

Selected Total Enterprise Value Reference Range for the Company	Projected Total Debt as of 12/31/2012 for the Company	Projected Total Debt as of 3/31/2013 for the Company
$700 million to $1,000 million	$1,260 million	$1,305 million

This analysis also indicated the following implied value range for the U.S. WCS and AWS being acquired by Parent, as compared to the $600 million aggregate cash consideration being paid by Parent in the merger and the purchase of the senior notes, subordinated notes and NextWave third lien notes:

Implied Value Reference Range for U.S. WCS and AWS	Aggregate Cash Consideration Being Paid by AT&T in the Merger and the Note Purchases
$342 million to $679 million	$600 million

Other Information

Moelis also noted for the independent committee and the Company’s board of directors certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•

publicly available data of two other selected FCC auctions for broadband wireless spectrum since 2005 (Auction 73 in March 2008 and Auction 58 in February 2005), including the $ per MHz-POPs paid in those auctions of $1.28 and $0.98, respectively; and

•

estimated values provided by the Company’s management for the Company’s other assets (other than its net operating loss carry forwards), including 2.0 GHz spectrum licenses in Norway, a building in Henderson, Nevada, network equipment, a receivable from Inquam Broadband, a 70/80/90 GHz millimeter wave license and 5% ownership stake in Hughes Systique Corp.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical or directly comparable to the Company, its assets or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses, assets or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration and the Total Transaction Consideration were determined through arms’ length negotiations among the Company, Parent and the holders of the notes and were approved by independent committee and the Company’s board of directors. Moelis did not recommend any specific consideration to the independent committee, the Company or its board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger or the Transaction.

Moelis acted as financial advisor to the independent committee in connection with the Transaction and will receive a fee for its services of $4.75 million in the aggregate, $1.0 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the merger and/or the purchase by Parent of the notes. Moelis also may receive a fee in connection with a future sale by NextWave Holdco of the wireless spectrum assets not to be acquired by Parent. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. Moelis has provided investment banking and other services to the Company unrelated to the Transaction and has received compensation for such services. In the past two years prior to the date of the opinion, Moelis received fees, which in the aggregate were less than the amount of Moelis’ aggregate fee referred to above in connection with the Transaction, for acting as, among other things, financial advisor to the Company in connection with certain asset disposition and debt restructuring transactions.

The independent committee selected Moelis as its financial advisor in connection with the Transaction because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the proposed merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to or in conflict with, the interests of the Company’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following (and as more fully described below):

•

Allen Salmasi and Douglas F. Manchester, members of our board of directors, each hold directly or indirectly approximately 14.1% of the NextWave third lien notes and 14.1% of the Holdco third lien notes, respectively, and, as such, will be entitled to receive their pro rata share of the amounts paid by Parent under the purchase agreement for the NextWave third lien notes and equity securities of NextWave Holdco in connection with the redemption of their Holdco third lien notes. In addition, it is contemplated that Messrs. Salmasi and Manchester will serve on the board of directors of NextWave Holdco and will receive reimbursement of their legal expenses from the Company in connection with transactions relating to the notes on the same basis as the other holders of Holdco third lien notes and NextWave third lien notes. See “NextWave Holdco Formation and Call Right” beginning on page 73;

•

our executive officers will be entitled to three tranches of cash long-term incentive awards that become payable upon the repayment or redemption of our notes (as described below under “—Long-Term Incentive Awards”);

•

each of our executive officers is a party to a severance agreement providing for the payment of severance obligations upon certain terminations of employment that may occur in connection with or following the merger (as described below under “—Severance Agreements”);

•

certain of our directors have in-the-money stock options (specifically, Mr. Tavakoli, Mr. Rosen, Judge Webster and Mr. Vogel) that are subject to full and immediate vesting upon the occurrence of the effective time of the merger;

•

pursuant to the long-term incentive awards, Mr. Cassou holds 750,000 shares pursuant to a restricted stock award and Mr. Harding holds 250,000 shares pursuant to a restricted stock award that will vest in full upon the repayment and redemption of the NextWave third lien notes and Holdco third lien notes, respectively; and

•

under our Certificate of Incorporation and Bylaws, our directors and officers are entitled to be indemnified against losses that they may incur in connection with investigations and legal proceedings resulting from their services to us, including in connection with losses arising in connection with the merger and the transactions contemplated by the merger agreement.

Equity Compensation Awards

The Company’s executive officers and directors have been granted stock options and restricted stock awards under the 2005 Stock Incentive Plan and the 2007 New Employee Stock Incentive Plan. These plans and the individual grant agreements provide that all outstanding unvested stock options and restricted stock awards will vest in full immediately prior to a “change in control” (as defined in the applicable plan and award agreement ) of the Company, which includes the merger.

As described in this proxy statement under the caption “The Merger Agreement—Treatment of Common Stock, Stock Options and Other Stock-Based Awards,” each stock option, whether vested or unvested, will entitle the holder to receive, at the effective time of the merger, (i) an amount in cash (without interest and less applicable withholding) equal to the product of (x) the excess, if any, of (A) the per share cash consideration ($1.00) over (B) the per share exercise price of the option and (y) the number of shares of the Company’s common stock for which the stock option has not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company stock options were not previously exercised and that would have been delivered on a “net exercise” basis. To the extent the per share exercise price of a Company stock option exceeds the per share cash consideration, the stock option will be terminated without consideration and the holders of those options will not be entitled to receive any cash or CPRs.

As also described under “The Merger Agreement—Treatment of Common Stock, Stock Options and Other Stock-Based Awards,” at the effective time of the merger, each outstanding share of restricted common stock, which we refer to as a restricted share, will be terminated and shall only entitle the holder to the right to receive from the surviving corporation the merger consideration (the per share cash consideration, less applicable withholding, and the related number of CPRs) for each such restricted share.

All outstanding stock options held by the executive officers and non-management directors have per share exercise prices that exceed the per share cash consideration in the merger except for the stock options granted in February 2012 to each member of the independent committee (comprised of Mr. Rosen, Judge Webster and Mr. Vogel) and the stock option granted to Mr. Tavakoli when he joined our board of directors in May 2012. Each member of the independent committee received a grant of an option to purchase 200,000 shares of the Company’s common stock with an exercise price of $0.17 per share, with 100,000 shares fully vested on the date of grant and the balance to vest in quarterly installments following each quarter of service. As of August 1, 2012, a total of 50,000 shares from each of these three option grants remained unvested. Mr. Tavakoli received an option to purchase 200,000 shares at an exercise price of $0.15 per share, which vests in quarterly installments beginning June 30, 2012. As of August 1, 2012, a total of 175,000 shares from this grant remained unvested. All unvested shares subject to these options will vest in full immediately prior to the merger, and will be treated in the merger as described above.

The following table shows for each of the three members of the independent committee and Mr. Tavakoli (the only directors or executive officers of the Company who hold stock options with an exercise price less than the $1.00 per share cash consideration), assuming the merger was completed on August 1, 2012, the positive spread between $1.00 and the respective per share exercise price of $0.17 or $0.15, as applicable, multiplied by the number of unvested stock options held by each of them as of August 1, 2012. For purposes of the table, no value is given to the CPRs that would be granted in connection with the cancellation of the stock options in the merger.

Mr. Nader Tavakoli	$148,750
Mr. Jack Rosen	$41,500
Judge William H. Webster	$41,500
Mr. Carl E. Vogel	$41,500

Long-Term Incentive Awards

In August 2010, the Compensation Committee granted long-term incentive awards to Messrs. Cassou and Harding. The incentive awards consist of cash and stock components as described below.

Pursuant to the awards, each of the executives will be eligible for three tranches of cash incentive awards that will become payable upon the repayment or redemption of our notes. Upon the repayment of our senior notes by Parent, Mr. Cassou will receive $300,000 and Mr. Harding will receive $150,000. Upon the repayment of our subordinated notes by Parent, Mr. Cassou will receive $500,000 and Mr. Harding will receive $250,000. Upon the repayment of the NextWave third lien notes by Parent and the redemption of the Holdco third lien notes by us, Mr. Cassou will receive $1,000,000 and Mr. Harding will receive $600,000. Messrs. Cassou and Harding must remain employed by the Company on the dates of achievement of the debt repayment goals in order to receive the cash incentive awards, except that if either executive’s service with the Company terminates without cause or for good reason, the respective executive will continue to be entitled to the cash incentive awards if and when the debt repayment goals are achieved. Cause is defined as any act constituting a felony and/or a material failure to perform the executive’s designated duties following a notice and cure period.

Good reason is defined as a diminution in base salary, a diminution in duties or a material breach by the Company of any applicable employment agreement.

Also pursuant to the long-term incentive awards, each of the executives received a restricted stock award. Mr. Cassou received an award of 750,000 restricted shares, and Mr. Harding received an award of 250,000 restricted shares. The restricted stock awards will vest in full upon the redemption of the Holdco third lien notes and the repayment of the NextWave third lien notes by Parent immediately prior to the effective time of the merger. The restricted stock award agreements also provide that the restricted stock awards vest upon a “change in control” (as defined) of the Company, which includes the merger.

Employment, Severance and Change-in-Control Agreements

On March 12, 2012, we entered into letter agreements regarding severance benefits with Messrs. Harding and Cassou, which we refer to as the severance agreements. Upon the occurrence of the effective time and the termination by either executive for Good Reason, or by the Company without Cause, as defined in the severance agreements and summarized below, severance pay will be provided in an amount equal to one (1) year of the executive’s base salary then in effect. In addition, under the severance agreements, the executives would be eligible to receive up to one (1) year of continued coverage under the Company’s health plan or equivalent coverage, if such plan is not available. In the event either executive is terminated for Cause, the respective severance agreements provide that the Company will pay the executive all of his accrued wages and salary through the date of such termination.

Under the severance agreements, Good Reason is defined as a diminution in the executive’s salary; a diminution in authority, duties or responsibilities; a material diminution in a benefit plan in which the executive participates; or a termination of employment for any reason within 90 days of a Change of Control (as defined in the severance agreements). Cause is defined as any act constituting a felony and/or a material failure to perform the executive’s designated duties following a notice and cure period.

Executive Compensation Payable to Our Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. As described above under “Employment, Severance and Change-in-Control Agreements,” our named executive officers will receive certain severance benefits in specified circumstances. In addition, our named executive officers have been granted stock options and restricted stock awards. The terms of the stock incentive plans under which these stock options and restricted stock awards were granted, and the terms of the applicable grant agreements, provide that all outstanding unvested stock options and restricted stock awards will vest in full immediately prior to a “change in control” (as defined in the applicable plan and award agreement) of the Company, which would include the merger.

As described under the caption “The Merger Agreement—Treatment of Common Stock, Stock Options and Other Stock-Based Awards,” under the terms of the merger agreement, each stock option will entitle the holder to receive, at the effective time of the merger, (i) an amount in cash (without interest and less applicable withholding) equal to the product of (x) the excess, if any, of (A) the per share cash consideration over (B) the per share exercise price of the option and (y) the number of shares of the Company’s common stock for which the stock option has not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company stock options were not previously exercised and that would have been delivered on a “net exercise” basis. To the extent the per share exercise price of a Company stock option exceeds the per share cash consideration, the stock option will be terminated without consideration and the holders of those options will not be entitled to receive any cash or CPRs. All unvested stock options held by the named executive officers have per share exercise prices that exceed the per share cash consideration in the merger and, accordingly, the named executive officers will not be entitled to receive any cash or CPRs for those options.

As described above under “Interests of Certain Persons in the Merger—Long-Term Incentive Awards,” the restricted stock awards constituting part of the long-term incentive awards granted to the executive officers will vest in full, upon the repayment and redemption of our notes as contemplated by the merger agreement and the note purchase agreements. In addition, the cash components of the long-term incentive awards will vest upon the repayment of our notes.

The following table sets forth the amount of payments and benefits that our named executive officers would receive under their respective severance agreements and long-term incentive awards, assuming that (i) the merger was completed on August 1, 2012, (ii) each of the named executive officers incurred a severance-qualifying termination under his respective severance agreement on that date and (iii) the repayment and redemption of our notes occurred on such date. For purposes of the table, no value is given to the CPRs that the named executive officers would receive in the merger. No amounts are included in the table for the acceleration of the vesting of stock options since neither of the named executive officers will receive any consideration for their stock options, all of which have per share exercise prices in excess of the per share cash consideration to be received in the merger.

The payments and benefits included in the table are the subject of a non-binding, advisory vote of the Company’s stockholders, as described below under “Advisory Vote On Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 82. The amounts below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below:

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites / Benefits ($) (3)	Tax Reimbursements	Other ($)	Total ($)
Frank A. Cassou (4)	$2,300,760	$750,000	—	$37,566	—	—	$3,088,326
Francis J. Harding (4)	$1,368,000	$250,000	—	$32,898	—	—	$1,650,898

(1)	The amounts included in the “Cash” column consist of the following: for Mr. Cassou, $1,800,000 under his long-term incentive award and $500,760 as a cash severance payment equal to one year of his base salary, and for Mr. Harding, $1,000,000 under his long-term incentive award and $368,000 as a cash severance payment equal to one year of his base salary. The cash amounts under the long-term incentive awards are payable upon the repayment and redemption of our notes. A change of control does not trigger payment of these cash awards.
(2)	Represents the value of shares of restricted stock held by the named executive officers as to which vesting would accelerate. Mr. Cassou holds 750,000 restricted shares and Mr. Harding holds 250,000 restricted shares. These shares of restricted stock will vest upon the repayment and redemption of our notes (and would also accelerate upon a change of control to the extent not previously vested).
(3)	Represents the value of continued coverage for one year under the Company’s health plans or equivalent coverage, if coverage under such plan is not available.
(4)	The severance amounts included under the “Cash” and “Perquisites/Benefits” columns are payable only following a double trigger, meaning that the amounts are triggered only if there is a change in control and the executive terminates employment for Good Reason or is terminated by the Company without Cause, as described above under “Employment, Severance and Change-in-Control Agreements.” The other amounts in the table are payable upon the repayment and redemption of our notes (the shares of restricted stock referred to under “Equity” would also vest upon a change of control to the extent not previously vested).

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is not a U.S. holder, and does not address the receipt of cash in connection with the cancellation of options to purchase shares of our common stock, or the treatment of shares of restricted stock, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

General

The receipt of the merger consideration by a U.S. holder in exchange for our common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is substantial uncertainty.

Because of the CPRs, the receipt of the merger consideration may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. It is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. The installment method of reporting any gain attributable to the receipt of a CPR will not be available because our common stock is traded on an established securities market. The following sections discuss the possible tax treatment if the receipt of the merger consideration is treated as a closed transaction or an open transaction. The CPRs may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of the CPRs.

Treatment as Closed Transaction. If the value of the CPRs can be “reasonably ascertained,” the transaction generally would be treated as “closed” for U.S. federal income tax purposes. As noted above, it is the position of the Internal Revenue Service that the value of property can, except in “rare and extraordinary cases”, be reasonably ascertained. If the receipt of the merger consideration is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon consummation of the merger in an amount equal to the difference between (i) the sum of the amount of cash received and the fair market value of the CPRs, determined on the date of the consummation of the merger, and (ii) such U.S. holder’s adjusted tax basis in the common stock surrendered pursuant to the merger. Gain or loss recognized in the transaction must be determined separately for each identifiable block of common stock surrendered in the merger (i.e., shares of common stock acquired at the same cost in a single transaction). Any such gain or loss should be long-term if the common stock is held for more than one year prior to such disposition. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

If the transaction is “closed” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CPRs will equal the fair market value of the CPRs on the date of the consummation of the merger. The holding period of the CPRs will begin on the day following the date of the consummation of the merger.

Treatment as Open Transaction. In the event that this transaction constitutes the “rare and extraordinary” case in which the value of the CPRs cannot be reasonably ascertained, the receipt of the CPRs generally would be treated as an “open transaction.” If the receipt of merger consideration is treated as an “open transaction” for U.S. federal income tax purposes, gain or loss would be determined upon consummation of the merger in the same manner as if the transaction were a “closed transaction”, except that the fair market value of the CPRs would not be taken into account in determining the holder’s taxable gain or loss upon receipt of the merger consideration and a U.S. holder would take no tax basis in the CPRs. As described below, a U.S. holder would be subject to tax as payments with respect to the CPRs are made or deemed made in accordance with the U.S. holder’s regular method of accounting. A portion of such payments should be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. As noted above, it is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. Accordingly, holders are urged to consult their tax advisors as to whether the merger should be treated as an open or closed transaction.

Future Payments on the CPRs

Treatment as Closed Transaction. If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the treatment of contingent payment rights’ payments similar to the CPR payments. You should therefore consult your tax advisor as to the taxation of such payments. Although not entirely clear, as payments are received with respect to CPRs, a portion of each payment will likely be characterized as interest under Section 483 of the Code. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the period from June 1, 2012 through August 31, 2012 or the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date of the consummation of the merger. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the consummation of the merger to the date a payment on the CPR is received or deemed received. The U.S. holder of a CPR must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of each payment received that is not treated as interest will likely be treated as “principal” and applied against the U.S. holder’s tax basis in the CPR, with any amount in excess of basis taxable to the holder as capital gain. To the extent that the ultimate amount paid with respect to the CPR that is treated as principal is less than the U.S. holder’s tax basis in the CPR, the U.S. holder will likely treat the difference as capital loss.

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder of a CPR should be treated as a payment under a contract for the sale or exchange of our common stock to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a CPR will be treated as interest (as described directly above under “-Treatment as Closed Transaction”), which will be ordinary income to the U.S. holder of a CPR. The portion of the payment pursuant to a CPR that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CPRs, you are urged to consult your tax advisors concerning the tax consequences, if any, resulting from the receipt of the CPRs in the merger.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, we generally will be required to report to a stockholder and to the IRS any payments made to a stockholder in exchange for our common stock in the merger, and may be required to “backup withhold” at a current rate of 28% of any such payment. In addition, payments pursuant to the CPRs may be subject to back-up withholding and information reporting. To avoid such backup withholding, a stockholder should provide the paying agent or other applicable person a properly completed Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or “TIN,” and other certifications. If the stockholder does not provide the paying agent or other applicable person with a TIN and other required certifications, the paying agent or other applicable person will backup withhold 28% of payments made to the stockholder (unless the stockholder is an exempt recipient as described in the next sentence and demonstrates this fact).

Certain stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Form W-9 in the space provided.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of merger consideration in connection with the cancellation of options to purchase shares of our common stock, or the treatment of shares of restricted stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and reports, statements and filings that the Company publicly files with the SEC from time to time. See “Where You Can Find More Information” beginning on page 88.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation. The officers of Merger Sub at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation. Prior to closing, the Company will use its best efforts to implement the foregoing, including using its best efforts to obtain the resignations from the existing members of the board of directors of the Company.

The certificate of incorporation of the surviving corporation will be the certificate of incorporation of the Company in effect immediately prior to the effective time of the merger until amended in accordance with its terms or by applicable law. The by-laws of the surviving corporation will be amended in their entirety as of the effective time in their entirety to read as set forth on Exhibit C of the merger agreement.

Following the completion of the merger, our common stock will deregistered under the Exchange Act, our quotation on the OTCQB will terminate and we will no longer file periodic reports with the SEC.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the merger will take place on the second business day following the day on which the last of the conditions to the closing of the merger (described below under “—Conditions to the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, Parent has announced that it anticipates that the merger will be completed by the end of 2012. However, the merger is subject to regulatory approvals and other conditions, and it is possible that factors outside the control of Parent and the Company could result in the merger being completed at a later time, an earlier time or not at all. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than shares owned by stockholders who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal under the DGCL with respect to their shares of our common stock) will be converted into the right to receive (i) an amount in cash equal to $1.00 per share, which we refer to as the per share cash consideration, without interest and less any applicable withholding taxes and (ii) one non-transferrable contingent payment right, which we refer to as a CPR, representing a pro rata interest, in an amount up to $25 million in the residual balance of an escrow account that will be established at closing, which will be subject to reduction (including, to $0) in the event that indemnification claims or other amounts become payable to Parent. We refer to the per share cash consideration and the CPR as the merger consideration. See “Contingent Payment Rights and Indemnification of Parent” beginning on page 70.

Stock Options

At the effective time of the merger, each outstanding stock option that is exercisable for shares of the Company’s common stock, which we refer to as the Company stock options, whether vested or unvested, will be terminated and shall only entitle the holder thereof to receive from the surviving corporation, in full settlement of such Company stock option, (i) an amount in cash (without interest and less applicable withholding) equal to the product of (x) the excess if any, of (A) the per share cash consideration over (B) the per share exercise price of such Company stock option and (y) the number of shares of the Company’s common stock for which such Company stock option has not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company stock options were not previously exercised and that would have been delivered upon a “net exercise” basis based on the per share cash consideration (rounded down to the nearest whole share). To the extent the per share exercise price of any Company stock options exceeds the per share cash consideration, such Company stock options will be terminated without consideration and holders of Company stock options will not be entitled to receive any CPRs with respect to such Company stock options.

Restricted Shares

At the effective time of the merger, each outstanding restricted share of the Company’s common stock, which we refer to as a restricted share, will be terminated and will only entitle the holder to the right to receive from the surviving corporation the merger consideration, less applicable withholding, for each such restricted share.

Warrants

Each unexercised warrant that is exercisable for shares of the Company’s common stock, which we refer to as the Company warrants, that is outstanding at the effective time of the merger will be cancelled at the effective time and will only entitle the holder thereof to the right to receive from the surviving corporation (i) in cash (without interest and less applicable withholding) in an amount equal to the product of (x) the excess, if any, of (A) the per share merger consideration over (B) the per share exercise price of such Company warrant and (y) the number of shares of the Company’s common stock for which such Company warrants have not been previously exercised and (ii) a number of CPRs equal to the number of shares of the Company’s common stock for which such Company warrants have not been previously exercised, calculated on a “net exercise” basis.

Exchange and Payment Procedures

Simultaneously with the closing of the merger, Parent will deposit (i) with the paying agent a cash amount approximately equal to the cash consideration and (ii) with a mutually agreed upon escrow agent, $25 million, which we refer to as the escrow fund, to be held, released and delivered to our holders of common stock in accordance with the escrow agreement a form of which is attached to the merger agreement as Exhibit E thereto. Parent will make available, or will cause to be made available, any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL.

Promptly, and in any event within five business days, after the date of the effective time of the merger, each record holder of shares of our common stock will be sent a letter of transmittal and instructions describing how such record holder may exchange, his, her or its shares of our common stock for the cash consideration and CPRs. Upon the paying agent’s receipt of each stockholder’s stock certificate or Company book-entry shares, as applicable, along with a completed letter of transmittal and such other documents as the paying agent may require, each stockholder will be entitled to receive (i) a check in an amount of U.S. dollars equal to the aggregate amount of the cash consideration, less any applicable withholding taxes and (ii) a number of CPRs represented by book-entry, into which such stockholder’s shares of the Company’s common stock represented by such stockholder’s properly surrendered stock certificate or Company book-entry shares, as applicable, were converted.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificate, such certificate will be cancelled and exchanged for the merger consideration.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for nine months after the effective time of the merger will be delivered to Parent. Record holders of our common stock who have not complied with the above-described exchange and payment procedures may then only look to Parent for payment of the merger consideration. None of the Company, Parent, Merger Sub, surviving corporation or paying agent will be liable to any other person for any of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the paying agent, post a bond in a customary amount and upon such terms as may be required by the paying agent as indemnity against any claim that may be made against the paying agent with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules that the Company delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•

the due issuance of capital stock of the Company and the absence of any mortgages, pledges, hypothecations, security interests, encumbrances, rights of offset, claims, easements, leases, subleases, covenants, rights of way, options restrictions on use or liens of any kind on such capital stock;

•

the absence of any preemptive or other outstanding subscription rights, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights relating to the issuance of capital stock of the Company;

•	our indebtedness;

•	the absence of any notes, bonds, debentures, or other indebtedness issued by the Company having the right to vote or which value is tied to capital stock other than our old third lien notes;

•

our corporate power and authority to enter into, and consummate the transactions under, the merger agreement and the note purchase agreements, and the enforceability of the merger agreement and note purchase agreements against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	required governmental consents, approvals, notices and filings;

•

the absence of violations of, or conflicts with, the Company’s governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	our SEC filings since December 31, 2010 and the financial statements included therein;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the applicable corporate governance rules and regulations of the SEC and applicable provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, permits and licenses;

•	title to and transferability of the Company’s licenses, including spectrum assets;

•

absence of transferability restrictions with respect to the transferred spectrum assets other than licensees and certain restrictions imposed by the Communications Act of 1934, as amended, which we refer to as the Communications Act, and the rules, regulations and orders of the FCC, which we refer to as the FCC Rules;

•	the absence of certain legal proceedings, investigations and governmental orders against the Company;

•	the absence of encumbrances on the transferred spectrum assets;

•	material leases relating to our licenses and the absence of any default under any such material lease;

•	validity and enforceability of our licenses;

•	compliance of our licenses with the FCC Rules, Industry Canada Rules (as defined below), NPT Rules (as defined below) and other applicable laws;

•	registration of antenna structures;

•	compliant construction and operation of cell sites and microwave paths;

•	compliance of our transmission towers with the rules and regulations of the Federal Aviation Administration;

•	absence of indebtedness or late fees owed to the Federal Communications Commissions, which we refer to as the FCC, Industry Canada, the NPT or any other governmental entity;

•	compliance with all interference consents;

•	absence of state, territorial or local permits regulating telecommunications, internet or cable businesses held by the Company;

•	employee benefit plans;

•	the absence of a Company material adverse effect (as described below) since March 31, 2012;

•	the absence of certain Company actions since March 31, 2012;

•	tax matters;

•	intellectual property;

•	network equipment owned by the Company;

•	the receipt by the Company’s board of directors of an opinion from Moelis;

•	the required vote of our stockholders;

•	material contracts of the Company and the enforceability and absence of breach of such contracts;

•	the inapplicability of any anti-takeover law to the merger;

•	transactions with affiliates;

•	insurance matters;

•	environmental matters; and

•	the absence of any undisclosed broker’s or finder’s fees.

In this proxy statement, we refer to the radio frequencies governed by (i) the Radio Communications Act (Canada), the Radio Communications Regulations (Canada), the Telecommunications Act (Canada) and any rules, regulations and orders of the Minister of Industry, which we refer to as Industry Canada Rules, (ii) Act no. 83 of 4 July 2003 on Electronic Communications (Norway), the Regulations on Electronic Communications Networks and Services and any rules, regulations, individual decisions and orders of the Norwegian Post and Telecommunications Authority, which we refer to as the NPT Rules, or (iii) FCC Rules, in each case as “spectrum.”

In this proxy statement, we refer to the Company’s and its Subsidiaries’ AWS and WCS radiofrequency spectrum licenses issued by the FCC (including all of the Company’s and its subsidiaries’ authorizations and rights under any licenses or leases relating to such types of spectrum licenses) as the “transferred spectrum assets.”

In this proxy statement we refer to the transferred spectrum assets and any assets of the Company and its subsidiaries exclusively related to AWS or WCS radiofrequency spectrum licenses as the “WCS/AWS assets.”

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any state of facts, conditions, event, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the financial condition, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole or the transferred spectrum assets, or (ii) the ability of the Company to timely consummate the merger and the other transactions contemplated by the merger agreement and to satisfy its obligations in accordance with those agreements; provided that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes or conditions (including political conditions) arising out of or resulting from:

•	the United States economy or financial markets; or

•	the United States telecommunications industry;

•	changes in generally accepted accounting principles applied in the United States, which we refer to as GAAP;

•	changes in the market price or trading volume of the Company’s common stock (but not the underlying causes of such changes);

•	any act of terrorism or sabotage;

•	earthquakes or other natural disasters; and

•	actions taken by the FCC with respect to WCS Spectrum or AWS spectrum band generally.

The exceptions set forth above (other than changes in the market price or trading volume of the Company’s common stock or actions taken by the FCC) will not apply to the extent such effects disproportionately affect us and our subsidiaries, the transferred spectrum assets or any material part of the transferred spectrum assets as compared to similar businesses in the United States.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules that Parent delivered in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	capitalization of Merger Sub;

•

their corporate or similar power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them, and the voting agreement in the case of Parent;

•	required governmental consents, approvals, notices and filings;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	accuracy of information provided by Parent with respect to Parent to be included in this proxy statement;

•

ownership of shares of our capital stock by Parent and its “affiliates” and “associates” and the inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of contingencies related to the funding of the transactions contemplated by the merger agreement;

•	sufficiency of funds;

•	eligibility to hold and receive FCC Authorizations, in the case of Parent; and

•	acknowledgement as to the limitation and exclusivity of our representations and warranties.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will survive for twenty-four months following the effective time.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will conduct our business in the ordinary course consistent with past practice and will not:

•	make changes to organizational documents;

•	pay any dividends on or make any distributions (other than any dividends from any wholly owned subsidiary of the Company to its parent);

•	split, combine or reclassify any of its capital stock or otherwise issue, authorize or propose the issuance of any other of the Company’s securities;

•

(A) hire any new employees, consultants or independent contractors except to replace any employee that terminates his or her employment prior to the effective time of the merger, (B) terminate any employees (other than for cause provided that any such termination for cause must be contemporaneously communicated to Parent), (C) make any compensation payments or awards, including the grant of any equity or cash awards to any director or officer or employee of the Company or its subsidiaries (other than payment of regular base salaries or directors fees, at the rates in effect as of the date of the merger agreement), and other than certain retention benefits that may be provided by the Company prior to the effective time, (D) grant or increase the compensation, severance or other benefits payable or that will become payable to its current or former directors, officers or employees, (E) adopt, enter into, establish, amend, modify or terminate any Company benefit plan or any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with or for any stockholder, director, officer, other employee or consultant that would constitute a company benefit plan had it been in effect as of the date of the merger agreement, (F) amend the terms of any outstanding equity-based awards, (G) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any Company benefit plan, to the extent not already provided in such Company benefit plan, (H) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the based on with such contributions are determined, except as required by GAAP or (I) forgive any loans to current or former directors, officer or employees of the Company or any of its subsidiaries;

•	permit such subsidiaries to enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	make any change with respect to material accounting policies or procedures, except as required by GAAP, SEC rules or policy or applicable law;

•

take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option or (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or (B) grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock;

•

incur, assume, guarantee, or otherwise become liable for any indebtedness (directly, contingently or otherwise) except for accrual of interest under the Company’s existing indebtedness, or indebtedness which is made available under the note purchase agreements;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a subsidiary of the Company to, or in the Company or any of its subsidiaries;

•

sell, lease, license, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any of its properties or assets, including the capital stock of any of its subsidiaries except as provided in the agreements addressing the transfer of the additional spectrum assets or other assets on terms reasonably acceptable to Parent and in accordance with the note purchase agreements;

•

in any material respect in the aggregate modify, amend, terminate or waive any rights under any Company contract or any additional contract other than in the ordinary course of business consistent with past practice or enter into any additional contract other than in the ordinary course consistent with past practice;

•	make or commit to any capital expenditures other than in the ordinary course consistent with past practice;

•

except as required by law or as may be required by GAAP, (A) make or change any material tax election, (B) materially amend any material tax return, (C) take any material position on any material tax return filed on or after the date of the merger agreement or adopt any material accounting method that is inconsistent with election made, positions taken or accounting methods used in preparing or filing similar tax returns in prior periods, or (D) settle or resolve any material tax controversy;

•

(A) enter into any new line of business or (B) except as currently conducted, engage in conduct of any business in any state which would require the receipt or transfer of a permit or license authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a permit or license;

•

file for any permit or license (A) outside the ordinary course of business or (B) the receipt of which would reasonably be likely to prevent, impair or delay the consummation of the transactions contemplated by the merger agreement or by the terms of the note purchase agreements;

•	settle any action before, or threatened to be brought before, a governmental entity which provides for anything other than the payment of money;

•	assign, transfer, cancel, fail to renew or fail to extend any transferred spectrum assets; and

•	agree or enter into any contract to do any of the foregoing.

The merger agreement is not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time of the merger, or to give us, directly or indirectly, the right to control or direct Parent’s or its affiliates’ operations. Prior to the effective time of the merger, each of Parent and we will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over our and our subsidiaries’ respective operations.

In this proxy statement we refer to (i) the shares of capital stock or other equity interest of all of the Company’s subsidiaries other than NextWave Metropolitan Inc., WCS Wireless License Subsidiary, LLC, AWS Wireless Inc., an entity which may be formed to hold equity interests in the foregoing entities, Issuer and any other subsidiaries owning, solely, transferred spectrum assets, (ii) the Company’s and its subsidiaries’ licenses that are not transferred spectrum assets, (iii) the BRS and EBS leases and subleases, and (iv) any proceeds in cash or otherwise received by the Company and its subsidiaries prior to closing with respect to the foregoing clauses (i)-(iii) as the “additional spectrum assets.”

In this proxy statement we refer to real property owned by a subsidiary of the Company and located in Henderson, Nevada, the account receivable in connection with the Company’s disposition of Inquam Broadband Holdings, Inc., as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, a nationwide 70/80/90 GHz millimeter wave license issued by the FCC, the Company’s five percent (5%) ownership interest in Hughes Systique Corporation and any proceeds in cash or otherwise received by the Company and its subsidiaries prior to closing in respect of the assets described in this definition as the “other assets.”

In this proxy statement we refer to the rulemaking associated with the FCC’s Notice of Proposed Rulemaking and Order that as adopted on May 20, 2010 and titled “Imposition of a Freeze on the Filing of Competing Renewal Applications for Certain Wireless Radio Services and the Processing of Already-Filed Competing Renewal Applications” as the “ongoing WCS rulemaking proceedings.”

Investigation

Prior to the effective time of the merger, we will afford Parent and its subsidiaries and their officers, employees, accounts, consultants, legal counsel, financial advisors and agents and other representatives, which we refer to as their representatives, reasonable access during normal business hours upon reasonable advance notice to our and our subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by us pursuant to the requirements of federal or state securities laws and will use all reasonable efforts to cause our representatives to furnish promptly such additional financial and operating data and other information related to our or our subsidiaries’ businesses and properties as Parent or its representatives may reasonably request. We and our subsidiaries will not be required to disclose any information to Parent that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information, or would constitute a violation of applicable laws as long as we use our reasonable best efforts to provide such information and protect such privacy without violation of applicable law. Parent will treat any information it receives from us or our subsidiaries in accordance with a certain Confidentiality Agreement, dated as of April 5, 2012 between Parent and us.

Solicitation of Acquisition Proposals

From and after the date of the merger agreement, we agreed to immediately cease, and use our best efforts to cause our affiliates and their representatives to immediately terminate, any existing activities, discussions or negotiations with any third party regarding a Company alternative proposal. We also agreed to take any action to exempt such person (other than Parent or its subsidiaries) from any takeover statute or similarity restrictive provisions of its organizational documents. Further, from and after the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry that could reasonably be expected to lead to the making or submission of any Company alternative proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating to any Company alternative proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company alternative proposal;

•	engage in discussions or negotiations with any person with respect to any Company alternative proposal;

•	approve, endorse or recommend any Company alternative proposal; or

•

enter into any letter of intent or similar document or any agreement or commitment providing for, any Company alternative proposal (except for confidentiality agreement specifically permitted under the merger agreement in connection with a Company alternative proposal).

Change in Recommendation; Ability to Pursue a Superior Proposal

However, at any time prior to the time our stockholders adopt the merger agreement, if we or our representatives receive an unsolicited bona fide written Company alternative proposal from any person we may contact such person to clarify the terms and conditions of such proposal so long as any such written clarification is provided to Parent within twenty-four hours after receipt of such proposal. In addition:

•

we may provide information in response to a request by a person who has made an unsolicited bona fide written Company alternative proposal if we receive from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Parent and us (provided that we simultaneously provides any such information to Parent to the extent not previously provided to Parent); and

•	we may engage or participate in any discussions or negotiations with such person, if our board of directors (or the independent committee of the board of directors);

provided that the board of directors (A) prior to taking any such action, determines in good faith after consultation with outside legal counsel that failure to take such action, in light of such Company alternative proposal and the terms of the merger agreement, would be inconsistent with the directors’ fiduciary duties under applicable law, and (B) has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Company alternative proposal either constitutes a Company superior proposal, as described below, or would reasonably be expected to result in a Company superior proposal.

Our board of directors may make an adverse recommendation change, as described below, if our board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure of our board of directors to effect an adverse recommendation change would be inconsistent with such directors’ fiduciary duties under applicable law.

Upon receipt of any inquiries, proposals, offers or requests for information, discussions or negotiation regarding a Company alternative proposal, the Company, its representatives and affiliates will promptly (and, in any event, within twenty-four hours) notify Parent of such occurrence, indicating the name of such person and the material terms and conditions of any proposals or offers. The Company must keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in our intentions. We are not permitted to enter into any confidentiality agreement with any person in connection with a Company alternative proposal subsequent to the date of the merger agreement which prohibits us from providing such information to Parent.

In addition to making an adverse recommendation change, at any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement in order to enter into a definitive agreement contemplating a Company superior proposal, so long as we comply with the terms of the merger agreement, including causing the alternative acquiror to pay the termination payment to Parent. See “—Termination Payment” below.

However, prior to terminating the merger agreement in order to enter into a definitive agreement regarding a Company superior proposal:

•

we must notify Parent in writing that we intend to enter into such definitive agreement, which must include a copy of the most current version of such definitive agreement (and all other contemplated transaction documents, including any agreement with the holders of our notes) and the identity of the counterparty;

•

after providing such notice and prior to taking any such action for three business days, we must, provide Parent the opportunity to propose revisions to the terms of the transactions contemplated by the merger agreement, and upon Parent’s request, negotiate with Parent in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent; and

•	the board of directors must take into account any changes to the terms of the merger agreement suggested by Parent and any other information provided by Parent in response to such notice.

Any material amendment to any such Company alternative proposal shall constitute a new Company alternative proposal subject to the foregoing process. In the event the merger agreement is terminated by us regarding a Company superior proposal, we will be required to cause the alternative acquirer to pay a termination payment to Parent as a condition to entering into a definitive agreement with such alternative acquirer and immediately enter into such definitive agreement after termination the merger agreement.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders, or making accurate disclosure to our stockholders of any factual information regarding the Company alternative proposal.

In this proxy statement, we refer to any proposal or offer made by any persons prior to receipt of Company stockholder approval (other than a proposal by Parent or any of its subsidiaries or affiliates), other than any such proposal exclusively involving the additional spectrum assets or other assets that would not be reasonably expected to materially prevent or delay the merger (so long as no non-public information relating to the transferred spectrum assets is made available to such persons), relating to any direct or indirect (A) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company, (B) acquisition by any person of any of the transferred spectrum assets, (C) acquisition by any person of (1) ten percent or more of the outstanding shares of the Company’s common stock from the Company or (2) thirty-five percent or more of the outstanding shares of the Company’s common stock, (D) acquisition by the Company where the stockholders of the Company immediately preceding the completion of the transaction cease to hold at least eighty-five percent of the outstanding equity of the Company immediately following such transaction, as a “Company alternative proposal.”

In this proxy statement, we refer to a bona fide written Company alternative proposal made by any persons for at least seventy percent of the assets or outstanding common stock of the Company (and which proposal was not obtained by the Company in material or willful violation of the provisions of the merger agreement governing alternative proposals), and which would not result in the existing stockholders of the Company owning or controlling, directly or indirectly, in excess of twenty percent of such assets or securities after such transaction) on terms that the Company’s board of directors (or the independent committee of the board of directors) determines in good faith, after consulting with the Company’s financial advisor and outside legal counsel, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummations of such transaction), the person making the proposal and any potential revisions to the merger agreement suggested by Parent or its representatives are more favorable from a financial point of view (taking into account the likelihood and timing of completion and obtaining financing) to the Company and its stockholders and which the Company’s board of directors is required to accept in order to fulfill its fiduciary duties under the DGCL, as a “Company superior proposal.”

In this proxy statement, we refer to (A) any failure by the Company’s board of directors (or an independent committee of the board of directors) to make, or any withdrawal or modification of, or public proposal to withdraw or modify, in any manner adverse to Parent, the Company’s recommendation to its stockholders to adopt the merger agreement, or (B) the Company or its board of directors approves, endorses or recommends a Company alternative proposal, as an “adverse recommendation change.”

Proxy Statement and Stockholders Meeting

Within ten business days after the date of the execution of the merger agreement, we were required to prepare and file this proxy statement with the SEC which must include the recommendation of our board of directors that our stockholders adopt the merger agreement and the transactions contemplated by the merger agreement in accordance with the Exchange Act. We must use our reasonable best efforts to promptly respond as reasonably as practicable to any comments received from the SEC regarding the proxy statement and we must mail a definitive proxy statement to the Company’s stockholders promptly following the date that the SEC staff advises that it has no further comments or that the Company may start mailing this proxy statement. The parties will promptly notify the other parties upon receipt of any comments from the SEC and will provide the other parties with copies of all correspondence among the parties or with the SEC regarding the proxy statement.

Within three business days of the later to occur of (i) the date that we are notified by the SEC staff that it has no further comments or that we may start mailing the definitive proxy statement to stockholders, or (ii) the twenty-fourth business day following the date of the merger agreement, we will duly call and give notice of the special meeting date, which will be held on the twenty-first day following the mailing of the proxy statement. The definitive proxy statement will include our recommendation to our stockholders that the merger agreement be adopted, subject to our right to effect an adverse recommendation change, which is described above. Unless there has been and adverse recommendation change, we will use our reasonable best efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement. In the event that our special meeting is scheduled to occur more than sixty days after the initial record date referenced above, the board of directors shall adopt another resolution fixing a date that is not more than sixty days prior to the date of our special meeting for determining the stockholders who are entitled to notice of, or to vote at, the special meeting and deliver notice as required under Rule 14a-13. Notwithstanding any change in recommendation by our board of directors, unless the merger agreement is terminated in accordance with its terms, the merger agreement will be submitted to the record stockholders at the special meeting for the purpose of adopting the merger agreement.

Subject to adjournments required to enable us to comply with applicable law, we must obtain Parent’s prior written consent to adjourn or postpone our special meeting.

Company Benefit Plans; Employee Communications

Upon Parent’s request at least ten business days prior to the effective time, we will terminate all of our benefit plans, including any benefit plans intended to qualify under Section 401(k) of the Code, effective no later than the day immediately preceding the effective time and we will provide evidence of such termination to Parent. As of the effective time, any outstanding liabilities regarding our benefit plans will be terminated.

We and our subsidiaries will not communicate with our employees regarding compensation, benefits or other treatment such employees will received in connection with the proposed merger without Parent’s prior review of such communications and approval, except to the extent such communications are consistent with Parent’s prior directives.

Notification of Certain Matters

We are required to provide prompt notice to Parent of (a) the occurrence of any known event that could reasonably be likely to have a material adverse effect on us or cause any closing condition set forth in the merger agreement to be unsatisfied in any material respect at any time prior to the effective time or (b) any action, suit, proceeding, inquiry or investigation pending, or to our knowledge threatened, in connection with the validity of the merger agreement. Delivery and receipt of such notice will not limit or otherwise affect the remedies available to the party receiving such notice or prejudice the rights of with respect to such matters the party providing such notice.

Regulatory Approvals

Parent and the Company will use reasonable best efforts to promptly (but in no event later than ten business days after the execution of the merger agreement) prepare and file all necessary applications and notices in order to obtain the consent of the FCC, which we refer to as the FCC Transfer Applications and the parties will cooperate with each other in furnishing any necessary information and assistance necessary in seeking the consent of the FCC. The FCC Transfer Applications and any supplemental information will be in substantial compliance with the FCC Rules and will contain such showings, information and requests for waivers as appropriate.

The parties will cooperate with each other and use reasonable best efforts to take or cause to take all actions necessary to consummate the transactions contemplated by the merger agreement, the note purchase agreements and applicable law, including preparing and filing as promptly as practicable all documentation necessary to obtain as promptly as possible all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from and third party or governmental entity to consummate the merger or any of the transactions contemplated by the merger agreement and the note purchase agreements.

The merger agreement does not require (i) Parent, the Company or any of their respective affiliates to take or refrain from taking any action or to agree to any restriction or condition regarding any of their assets or operations in each case that would take effect prior to the effective time or (ii) Parent or its affiliates to take or refrain from taking any action or to agree to any restriction or condition regarding (A) the operations or assets of Parent or any of its affiliates or (B) the operations or assets of the Company or its subsidiaries, which we collectively refer to as a regulatory adverse condition subject to certain agreed upon matters that will be excluded from a determination of whether a regulatory adverse effect has occurred.

In addition, we will not be permitted to agree to any actions, restriction or condition regarding obtaining any consents, registrations, approvals, permits or authorization in connection with the transactions contemplated by the merger agreement without the prior written consent of Parent. Subject to applicable laws, we along with Parent (A) will have the right to review in advance to the extent practicable and consult with the other on, all of the information relating to Parent or us, as the case may be, that appears in any filing made with, or written materials submitted to, any third party governmental entity in connection with the merger and the transactions contemplated by the merger agreement, (B) will provide the other with copies of all correspondence between it (or its advisors) and any governmental entity relating to the merger and the transactions contemplated by the merger agreement, (C) will participate in all telephone calls and meetings with a governmental entity regarding the merger and the transactions contemplated by the merger agreement and (D) will act reasonably and as promptly as practicable.

Regulatory Status and Company Licenses

We will use our commercially reasonable efforts to and cause our subsidiaries to

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cure no later than the effective time, any material violations and defaults by any of them under any applicable FCC Rules, Industry Canada Rules, NPT Rules and FAA Rules, which we refer to as the regulatory rules;

•	substantially comply with the terms of any Company Licenses and FAA Rules;

•	file or cause to be filed with the FCC, Industry Canada, NPT and the FAA all material reports and other filings required to be filed by the Company under applicable regulatory rules; and

•	preserve intact in all material respects its goodwill with the FCC, the FAA, Industry Canada, the NPT and the Company’s other regulators.

From the signing of the merger agreement until the Closing, we and our subsidiaries will:

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use our respective reasonable best efforts to take all actions reasonably necessary to maintain and preserve the Company Licenses, Company leases and Company permits, including the timely filing of any required FCC reports and all other applicable laws; and

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refrain from taking any action that would give the FCC, Industry Canada, the NPT or any other governmental entities with jurisdiction over the Company or its subsidiaries reasonable grounds to institute proceedings for the suspension, revocation, termination, forfeiture, cancellation or adverse modification of any Company Licenses, Company leases and Company permits.

From the signing of the merger agreement until the Closing, we and our subsidiaries will not:

•	enter into any agreement or negotiations (or continue any negotiations) regarding spectrum capacity under any Company licenses without the prior approval of Parent;

•	enter into any interference consents, negotiate for any interference consents (or continue any such negotiations) in connection with any Company Licenses without the prior approval of Parent;

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enter into any agreement or negotiations (or continue any negotiations) on or with respect to the assignment of any Company license (other than as contemplated in the merger agreement), the partition of any Company license or the disaggregation of any Company licenses; and

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seek the modification of any Company licenses other than proceedings related to the ongoing WCS rulemaking proceedings and modification authorized by the merger agreement (provided that we obtain the prior approval of Parent).

Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation agreed that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of our and our subsidiaries’ current or former directors or officers, who we refer to as the indemnified parties, as provided in each of our respective certificate of incorporation or bylaws (or comparable organizational documents) as in effect as of the signing of the merger agreement will survive the consummation of the merger and will continue in full force and effect for a period of six years. In addition, for a period of six years following the effective time Parent will cause the surviving corporation to (A) maintain in effect the current provisions regarding indemnification regarding officers and directors contained in our certificate of incorporation and bylaws and those of our subsidiaries and (B) indemnify (and advance expenses) and hold harmless the indemnified parties to the fullest extent permitted under applicable law against any losses, claims, damages, liabilities, costs and expenses.

We are required to purchase a six year “tail” insurance policy prior to the closing with respect to the currently existing policies for the indemnified parties held by us prior to the closing. The indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Closing Date Liabilities

Within at least ten business days (and not more than fifteen business days) prior to the closing date, we are required to deliver to Parent and the holder representative (contemplated by the Third Lien NPA) a reasonably detailed statement (as of the date delivered and a good faith and reasonable estimate as of the closing date) the aggregate amount of our unrestricted cash held by the Company (which constitutes the WCS/AWS Assets) and the aggregate amount of our liabilities that would appear on our balance sheet, which we refer to as the estimated liabilities notice, in accordance with GAAP and the preparation of our Annual Report on Form 10-K for the year ended December 31, 2011, which we refer to as the accounting methodologies. The estimated liabilities notice will set forth (as of the date delivered and a good faith and reasonable estimate as of the closing date):

•	the aggregate amount of such liabilities;

•	the aggregate amount of such liabilities attributable to the notes; and

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the amount equal to the aggregate amount of such liabilities (excluding amounts calculated solely with respect to the estimate as of the closing date and as may be revised in accordance with the merger agreement), we refer to the foregoing three items as the estimated closing date liabilities.

In addition, we will provide Parent all supporting materials used in such calculations. No later than five business days prior to the closing date, Parent may by written notice raise any reasonable objections Parent has with our calculation of the estimated closing date liabilities. We are required to, in good faith, take such objections into account and, to the extent necessary, send in writing a revised estimated liabilities notice with revised estimated closing date liabilities (revised solely for taking Parent’s objection into account) no later than three business days prior to closing and acceptance by Parent of such revised estimated closing date liabilities will be solely subject to Parent being reasonably satisfied that the estimated closing date liabilities have been prepared with the accounting methodologies and the failure to raise or the raising of any objection will not waive or limit any other rights Parent may have.

Transfer of Spectrum Assets

Promptly following the signing of the merger agreement, we and our subsidiaries will transfer the WCS/AWS assets to certain of our subsidiaries, and will transfer the additional spectrum assets and other assets to NextWave Holdco. The merger agreement and the forbearance agreement require that we complete such transfers within thirty days following the date of the merger agreement or, if regulatory approval is required, as promptly as practicable following receipt of such regulatory approval. Immediately prior to the closing of the merger, we will redeem the Holdco third lien notes in exchange for 100% of the equity of NextWave Holdco, and Parent will purchase for cash consideration our senior notes, subordinated notes and the NextWave third lien notes. As a result of these transactions, the holders of the Holdco third lien notes will hold, through the ownership of the equity of NextWave Holdco, our wireless spectrum assets and the liabilities not related to our U.S. WCS and AWS spectrum license that will be acquired by Parent by virtue of the merger. If any of these assets or liabilities are not transferred prior to the effective time, the Company will and will cause its subsidiaries to promptly execute, acknowledge and deliver any other assurances or documents of transfer reasonably requested by the other party and necessary for the other party to facilitate such transfers and obtain the benefits thereof.

The definitive documentation necessary to effectuate the transfers contemplated by the foregoing will be subject to Parent’s consent (not to be unreasonably withheld or delayed) and will be agreed upon as soon as reasonably practicable as of the date of the merger agreement. We and Parent agreed that we will cooperate in good faith to:

•	determine whether, after the effective date, any transition services will be required as a result of the transactions contemplated by the merger agreement; and

•	provide for any customary arrangements related to the administration of businesses following completion of a carve-out transaction.

In addition, prior to the closing, we agreed to use reasonable best efforts to cause certain of our contracts (as contemplated in the merger agreement) to be terminated or novated without liability to Parent or us or any of our subsidiaries from and after the closing date. If any approval or consent of the Norwegian Post and Telecommunications Authority is necessary to transfer or otherwise dispose of additional spectrum assets or other assets in connections with the transactions contemplated by the merger agreement and it appears reasonably likely that such approval or consent will not be obtained prior to the date that the effective time of the merger would otherwise occur then the parties will cooperate in good faith to attempt to maintain the benefits of such additional spectrum assets and other assets without de minimis cost to us and our subsidiaries; provided, however, that if any such approval shall not have been obtained at a time when the effective time could otherwise occur, we will or will cause our applicable subsidiary to abandon, forfeit and forego the benefits of such additional spectrum assets and other assets and such additional spectrum assets and other assets will not be included in determining whether certain closing conditions (as contemplated in the merger agreement) have been satisfied. See “NextWave Holdco Formation and Call Right” beginning on page 73.

Debt Documents

We agreed in the merger agreement to amend and restate, amend or enter into, as applicable, certain debt documents related to the notes promptly following the date of the merger agreement (but in any event within ten business days), which were entered into on August 16, 2012. The debt documents contain terms consistent with the forbearance agreement and other customary terms. As contemplated by the merger agreement, the debt documents entered into by us were subject to the reasonable satisfaction of Parent; it being understood that in accordance with the merger agreement such terms would be deemed not to be reasonably satisfactory to Parent if, among other things, such terms would be likely to

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result in any liability to Parent or its subsidiaries (including us and our subsidiaries in any manner that would affect the transactions with Parent contemplated by the merger agreement including by indirectly reducing the amount of funds in the escrow account);

•	prevent, materially impair or delay the ability of us to consummate the merger; or

•	adversely affect in any respect of the transferred spectrum assets.

Under the merger agreement, we also agreed not to amend, modify or waive compliance with any provision of the debt documents without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. See “NextWave Holdco Formation and Call Right” beginning on page 73.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon;

•	the absence of any laws or order (whether temporary, preliminary or permanent) by any governmental entity making illegal, enjoining, prohibiting or preventing the consummation of the merger;

•	the Company and its subsidiaries must have redeemed the Holdco third lien notes for all of the equity interests in NextWave Holdco;

•	the additional spectrum assets and other assets must have been transferred pursuant to the merger agreement and the note purchase agreements;

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any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, must have expired or been terminated, although Parent and the Company do not expect any filing under the HSR Act will be required for the merger; and

•	the FCC shall have granted the requisite consent.

Our obligation to effect the merger is also subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

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the representations and warranties of Parent and Merger Sub must be true and correct as of the date of the merger agreement and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) other than regarding certain fundamental representation relating to Parent’s and Merger Sub’s corporate authority and capitalization, which shall be true and correct in all material respects, where the failure to be so true and correct would not reasonably be likely to prevent the consummation of the merger and the other transactions contemplated by the merger agreement;

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each of Parent and Merger Sub shall have performed in all material respects its obligations under the merger agreement and the note purchase agreements at or prior to the date of the closing of the merger;

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Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying that both of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied; and

•	Parent shall have executed and delivered to the Company the CPR agreement and the escrow agreement.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	our representations and warranties regarding our capitalization, our corporate power and authority and the applicability of any takeover statutes must be true and correct in all material respects;

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our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct, except where the failure to be true and correct has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	the Company shall have performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

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the Company shall have delivered to Parent a certificate signed by an executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied;

•	the holders of our notes shall have performed in all material respects all obligations required by the note purchase agreements;

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all regulatory approvals shall have been obtained without the imposition of any term that would result in a regulatory adverse condition and all regulatory approval obtained from the FCC constitute a final order;

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there must not be any pending claims, legal actions, petitions, arbitrations, governmental investigations or other legal proceedings by or before any governmental entity against the Company or its affiliates or Parent or its subsidiaries that seek to enjoin, prohibit, or prevent the merger or the other transactions contemplated by the merger agreement that would reasonably likely to have a material adverse effect and no governmental entity of competent jurisdiction has instituted an action or proceeding that remains pending or with respect to a governmental entity having authority over a material portion of the business of Parent or its subsidiaries that has been threatened in writing, in each case seeking to enjoin, restrain, prevent or prohibit consummation of the merger;

•	no transferred spectrum asset shall have been awarded by the FCC to any competing party or otherwise been lost, revoked, cancelled, terminated, suspended, not renewed or forfeited;

•	no material adverse effect shall have occurred since the date of the merger agreement;

•	the Company shall have obtained payoff letters from certain parties reflected in the disclosure schedules to the merger agreement relating to amounts owing to such parties;

•	the Company shall have executed and delivered to Parent the CPR agreement and the escrow agreement;

•	the forbearance agreement shall be in full force and effect; and

•	Parent shall have purchased the senior notes, the subordinated notes and the NextWave third lien notes pursuant to the applicable note purchase agreements.

Termination

The merger agreement will terminate automatically and the transactions contemplated by the merger agreement will be abandoned if the effective time does not occur on or before July 31, 2013 except that Parent may extend the termination date for up to two three-month periods in the event that the Company has not redeemed the Holdco third lien notes, the FCC has not granted requisite consent to the transaction or regulatory approvals have not been obtained without the imposition of regulatory adverse conditions.

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

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an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction constitutes a final order; or

•	our stockholders meeting has been held and our stockholders have not adopted the merger agreement at such meeting.

•	by Parent, if:

•	we had not filed this proxy statement with the SEC within ten business days after the execution of the merger agreement, which we refer to as a proxy statement filing termination event;

•	a Company material adverse effect has occurred and is continuing at the time of termination;

•	if any transferred spectrum asset is awarded by the FCC to any competing party or otherwise lost, revoked, canceled, terminated, suspended, not renewed or forfeited;

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there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation or warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the Company’s conditions to the closing of the merger, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to 30 calendar days after written notice is given by Parent to us, which we refer to as a Company breach termination event; or

•	if the Debt Documents had not been executed and delivered to the holders of our notes in accordance with the merger agreement within the ten business days following the date of the merger agreement.

•	by the Company, if:

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there has been a breach of a representation, warranty, covenant or agreement made by Parent in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the Parent’s conditions to the closing of the merger, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to 30 calendar days after written notice is given by us to Parent which we refer to as a Parent breach termination event; or

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at any time prior to the adoption of the merger agreement by our stockholders, (i) the board of directors authorizes the Company to enter into a definitive agreement contemplating a Company superior proposal subject to the provisions of the merger agreement governing a Company superior proposal, (ii) prior to terminating the merger agreement, the Company causes the alternative acquirer to pay Parent the termination payment discussed below under “—Termination Payment” and (iii) immediately after terminating the merger agreement, the Company enters into the definitive agreement contemplating the Company superior proposal discussed above under “—Solicitation of Acquisition Proposals” beginning on page 60, which we refer to as the Company superior proposal termination event.

Termination Payment

We are required to pay Parent the termination payment of $5 million if the merger agreement is automatically terminated because the effective time has not occurred prior to July 31, 2013, as such date may be extended by up to two three-month periods months by Parent pursuant to the merger agreement, provided that no breach by Parent has occurred, or the merger agreement is terminated by Parent due to a Company breach termination event due to a willful breach by the Company, and in either case prior to such termination a Company alternative proposal has been made and not (x) withdrawn at least 20 days prior to such termination or (y) rejected affirmatively in writing by the Company, and concurrently or within eighteen months after such termination a qualifying transaction occurs or the Company enters into a definitive agreement reflecting a qualifying transaction.

If the merger agreement is terminated by the Company in connection with the entry into a definitive transaction agreement contemplating a Company superior proposal, the potential acquirer must pay the $5 million termination payment to Parent as a condition to entering into the definitive transaction agreement.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, subject to applicable law. However, under the terms of the First Lien NPA, the Second Lien NPA and the Third Lien NPA, respectively, Parent is not permitted to enter into an amendment to the merger agreement that is materially adverse to in respect of such of the holders of the senior notes and subordinated notes without first receiving consent of the Holder Representative (each as defined in the First Lien NPA and the Second Lien NPA, respectively), acting on instruction of the holders of the senior notes and subordinated notes, respectively, holding at least two-thirds of the principal amount of the senior notes and the subordinated notes, respectively, and in respect of the holders of the NextWave third lien notes and the Holdco third lien notes without first receiving consent of the Holder Representative (as defined in the Third Lien NPA), acting on instruction of the holders of the NextWave third lien notes and the Holdco third lien notes holding at least 75% of the outstanding principal amount of the NextWave third lien notes and Holdco third lien notes in the aggregate.

Litigation Relating to the Merger

A putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on August 31, 2012 against the Company, Parent, Merger Sub, Allen Salmasi, Jack Rosen, William H. Webster, Carl E. Vogel, Douglas F. Manchester and Nadar Tavakoli alleging, among other things, that the Company’s board of directors and certain of its executive officers breached various fiduciary duties in connection with the board of directors’ approval of the proposed merger and that the Company, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. The plaintiff seeks injunctive relief preventing the merger, an order rescinding the proposed merger in the event it is not enjoined, and damages as a result of the alleged actions of the defendants, including attorneys’ and experts’ fees. The Company intends to vigorously defend against the pending claims.

CONTINGENT PAYMENT RIGHTS AND INDEMNIFICATION OF PARENT

At the time of closing of the merger, Parent, a stockholders representative appointed by the Company, which we refer to as the Stockholders Representative, and a rights agent will enter into a Contingent Payment Rights Agreement, which we refer to as the CPR agreement. The CPR agreement will provide for the terms of the CPRs included as part of the merger consideration.

Each CPR provides the Company’s stockholders with a pro rata interest in an amount up to $25 million in the residual balance of a $50 million escrow fund, which may result in future payments of up to approximately $0.95 per share (which represents the quotient of the $25 million deposited in the escrow fund for the benefit of our stockholders divided by the sum of (i) 24,938,132 outstanding shares of our common stock, plus (ii) 800,000 shares of our common stock reserved for issuance upon the exercise of our in the money stock options, plus (iii) 357,141 shares of our common stock reserved for issuance upon the exercise of our warrants). Payments in respect of CPRs may be released from a $50 million escrow fund to be funded initially on the closing date with (i) a $25 million payment from Parent pursuant to the merger agreement and (ii) $25 million of the price paid for the NextWave third lien notes pursuant to the Third Lien NPA. The escrow fund is subject to reduction (including, to $0) to satisfy indemnification rights or other amounts that become payable to Parent under the Third Lien NPA and the CPR Agreement in respect of losses arising from, among other things:

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any breaches of representations or warranties by the Company contained in the merger agreement (and for purposes of determining both the occurrence of a breach and the amount of a loss, materiality qualifiers and in certain instances knowledge qualifiers will be disregarded);

•	any pre-closing breaches by the Company of covenants contained in the merger agreement;

•	any cash payments made to former stockholders of the Company as a result of demand for appraisal rights under Delaware law;

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any demands, requests or claims for indemnification or indemnification-related expense advancement or reimbursement made by any current or future director, officer, employee, or agent of the Company under the Company’s organizational documents or otherwise;

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any claims by former stockholders of the Company with respect to the determination by the Company to enter into the merger agreement, the allocation of the merger consideration, the allocation of the Closing Date Total Consideration (as defined in the merger agreement), any transfer of assets of the Company prior to the closing date as permitted by the merger agreement or any cash payments made to any such former stockholder with respect to such demands;

•	certain pre-closing liabilities listed on the disclosure schedules to the merger agreement;

•	any tax liability of the Company relating to the transfer of NextWave Holdco to the holders of the Holdco third lien notes;

•	any amounts paid to Parent from the escrow fund pursuant to the Third Lien NPA;

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any amounts owing to the rights agent or the escrow agent in connection with the CPR Agreement and the escrow agreement to be entered into pursuant to the merger agreement and the Third Lien NPA, respectively; and

•	any liability attributable to NextWave Holdco other than liabilities exclusively related to the WCS/AWS assets.

In addition, Parent will receive payment from the escrow fund in the amount of any negative post-closing adjustment amounts provided for under the Third Lien NPA in respect of (1) a portion of alternative minimum tax liabilities with respect to the transactions contemplated by the merger agreement, including the transfer of NextWave Holdco to the holders of the Holdco third lien notes, and (2) balance sheet liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions, in excess of unrestricted cash.

The holders of the NextWave third lien notes will be obligated to contribute additional amounts to the escrow fund in the amount of claims for (a) indemnification relating to liabilities attributable to NextWave Holdco and its subsidiaries, (b) indemnification relating to tax liabilities incurred by the Company related to the transfer of NextWave Holdco to the holders of the Holdco third lien notes, (c) any amount by which the closing date liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions and net of unrestricted cash, exceeds amounts estimated at closing and (d) any amount by which the alternative minimum tax incurred by the Company related to the transactions contemplated by the merger agreement exceed amounts estimated at closing. The additional contributions paid under clauses (a) (except with respect to liabilities arising from the post-closing operation of NextWave Holdco) and (c) are each referred to as an additional amount, which will increase the payment priority of the holders of the NextWave third lien notes with respect to releases from the escrow fund.

The first release from the escrow fund, if any, will be made on the first anniversary of the closing date, in an amount equal to 75% of the escrow fund then remaining and not subject to any reserves for pending claims, which we refer to as the first release amount, and shall be delivered

•	first, to the holders of the NextWave third lien notes in an amount equal to the lesser of (i) the first release amount and (ii) $25 million plus the additional amount; and

•	second, to the rights agent for the benefit of the CPRs, the balance of the first release amount.

The second release from the escrow fund, if any, will be made on the second anniversary of the closing of the merger, in an amount equal to the balance of the escrow fund then remaining and not subject to any reserves for pending claims, which we refer to as the second release amount, and shall be delivered

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first, to the holders of the NextWave third lien notes, in an amount equal to $25 million plus any additional amount not previously paid on the first anniversary date minus the amount released to the holders of the NextWave third lien notes with respect to the first release amount;

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second, to the rights agent for the benefit of the CPRs, the lesser of (i) the balance of the second release amount and (ii) $25 million minus the amount releases to the rights agent for the benefit of the CPRs with respect to the first release amount; and

•	third, the balance, if any, to the holders of the NextWave third lien notes.

Thereafter, any amounts then remaining in the escrow fund in excess of any reserves maintained by the escrow agent will be delivered

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first, to the holders of the NextWave third lien notes until they have received an aggregate amount equal to $25 million plus the additional amount minus the amount released to the holders of the NextWave third lien notes with respect to the second release amount;

•	second, to the rights agent for the benefit of the CPRs until it has received an aggregate of $25 million from the escrow fund; and

•	third, the balance of such amount to the holders of the NextWave third lien notes.

The CPRs will not be transferable, except in the limited circumstances of (i) transfers by will or intestacy, (ii) transfers to inter vivos or testamentary trusts, (iii) transfers pursuant to court orders of courts of competent jurisdiction, (iv) transfers by distribution of a partnership or limited liability company to its partners or members, as applicable, and (v) transfers made by operation of law or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. In addition, the CPRs will not be equity or voting securities of Parent or any other person or company and will not have any dividend rights.

There is no assurance that any payment will be made under the CPRs. There are numerous risks associated with receiving payment under the CPRs, including the possibility of indemnification claims by Parent. In addition, the CPRs are not freely transferable. Also, the tax consequences regarding the receipt of the CPRs are uncertain. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.

FORBEARANCE AGREEMENT

Concurrently with entering into the merger agreement, the Company and its wholly owned subsidiary NextWave Wireless LLC, which we refer to as the Issuer, and certain subsidiary guarantors entered into a forbearance agreement, which we refer to as the forbearance agreement, with the holders of our notes. Pursuant to the forbearance agreement, each Holder has agreed, and directed The Bank of New York Mellon (who the holders of our notes have replaced with Wilmington Trust, National Association, simultaneously with entering into amended and restated notes), as collateral agent under each of the note agreements, who we refer to as the Collateral Agent, to temporarily forbear from exercising their respective rights and remedies in connection with potential defaults and events of default that may occur prior to the Forbearance Termination Date (as defined below). The occurrence of any “Event of Default” under the note agreements would, in the absence of the forbearance agreement, entitle the Holders to accrue additional default interest at a rate of 2% per annum, to accelerate the maturity of each respective series of notes upon notice from the holders of at least 51% of the outstanding principal amount of such series and to take action to foreclose on our wireless spectrum assets, or the stock of our subsidiaries which own such wireless spectrum. If the forbearance agreement is terminated without completion of the contemplated transactions, the holders reserve the right to accrue default interest retroactively for the term of the forbearance agreement, and will have the right to pursue all remedies under the note agreements.

In connection with the forbearance agreement, the Issuer has agreed to consummate a series of transactions as described in detail below under the heading “NextWave Holdco Formation and Call Right.” The forbearance agreement will terminate on the earlier of (i) the consummation of the merger, (ii) sixty (60) days after the termination of the merger agreement and (iii) January 31, 2014, which we refer to as the Forbearance Termination Date. Additionally, the forbearance agreement is subject to termination if a default not covered thereunder (which defaults consist of certain bankruptcy and insolvency-related events) were to occur.

NEXTWAVE HOLDCO FORMATION AND CALL RIGHT

The merger agreement and the forbearance agreement require the Company to complete certain transactions in connection with the formation of NextWave Holdco within thirty days following the date of the merger agreement or, if regulatory approval is required, as promptly as practicable following receipt of such regulatory approval. NextWave Holdco was formed and organized on August 8, 2012, under the laws of the State of Delaware.

It is contemplated that NextWave Holdco will indirectly hold BRS licenses and EBS leases granted by the FCC through its subsidiary NextWave Spectrum Co. authorizing the holder to construct and operate domestic wireless communications systems. NextWave Holdco also indirectly holds WCS licenses authorized by Norwegian Post and Telecommunications Authority, which we refer to as NPT, and Industry Canada for the construction and operation of wireless communications in Canada, immediately prior to the effective time of the merger and under certain circumstances described below under “NextWave Holdco Formation and Call Rights” control of NextWave Holdco will be transferred from the stockholders of NextWave to the holders of the Holdco third lien notes along with all of our other assets and related liabilities subject to certain exclusions that relate to the U.S. WCS and AWS spectrum assets being acquired by Parent by virtue of the merger. In connection with these transfers, NextWave Holdco will provide a first priority guarantee of our obligations to the holders of the senior notes, a second priority guarantee of our obligations to the holders of our subordinated notes, and a third priority guarantee of our obligations to the holders of the NextWave third lien notes that will remain our direct obligations following the split of our old third lien notes described below, in addition to the guarantees, security interests and pledges previously in place in connection with our notes.

Amended and Restated Third Lien Notes

To permit the consummation of the transactions described above, the holders of our notes have amended and restated their note agreements and amended certain documents ancillary to the note agreements. Our old third lien notes have been amended and restated and split into two series whereby certain of our old third lien notes in an aggregate principal amount of $318,627,451 with accrued and unpaid interest through August 15, 2012 of $6,372,549 are direct obligations of the Company and the remaining principal balance of our old third lien notes plus accrued and unpaid interest as of the date of the amended and restated third lien notes became the direct obligations of NextWave Holdco, respectively the NextWave third lien notes and the Holders third lien notes. We provided a third priority guarantee of NextWave Holdco’s obligations under the Holdco third lien notes. The terms of the Holdco third lien notes contain restrictive covenants relating to, among other things:

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a restriction on the sale of the assets transferred to NextWave Holdco unless holders of 75% of the Holdco third lien notes provide consent and a requirement that all net proceeds received from such sales will be held on behalf of and in trust for the holders of the Holdco third lien notes by the third lien collateral agent (or escrow agent after exercise of the call right);

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a requirement that we consult with the holders of the Holdco third lien notes and use our best efforts to promptly solicit asset sales or other strategic transactions with respect to the assets transferred to NextWave Holdco and a requirement that all net proceeds received from such sales will be held on behalf of the holders of the Holdco third lien notes by the third lien collateral agent (or escrow agent after exercise of the call right);

•

the third lien collateral agent (or escrow agent after exercise of the call right) will hold all such proceeds described above until our senior notes and our subordinated notes have been satisfied in full or the holders of 66 2/3% of our senior notes and 66 2/3% of our subordinated notes have consented to release of the proceeds to the holders of the Holdco third lien notes;

•	a restriction on the investments, with customary exceptions and exclusions, we can make or own;

•

a restriction on the termination, waiver or material amendment of the terms of any of our material agreements or an amendment to the merger agreement which would be materially adverse to the holders of the Holdco third lien notes, in each case, without the prior written consent of the holders of 75% of the Holdco third lien notes;

•

a requirement that we shall cause the merger to be consummated in accordance with the terms and conditions of the merger agreement as soon as practicable and, in any event, no later than July 31, 2013; and

•

the collateral agent (or the escrow agent after exercise of the call right) also has the right to purchase (on behalf of and in trust for the holders of the Holdco third lien notes) all of our senior notes and our subordinated notes subject to the obligation to keep such notes outstanding until (A) the consummation of the merger or (B) in the event a bankruptcy proceeding is initiated, the exercise of a call right by Parent to acquire the NextWave third lien notes and the payment of our senior notes and our subordinated notes in the bankruptcy proceeding.

Amended and Restated Senior Notes

The amended and restated senior notes provide for the issuance of up to $15 million of additional notes for payment of expenses incurred in the ordinary course of operations or in connection with payments to be made in connection with the merger, which we refer to as the incremental notes. The amended and restated senior notes accrue interest at an annual rate equal to 15% per annum, except that the incremental notes will accrue interest at an annual rate equal to 10% per annum. In addition, the amended and restated senior notes contain representations and warranties, affirmative and negative covenants and events of default that are substantially the same as the corresponding provisions of our senior notes prior to their amendment and restatement. In addition, the restrictive covenants of the amended and restated senior notes were modified to mirror the additional restrictive covenants of the NextWave third lien notes and the Holdco third lien notes along with an additional restrictive covenant was added prohibiting the Company from refinancing, modifying or amending the terms of the amended and restated subordinated notes, the NextWave third lien notes or the Holdco third lien notes except in accordance with the terms of that certain Amended and Restated Intercreditor Agreement dated as of

August 16, 2012, among the NextWave LLC, the Company, NextWave Holdco, their respective subsidiaries party thereto, the holders of our amended and restated senior notes, Wilmington Trust, National Association, as collateral agent for the holders of our amended and restated senior notes, the holders of our amended and restated subordinated notes, and Wilmington Trust, National Association, as collateral agent for the holders of our amended and restated subordinated notes, the holders of our NextWave third lien notes, the holders of the Holdco third lien notes, which we refer to as the intercreditor agreement.

Amended and Restated Subordinated Notes

The amended and restated subordinated notes accrue interest at an annual rate equal to 15% per annum. The amended and restated subordinated notes contain representations and warranties, affirmative and negative covenants and events of default that are substantially the same as the corresponding provisions of our subordinated notes prior to their amendment and restatement. In addition, the restrictive covenants of the amended and restated subordinated notes were modified to mirror the additional restrictive covenants of the NextWave third lien notes and the Holdco third lien notes along with an additional restrictive covenant was added prohibiting the Company from refinancing, modifying or amending the terms of the amended and rested senior notes, the NextWave third lien notes or the Holdco third lien notes except in accordance with the terms of the intercreditor agreement.

NextWave Holdco Call Right

The noteholder representative will be issued a call right (on behalf of the holders of the Holdco third lien notes) to require that we transfer 100% of the equity of NextWave Holdco to the holders of the Holdco third lien notes to redeem, in full, the Holdco third lien notes. The NextWave Holdco call right will not be exercisable until receipt of any required regulatory approvals and one of the following:

•

receipt of notification by Parent that the merger will occur and conditions to closing have been satisfied or waived so long as Parent deposits, or causes to be deposited, $25 million into the escrow fund as required pursuant to the merger agreement;

•

the termination of the merger agreement and the determination by holders of 75% or more of the Holdco third lien notes to exercise the call right, in which event the exercise of the NextWave Holdco call right will be subject to payment of $25 million by the holders of the Holdco third lien notes, which payment will be for the benefit of our stockholders; or

•	the filing by or against us, NextWave Wireless LLC or NextWave Holdco of a voluntary or involuntary petition under the United States Bankruptcy Code.

NOTE PURCHASE AGREEMENTS

Under the note purchase agreements, the note holders have agreed to a number of restrictions and covenants, including without limitation:

•	not to transfer their notes (except to other holders of our old third lien notes) without the consent of Parent, subject to certain exceptions and qualifications relating to such consent right;

•

not to, nor encourage any other person or entity to, delay, impede, appeal or take any other action, directly or indirectly, to interfere, or that is inconsistent, with the implementation of the merger on the terms set forth in the merger agreement; and

•

not to solicit, encourage or knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to the making or submission of any competing proposal to acquire the Company or participate in discussions or negotiations with respect to certain competing proposals, subject to certain limited exceptions, except discussions in which the Company is participating and which are permitted under the merger agreement and being conducted in accordance with the terms thereof.

First and Second Lien Note Purchase Agreements

Parent will purchase from the holders of our senior notes and subordinated notes under the First Lien NPA and Second Lien NPA, respectively, all of the senior notes and subordinated notes for a cash purchase price equal to the outstanding principal plus accrued interest owing under the notes immediately prior to the effective time of the merger. The holders of our senior notes and subordinated notes have also agreed not to interfere with the merger or take any action to support a bankruptcy filing of the Company.

Third Lien Note Purchase Agreement

Parent and the holders of our old third lien notes entered into the Third Lien NPA as of the date of the merger agreement. Pursuant to the Third Lien NPA, Parent will purchase the NextWave third lien notes immediately prior to the closing of the merger (and after the redemption of the Holdco third lien notes for 100% of the equity interests in NextWave Holdco) for $600 million minus certain deductions and adjustments, specifically:

•

the aggregate amount to be paid to the holders of the senior notes and subordinated notes pursuant to the First Lien NPA and the Second Lien NPA, which amount is currently estimated to be approximately $385 million;

•	the cash merger consideration to be paid to the holders of the Company’s equity securities;

•	repayment of the Company’s working capital line of credit described above which will be issued as incremental senior notes under the amended and restated senior notes;

•	the $25 million to be deposited by Parent in the escrow fund pursuant to the merger agreement, which is described above under the heading “Contingent Payment Rights and Indemnification of Parent”;

•

a portion of any alternative minimum tax reasonably expected to be imposed on the Company with respect to the merger, the Third Lien NPA and the transfer of the other assets or the additional spectrum assets; and

•

the aggregate amount of the balance sheet liabilities of the Company (other than liabilities attributable to the notes), subject to certain exclusions, minus the amount of the Company’s unrestricted cash.

In addition, $25 million of the purchase price under the Third Lien NPA will be held in the $50 million escrow fund to be established on the closing date, as described under the heading “Contingent Payment Rights and Indemnification of Parent.”

The holders of the NextWave third lien notes have also agreed, on the terms and conditions set forth in the Third Lien NPA, and the forbearance agreement:

•

to pay to Parent a termination payment equal to the lesser of $35 million and the difference between the fair market value of the proceeds received by the holders of the NextWave third lien notes and the fair market value of the proceeds that would have been received under the Third Lien NPA if the merger agreement is terminated in a manner that requires us or an alternative acquiror to pay the $5 million termination payment and a qualifying transaction is concurrently or subsequently consummated;

•	to not interfere with the merger or take any action to support a bankruptcy filing of the Company;

•

to use reasonable best efforts to cause the holder to be qualified under the Communications Act of 1934 and the FCC Rules to hold and receive FCC Authorizations generally and, subject to receipt of the FCC Consent, to hold and receive the additional spectrum assets upon consummation of the transactions contemplated by Third Lien NPA and the merger agreement;

•

to use reasonable best efforts to take (or cooperate with the Company to take) all actions necessary or required to effectuate the consummation of the transactions contemplated by the Third Lien NPA and the merger agreement, including, without limitation, obtaining (or permitting the Company to obtain)

any other necessary consents from any governmental entity, making (or assisting the Company in making) any filings required to be made with any governmental entities with respect the transactions contemplated by the Third Lien NPA under the HSR Act and taking (or assisting the Company in taking) any such other actions as may be required or necessary to effect the transfer of the transferred spectrum assets in furtherance of the transactions contemplated by the merger agreement;

•	to not convert or take any action to convert the old third lien notes into equity securities of the Company;

•	to not amend, restate, amend and restate, or modify the forbearance agreement; and

•

except as contemplated in the merger agreement, not to enter into any amendment to the old third lien notes or any indenture, security agreement or other ancillary agreement that is adverse to Parent or would otherwise have a material impact on the consummation of the merger without first receiving prior written consent of Parent.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into the merger agreement, certain stockholders of the Company who are entitled to vote an aggregate of approximately fifty-eight percent of the outstanding shares of the Company’s common stock, have entered into voting agreements with Parent, a form of which is attached to the merger agreement as Exhibit A, pursuant to which such stockholders have agreed to vote their shares of the Company’s common Stock:

•	in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and any related transactions;

•	against any action or agreement that would reasonably be expected to impede or interfere with the consummation of the merger; and

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other Company obligation under the merger agreement.

Specifically, Parent entered into separate voting agreements with: (i) funds managed by Avenue Capital Management II, L.P., (ii) Solus Alternative Asset Management LP, in respect of funds managed by it, (iii) Polygon Recovery Fund L.P., (iv) Mr. Manchester, (v) Mr. Salmasi (on behalf of himself and Navation, Inc., a company controlled by him and owned solely by members of his family), (vi) Mr. Cassou and (vii) Kevin Finn, each of which, other than Mr. Cassou, is, or is affiliated with, one or more holders of NextWave third lien notes and Holdco third lien notes. Funds affiliated with Avenue Capital Group and Solus Alternative Asset Management are also the holders of our senior notes and subordinated notes. Messrs. Manchester and Salmasi are members of our board of directors. Mr. Cassou is our EVP, Chief Legal Counsel and Secretary, and Mr. Finn is a former officer of the Company. The terms of the voting agreements provide for certain restrictions on such stockholders ability to enter into certain voting arrangements or transfer their shares until the voting agreement is terminated, specifically such stockholders

•	may not, without Parent’s written consent, transfer, sell, assign or otherwise encumber any of our common stock held by them;

•	may not facilitate (subject to certain limitation) any Company alternative proposal to the merger or the transactions contemplated by the merger agreement;

•	may not enter into any other voting arrangements;

•	may not exercise any rights of appraisal or rights of dissent with respect to the merger or the transactions contemplated by the merger agreement; and

•

must opt out of any class action with respect to any claim challenging the validity of the merger or the transactions contemplated by the merger agreement or alleging breach of fiduciary duty of any person in connection with the merger or the transactions contemplated by the merger agreement.

The voting agreements will terminate upon the earliest to occur of

•	the mutual consent of Parent and the applicable stockholder;

•	receipt of the affirmative vote of the Company’s stockholders in favor of the merger agreement and the transactions contemplated by the merger agreement;

•	the termination of the merger agreement; and

•	reduction of the consideration to be received under the merger agreement.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to properly demand and perfect their appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to properly demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to demand appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130, Attention: Secretary, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a stockholder of the Company’s common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view of the consideration payable in a transaction, such as the merger, is not an opinion as to, and does not in any way address, fair value under Section 262. No representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $1.00 per share cash payment (without interest) and one non-transferrable CPR for each share of the Company’s common stock, entitling such stockholder to receive a pro rata interest in a $25 million escrow fund, representing up to approximately $0.95 per share pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

The Adjournment Proposal

If the number of shares of our Common Stock present or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to adopt the merger agreement at the time of the special meeting, then we intend, with prior consent from Parent, to move to adjourn the special meeting in order enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holder to adjourn the special meeting for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number could adjourn the special meeting without a vote on the adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to obtain sufficient votes in favor of the adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required for Approval and Board Recommendation

Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of our Common Stock present and entitled to vote at the special meeting on this proposal, assuming a quorum is present. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the proposal to adjourn the special meeting. Broker non-votes, if any, will be counted as present for the purposes of determining whether a quorum is present at the special meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

Our board of directors believes that, if the number of shares of our common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is not a sufficient number of shares to approve the proposal to adopt the merger agreement, it is in the best interests of its stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the proposal to adopt the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 3)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as described in this proxy statement under the caption “The Merger—Executive Compensation Payable to our Named Executive Officers in Connection with the Merger” beginning on page 46.

Accordingly, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be payable to the Company’s named executive officers in connection with the merger, as disclosed in the table and narrative discussion set forth in this proxy statement under the caption “Executive Compensation Payable to our Named Executive Officers in Connection with the Merger,” is hereby approved.”

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal and vote to adopt the merger agreement, and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the merger agreement is adopted. Approval of this proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. In addition, because the Company is contractually obligated to pay the compensation covered by this proposal, if the merger agreement is adopted, such compensation will be payable to the named executive officers regardless of the outcome of this advisory vote (subject only to the contractual conditions applicable to the payment of the compensation).

Vote Required and the Company Board Recommendation

The proposal to approve, on a non-binding, advisory basis, the compensation that may be payable to the Company’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of the Company’s common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon vote “FOR” such proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF COMMON STOCK

The following table reflects the high and low sales prices, or high and low bid prices, as applicable, rounded to the nearest penny, of our common stock as reported by The NASDAQ Global Market, as applicable, for each quarterly period until July 23, 2010 (as adjusted for a 1:7 reverse stock split) and as reported by the OTCQB as of July 23, 2010. Our common stock was listed on The NASDAQ Global Market, beginning on January 3, 2007 under the symbol “WAVE,” where it continued to trade until July 23, 2010. On July 23, 2010, our common stock began trading on the OTCQB under the symbol “WAVE.PK,” where it continues to trade today.

	Common Stock Price
	High	Low
2012
Second Quarter	$0.40	$0.10
First Quarter	$0.19	$0.07
2011
Fourth Quarter	$0.25	$0.06
Third Quarter	$0.34	$0.09
Second Quarter	$0.66	$0.30
First Quarter	$1.01	$0.56
2010
Fourth Quarter	$1.65	$0.66
Third Quarter	$2.33	$0.75
Second Quarter	$3.29	$1.07
First Quarter	$4.20	$2.31

The closing price of our common stock on the OTCQB on August 1, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $0.25 per share of common stock. The per share cash consideration (which does not include the CPR) represents approximately a 400% premium over the closing price of our common stock on July 31, 2012. On September 4, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $1.27 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

We have never paid a dividend on our common stock and do not anticipate paying one in the foreseeable future. The terms of the agreements governing our notes with our secured lenders restrict us from paying dividends and making distributions to holders of our capital stock. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, establish a record date for or pay any dividends on shares of our common stock without the consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information as of August 1, 2012, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our common stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (b) each director, (c) each of our executive officers and (d) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130.

	Securities Beneficially Owned(A)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding
Principal Security Holders:
Navation Inc. (1)	3,455,110	13.11%
Avenue Capital Group (2)	6,935,834	24.92%
Sola Ltd. (3)	4,831,943	17.91%
Alden Global Capital (4)	1,869,387	6.97%
Polygon Management Ltd. (5)	3,869,473	15.08%
Officers and Directors:
Frank A. Cassou (6)	1,258,853	4.86%
Francis J. Harding (7)	370,934	1.46%
Douglas F. Manchester (8)	2,738,328	10.35%
Jack Rosen (9)	288,020	1.14%
Allen Salmasi (10)	4,811,742	18.16%
Nader Tavakoli (11)	86,095	*
Carl E. Vogel (12)	532,142	2.09%
William H. Webster (13)	300,711	1.19%
All directors and officers as a group	10,584,332	34.40%

*	Less than 1%
(A)	The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of shares of our common stock underlying (i) options held by such individual or entity that are exercisable within a period of 60 days from August 1, 2012, (ii) convertible notes held by such individual or entity that are convertible within a period of 60 days from August 1, 2012 and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from August 1, 2012, as applicable.
(1)	The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH—1211 Genéve 11, Switzerland. Includes 1,378,843 shares issuable upon conversion of the old third lien notes.
(2)	Based on the Schedule 13D originally filed by Avenue Capital Management II, L.P., which we refer to as Avenue Capital, and its affiliates on November 19, 2008, as amended on April 30, 2009, July 10, 2009, December 18, 2009 and August 9, 2012. The address for Avenue Capital is 399 Park Avenue, 6th Floor, New York, New York 10022. Robert T. Symington, a former member of the NextWave board of directors, is a portfolio manager of an Avenue Capital affiliate. Represents (a) 101,353 shares of common stock underlying options that are exercisable within 60 days of August 1, 2012, (b) 4,076,795 shares of common stock held by Avenue Capital and its affiliates and (c) 2,757,686 shares issuable upon conversion of the old third lien notes.
(3)

Based on the Schedule 13G filed by Solus Alternative Asset Management LP, Solus GP LLC, which we collectively refer to as Solus, and Christopher Pucillo on February 14, 2012. The address for Solus is 410 Park Avenue, 11th Floor, New York, NY 10022. Includes (i) 492,923 shares of common stock for which Solus recently informed us it owns, (ii) 357,141 shares of common stock underlying warrants that are exercisable within 60 days of August 1, 2012 and (iii) 1,660,451 shares issuable upon the conversion of our old third lien notes. Mr. Pucillo is the managing member of Solus GP LLC, the general partner of

Solus Alternative Asset Management LP and exercises voting and investment power over the securities beneficially owned by Solus Alternative Asset Management LP. The convertible notes and warrants held by Sola Ltd and its affiliates provide that in no event will any holder of such securities be entitled to receive common stock upon exercise or conversion to the extent (but only to the extent) that such receipt would cause Sola Ltd and its affiliates to become, directly or indirectly, a beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time.
(4)	Includes 1,869,387 shares issuable upon conversion of our old third lien notes. Alden Global Capital’s address is 885 Third Avenue, New York, New York 10022.
(5)	Based on the Schedule 13D filed by Polygon Management Ltd., which we refer to as Polygon and its affiliates, on August 10, 2012. The address for Polygon is 4 Sloan Terrace, London SW 1X9DQ United Kingdom. Represents 3,180,052 shares of common stock held by Polygon Management and its affiliates and (b) 689,421 shares issuable upon the coversion of our old third lien notes.
(6)	Includes 160,347 shares underlying options that are exercisable within 60 days and a restricted stock award of 750,000 shares granted under the Company’s 2005 Stock Incentive Plan, which we refer to as the 2005 Plan. The shares granted under the restricted stock award remain subject to forfeiture on the terms set forth in the award and will become vested and non-forfeitable upon (i) the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, by the Company of the convertible notes, or (ii) if earlier, a change in control of the Company or a termination of Mr. Cassou’s employment or service with the Company by the Company without cause or by Mr. Cassou for good reason. The shares subject to the award will be forfeited if the convertible notes are not repaid or retired in full prior to the expiration of the award, which has a term of 10 years in accordance with the 2005 Plan. Excludes 14,732 shares that are not exercisable within 60 days of August 1, 2012.
(7)	Includes 121,425 shares underlying options that are exercisable within 60 days and a restricted stock award of 250,000 shares granted under the 2005 Plan that are exercisable within 60 days of August 1, 2012. The shares granted under the restricted stock award remain subject to forfeiture on the terms set forth in the award and will become vested and non-forfeitable upon (i) the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, by the Company of the convertible notes, or (ii) if earlier, a change in control of the Company or a termination of Mr. Harding’s employment or service with the Company by the Company without cause or by Mr. Harding for good reason. The shares subject to the award will be forfeited if the convertible notes are not repaid or retired in full prior to the expiration of the award, which has a term of 10 years in accordance with the 2005 Plan. Excludes 19,643 that are not exercisable within 60 days of August 1, 2012.
(8)	Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 1,253,930 shares issuable upon conversion of our old third lien notes and 105,555 shares underlying options that are exercisable within 60 days of August 1, 2012.
(9)	Includes 288,020 shares underlying options that are exercisable within 60 days of August 1, 2012. Excludes 25,000 shares that are not exercisable within 60 days of August 1, 2012.
(10)	Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own (a) 3,282,020 shares of common stock, (b) 1,378,843 shares issuable upon conversion of our old third lien notes, and (c) 150,879 shares of common stock underlying options that are exercisable within 60 days of August 1, 2012.
(11)	The shares beneficially owned by Mr. Tavakoli are held in a brokerage account that is subject to a pledge in connection with margin arrangements relating to such account. Includes 50,000 shares underlying options that are exercisable within 60 days of August 1, 2012. Excludes 150,000 shares underlying options that are not exercisable within 60 days of August 1, 2012.
(12)	Includes 532,142 shares underlying options that are exercisable within 60 days of August 1, 2012. Excludes 25,000 shares underlying options that are not exercisable within 60 days of August 1, 2012.
(13)	Includes 285,235 shares underlying options that are exercisable within 60 days of August 1, 2012. Excludes 25,000 shares underlying options that are not exercisable within 60 days of August 1, 2012.

DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be deregistered under the Exchange Act, our quotation on the OTCQB will terminate and we will no longer file periodic reports with the SEC.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders next year. If you intend for your proposal to be included in next year’s proxy statement pursuant to regulations promulgated under the Exchange Act, you must send it to the Corporate Secretary by the close of business on December 18, 2012. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2013 annual meeting of stockholders must be received by us at NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130, Attention, Secretary, no later than December 18, 2012. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2013 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws and our rules and regulations no later than January 17, 2013, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2012 annual meeting of stockholders. Any proxies solicited by the Company’s board of directors for the 2013 annual meeting of stockholders may confer discretionary authority to vote on any proposals notice of which is not timely received. In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company and derivative securities which are directly or indirectly beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

A stockholder’s notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in our Proxy Statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.nextwave.com. Our website address is provided as an inactive textual reference only. The information provided on our website and the documents filed with the SEC are not part of this proxy statement, and therefore are not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and our other SEC filings, without charge, by written or telephonic request directed to Georgeson Inc., our proxy solicitor, by calling toll-free at 1 (800) 905-7281.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 5, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

It is important that your proxy be returned promptly. The proxy may be revoked at any time by you before it is exercised. If you attend the special meeting in person, you may withdraw any proxy and vote your own shares.

By Order of the Board of Directors.

FRANK A. CASSOU
Secretary and Chief Legal Counsel

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

AT&T INC.,

RODEO ACQUISITION SUB INC.,

and

NEXTWAVE WIRELESS INC.,

Dated as of August 1, 2012

A-i

A-ii

INDEX OF DEFINED TERMS

Accounting Methodologies	43
Actions	15
Additional Contracts	24
Additional Spectrum Assets	53
Adverse Recommendation Change	36
Affiliate	53
Aggregate Consideration	23
Agreement	1
Alternative Acquiror	50
associate	53
AWS	16
Board of Directors	7
BRS	16
business day	2
Cash Merger Consideration	3
Certificate of Merger	2
Certificates	5
Closing	2
Closing Certificate	5
Closing Date	2
Code	8
Communications Act	11
Company	1
Company Alternative Proposal	33
Company Benefit Plans	19
Company Book-Entry Shares	5
Company Common Stock	3
Company Contract	24
Company De Facto Transfer Lease	53
Company Disclosure Schedule	8
Company Financials	12
Company IP	53
Company Leases	16
Company Licenses	16
Company Meeting	36
Company Owned Shares	3
Company Permits	14
Company Preferred Stock	9
Company Recommendation	36
Company Regulatory Approvals	11
Company Restricted Shares	5
Company SEC Documents	12
Company Stock Option	6
Company Stockholder Approval	24
Company Superior Proposal	34
Company Warrant	4
Competing Application	53
Competing Party	53
Conditional WCS Renewals	53
Confidentiality Agreement	32

Contingent Payment Right	3
Contract	12
Contracts	12
control	53
controlled by	53
Copyrights	53
CPR Agreement	1
Debt Documents	45
Default	53
DGCL	1
Dissenting Shares	4
EBS	16
Effective Time	2
Environmental Law	54
ERISA	19
ERISA Affiliate	19
Escrow Account	5
Escrow Agent	5
Escrow Agreement	54
Escrow Amount	5
Estimated Closing Date Liabilities	43
Estimated Liabilities Notice	43
Exchange Act	11
Exchange Fund	5
Excluded Entity	54
FAA	17
FAA Rules	17
FCC	11
FCC Authorizations	54
FCC Consent	54
FCC Rules	11
FCC Transfer Applications	38
Final Order	48
Forbearance Agreement	54
GAAP	9
Governmental Entity	11
Hazardous Substance	54
HSR Act	11
Indebtedness	54
Indemnified Parties	41
Independent Committee	55
Industry Canada Rules	14
Insurance Policies	25
Intellectual Property	55
Interference Consent	55
IRS	19
Knowledge	56
Laws	14
Liabilities	56
Licenses	16

A-iii

Lien	10
Made Available	56
Material Adverse Effect	9
Materially Adverse Regulatory Event	56
Merger	1
Merger Consideration	3
Merger Sub	1
Network Assets	56
Note Purchase Agreement	1
Note Purchase Agreements	1
Notes	1
NPT	14
NPT Rules	14
Ongoing Canadian WCS Rulemaking Proceedings	57
Ongoing WCS Rulemaking Proceedings	57
Option Plans	6
Orders	15
ordinary course of business	57
Other Assets	57
Parent	1
Parent Disclosure Schedule	26
Parent Regulatory Approvals	27
Paying Agent	5
PBGC	20
Permits	14
Permitted Liens	57
Person	57
Proceeding	57
Proxy Statement	35
Qualifying Transaction	52
Regulatory Adverse Condition	39

Regulatory Approvals	48
Renewal Application	57
Representatives	32
SEC	12
Secured Lenders	1
Senior Notes	1
Spectrum	57
Spinco	44
Stockholders Representative	45
Structure Schedule	44
Subordinated Notes	1
Subsequent Company SEC Documents	12
Subsidiary	58
Surviving Corporation	2
Takeover Statute	25
Tax	22
Tax Authority	22
Tax Return	22
Taxes	22
Termination Date	49
Termination Payment	51
Third Lien Notes	1
Trademarks	58
Transferred Entity	58
Transferred Spectrum Assets	58
under common control with	53
Unrestricted Cash	43
Voting Agreement	1
Voting Agreements	1
Voting Debt	11
WCS	16
WCS/AWS Assets	58

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2012 (this “Agreement”) among AT&T INC., a Delaware corporation (“Parent”), RODEO ACQUISITION SUB INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”) and NEXTWAVE WIRELESS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Merger Sub and the Company have approved and declared advisable, and Parent has approved, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incurring the obligations set forth herein, certain stockholders of the Company, who hold and are entitled to vote (or to direct the voting of) an aggregate of approximately fifty-nine percent (59%) of the outstanding shares of Company Common Stock, have each entered into, concurrent herewith, a voting agreement in the form attached hereto as Exhibit A, dated as of the date hereof, with Parent (each a “Voting Agreement” and together, the “Voting Agreements”), pursuant to which, upon the terms set forth therein, such stockholders have agreed to vote the shares of Company Common Stock over which they are entitled to vote (or to direct the voting of) (whether owned today or after the date of this Agreement) in favor of the adoption of this Agreement;

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incurring the obligations set forth herein, all holders (the “Secured Lenders” ) of the Company’s 15% Senior Secured Notes, due December 31, 2012 (the “Senior Notes”), the Company’s 15% Senior-Subordinated Secured Second Lien Notes, due January 31, 2013 (the “Subordinated Notes”) and the Company’s 16% Third Lien Subordinated Secured Third Lien Notes, due February 28, 2013 (the “Third Lien Notes” and, together with the Senior Notes and the Subordinated Notes, the “Notes”) have entered into separate Note Purchase Agreements (each a “Note Purchase Agreement” and together the “Note Purchase Agreements”), pursuant to which Parent will acquire all of the Notes from the Secured Lenders immediately prior to the Effective Time and agreed to support and take other actions with respect to the transactions contemplated hereby, and

WHEREAS the parties agree that prior to consummation of the Merger, Parent shall enter into a contingent payment rights agreement substantially in the form attached as Exhibit B hereto (subject to the reasonable requests of the Rights Agent) (the “CPR Agreement”) with an institution selected by Parent that is reasonably satisfactory to the Company to act as Rights Agent (as such term is defined in the CPR Agreement), pursuant to which Parent shall grant to each holder of shares of Company Common Stock, Company Warrants, Company Restricted Shares and Company Stock Options a Contingent Payment Right to receive a certain payment as part of the Merger Consideration pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company agrees as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.

Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 A.M., on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

Section 1.3 Effective Time. Concurrently with or immediately following the Closing, the Company shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Immediately following the Effective Time, the by-laws of the Surviving Corporation shall be amended in their entirety to read as set forth on Exhibit C hereto.

Section 1.6 Directors and Officers. The Board of Directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time be the initial Board of Directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall at the Effective Time be the initial officers of the Surviving Corporation, each to serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the Company shall, prior to the Closing, use its best efforts to implement the foregoing, including by using its best efforts to obtain resignations from the existing members of the Board of Directors of the Company.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(e), each share of common stock, par value $0.007 per share (“Company Common Stock”), of the Company (other than Dissenting Shares

(to the extent provided in Section 2.1(e)) and except as provided in Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and shall thereafter represent the right to receive (i) $1.00 in cash, without interest (the “Cash Merger Consideration”) and (ii) one non-transferable contingent payment right (a “Contingent Payment Right”) to be issued by Parent pursuant to the CPR Agreement (the Cash Merger Consideration together with the Contingent Payment Rights, the “Merger Consideration”).

(b) All shares of Company Common Stock to be converted into Merger Consideration pursuant to this Article II shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of a Certificate, shall thereafter cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

(c) Treasury Shares. Each share of Company Common Stock held in treasury of the Company (the “Company Owned Shares”) shall automatically be cancelled, and no Merger Consideration shall be delivered in exchange therefor.

(d) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, other than Section 2.1(e)(ii), any shares of Company Common Stock held by a holder who has properly demanded an appraisal of its shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 2.1(e)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal right, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration as set forth in Section 2.1(a) of this Agreement, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

Section 2.2 Other Equity.

(a) Prior to the Effective Time, Parent and Merger Sub shall have entered into an agreement with Sola Ltd. pursuant to which Parent shall agree to cause the Surviving Corporation to assume the performance and obligations of the Company under that certain Warrant Agreement, dated as of April 8, 2009, as amended, between the Company and Sola Ltd., and each unexercised warrant exercisable for shares of Company Common Stock (a “Company Warrant”), which is outstanding at the Effective Time shall be cancelled at the Effective Time and shall only entitle the holder thereof to the right to receive from the Surviving Corporation (i) a cash amount (without interest) equal to the product of (x) the excess, if any, of (A) the Cash Merger Consideration over (B) the per share exercise price of such Company Warrant and (y) the number of shares of Company Common Stock for which such Company Warrant shall not have been previously exercised and (ii) a number of Contingent Payment Rights equal to the number of shares of Company Common Stock for which such Company Warrant shall not have been previously exercised, calculated on a “net exercise” basis;

(b) Parent and its Affiliates will not assume or continue or provide substitute awards in respect of any shares of restricted Company Common Stock (the “Company Restricted Shares”). Accordingly, each Company Restricted Share which is outstanding at the Effective Time shall be terminated at the Effective Time in accordance with the provisions of Section 8 of the NextWave Wireless Inc. 2005 Stock Incentive Plan and the NextWave Wireless Inc. 2007 New Employee Incentive Plan and shall only entitle the holder thereof to the right to receive from the Surviving Corporation the Merger Consideration with respect to each such Company Restricted Share.

Section 2.3 Paying Agent; Surrender and Payment.

(a) Closing Certificate. One (1) business day prior to the Closing Date, an executive officer of the Company shall deliver to Parent a certificate (the “Closing Certificate”) certifying on behalf of the Company (i) the number of shares of Company Common Stock that will be issued and outstanding as of the Effective Time and (ii) the number of Company Stock Options that will be converted into the Merger Consideration pursuant to Section 2.3(e).

(b) Paying Agent. Prior to the Effective Time, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company (the “Paying Agent”) that is reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration in respect of certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) and shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”), upon surrender of such Certificates and Company Book-Entry Shares in accordance with this Article II from time to time after the Effective Time.

(c) Deposit of Cash. Simultaneously with the Closing, Parent shall deposit or shall cause to be deposited (i) with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in an amount approximately equal to the aggregate Cash Merger Consideration (the “Exchange Fund”) and (ii) with an escrow agent reasonably acceptable to Parent and the Company (the “Escrow Agent”), $25 million (the “Escrow Amount”) by wire transfer of immediately available funds in U.S. Dollars into an account (the “Escrow Account”) to be held, released and delivered (together with all accrued investment income thereon, if applicable) in accordance with the Escrow Agreement.

(d) Exchange Procedures. Promptly following the Effective Time (but in no event later than the fifth (5th) business day thereafter), the Paying Agent shall mail to each holder of record of a Certificate or Company Book-Entry Shares whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Company Book-Entry Shares in exchange for the Cash Merger Consideration and a number of Contingent Payment Rights represented by book-entry, into which the number of shares of Company Common Stock previously represented by such Certificate or Company Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, Certificates and letters of transmittal (and any related documentation) may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Each former stockholder of the Company, upon surrender to the Paying Agent of a Certificate or Company Book-Entry Share, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, shall be entitled to receive (i) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.3(k)) equal to the aggregate amount of Cash Merger Consideration and (ii) a number of Contingent Payment Rights represented by book-entry, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book Entry Shares, as applicable, were converted in accordance with this Article II. Until surrendered as contemplated by this Section 2.3, each Certificate or Company Book-Entry Share (other than Certificates or Company Book-Entry Shares that represent Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates or Company Book-Entry Shares under the provisions of this Article II.

(e) Exchange Procedures for Company Stock Options.

(i) Parent and its Affiliates will not assume or provide substitute awards in respect of any unexercised option to purchase or acquire a share of Company Common Stock under the Company’s 2005 Stock Incentive Plan and 2007 New Employee Incentive Plan (the “Option Plans”) (each such option, a “Company Stock Option”). Accordingly, each Company Stock Option which is outstanding at the Effective Time (whether vested or unvested) shall be terminated at the Effective Time in accordance with the provisions of Section 8 of the NextWave Wireless Inc. 2005 Stock Incentive Plan and the NextWave Wireless Inc. 2007 New Employee Incentive Plan and shall only entitle the holder thereof to the right to receive from the Surviving Corporation (i) a cash amount (without interest and less applicable withholding) equal to the product of (x) the excess, if any, of (A) the Cash Merger Consideration over (B) the per share exercise price of such Company Stock Option and (y) the number of shares of Company Common Stock for which such Company Stock Option shall not have been previously exercised and (ii) a number of Contingent Payment Rights equal to the number of shares of Company Common Stock for which such Company Stock Options shall not have been previously exercised and that would have been delivered upon a “net exercise” basis based on the Cash Merger Consideration amount (rounded down to the nearest whole share); provided, that for purposes of clarity, to the extent the per share exercise price of such Company Stock Option exceeds the Cash Merger Consideration, such Company Stock Option shall be terminated without consideration and the holder shall not be entitled to receive any Contingent Payment Rights.

(ii) At or prior to the Effective Time, the Company, the Board of Directors of the Company (the “Board of Directors”) or the compensation committee of the Board of Directors, as applicable, shall adopt resolutions and take all actions reasonably requested by Parent to effectuate the provisions of this Section 2.3(e). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation or any of their Subsidiaries will be required to deliver shares of Company Common Stock to any Person pursuant to or in settlement of Company Stock Options.

(iii) Parent agrees to pay or cause to be paid by wire transfer all amounts owed by it under this Section 2.3(e) as soon as is reasonably practicable following calculation of such amounts but no later than three (3) business days following the Closing.

(f) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Company Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which remain unpaid at the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration.

(h) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the transfer books of the Surviving Corporation of shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Company Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(i) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall, to the fullest extent permitted by applicable Law, be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Company Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holders of the Certificates or Company Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration (after giving effect to any Tax withholdings as provided in Section 2.3(k)).

(j) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

(k) Tax Withholding. Parent and the Paying Agent shall be entitled to deduct and withhold from any amounts payable under this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as Parent or the Paying Agent, as applicable, are required to withhold or deduct under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Paying Agent and duly and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, as the case may be, in respect of whom such deduction and withholding were made by Parent or the Paying Agent.

(l) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub, as follows:

Section 3.1 Qualification, Organization, Etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of its respective jurisdiction of incorporation or organization and has the corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the certificates of incorporation, by-laws, or other equivalent organizational documents of the Company and each of its Subsidiaries. The Company and its Subsidiaries are not in violation of any provision of their respective certificate of incorporation, by-laws or other equivalent organizational documents.

As used in this Agreement, any reference to any state of facts, conditions, event, change or effect having a “Material Adverse Effect” shall mean any state of facts, conditions, event, change or effect that, individually or in the aggregate with all other facts, conditions, events, changes, or effects, has, or would reasonably be expected to have, a material adverse effect on (i) the financial condition, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or the Transferred Spectrum Assets, or (ii) the ability of the Company to timely consummate the Merger and the other transactions contemplated by this Agreement and to satisfy its obligations hereunder and in accordance with the terms hereof, excluding from (i) and (ii) any effect resulting from or arising in connection with (a) changes or conditions (including political conditions) generally affecting (1) the United States economy or financial markets or (2) the United States telecommunications industry; (b) any change in generally accepted accounting principles as applied in the United States (“GAAP”); (c) any change in the market price or trading volume of Company Common Stock (but not the underlying causes of such changes); (d) any act of terrorism or sabotage, (e) any earthquake or other natural disaster or (f) actions taken by the FCC with respect to the U.S. WCS spectrum band or AWS spectrum band generally; except to the extent that any of such effects in (a), (b), (d) or (e) disproportionately affect the Company and its Subsidiaries, the Transferred Spectrum Assets or any material part thereof as compared to similar businesses in the United States.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 57,142,857 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.007 per share (“Company Preferred Stock”). As of the date hereof: (i) 24,938,132 shares of Company Common Stock are issued and outstanding, (ii) 5,892,885 shares of Company Common Stock were reserved for issuance pursuant to the Option Plans and no shares of Company Preferred Stock are designated issued or outstanding, (iii) 357,143 shares of Company Common Stock were reserved for issuance upon the exercise of the Company Warrants and (iv) 9,785,492 shares of Company Common Stock are reserved for issuance upon the conversion of the Third Lien Notes. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Neither the Company nor any of its Subsidiaries directly or indirectly own any shares of Company Common Stock. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any mortgage, pledge, hypothecation, security interest, encumbrance, right of offset, claim, easement, lease, sublease, covenant, right of way, option, restriction on use or lien of any kind, or any rights or claims of ownership of others, however evidenced or created (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to file any financing statement under the lien notice records or other similar legislation of any jurisdiction) (each, a “Lien”).

(b) Except as set forth in Section 3.2(a): (A) the Company does not, (x) as of the date hereof have any shares of its capital stock issued or outstanding or (y) have any shares of its capital stock reserved for issuance and (B) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (w) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (x) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (y) redeem or otherwise acquire any such shares of capital stock or other equity interests or (z) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company.

(c) (i) Schedule 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Persons who, as of the date hereof, held outstanding awards to acquire shares of Company Common Stock (including Company Stock Options) under the Option Plans, indicating, with respect to each Company Stock Option then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the expiration date and date of grant and since such date no other awards to acquire shares of the Company Common Stock have been issued.

(ii) Each Company Stock Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (B) has an exercise price (if applicable) per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the grant date, (C) has a grant date identical to the date on which the Board of Directors or compensation committee actually awarded such Company Stock Option, (D) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company Financials, respectively. No Company Stock Option (i) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, or (ii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(d) Except as expressly contemplated by the Voting Agreements and the Note Purchase Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3 Indebtedness; Voting Debt.

(a) Schedule 3.3 of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company’s outstanding Indebtedness, including the amounts outstanding as of the date of this Agreement.

(b) Except for the Third Lien Notes, no bonds, debentures, notes or other Indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, the “Voting Debt”).

Section 3.4 Corporate Authority Relative to the Transaction; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for the (i) Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the Communications Act of 1934, as amended, and applicable rules and regulations thereunder (the “Communications Act”), including any rules, regulations and orders of the Federal Communications Commission (the “FCC” and such rules, regulations and orders, the “FCC Rules”), (v) any applicable state or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses as set forth on Schedule 3.4(b)(v) of the Company Disclosure Schedule, and (vi) any state securities or “blue sky” laws (collectively, the “Company Regulatory Approvals”), no authorization, consent, license, permit, action (including action on an application), order or approval of, or registration, declaration or filing with, any U.S. or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a “Governmental Entity”) is required to be obtained or made by or with respect to the Company in connection with its execution, delivery and performance of this Agreement, the consummation of the Merger or the consummation of the transactions contemplated by this Agreement and the Note Purchase Agreements.

(c) Subject to the receipt of the Company Regulatory Approvals, the execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not (i) constitute or result in any breach, violation of, or a termination or default (with or without notice or lapse of time, or both) under, cause any additional payments under or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, indenture, lease, agreement, contract, instrument, Permit, concession, franchise, right or license (each, a “Contract” and collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed all forms, documents and reports required to be filed prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2010 (the “Company SEC Documents”). As of their respective dates, and, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents filed with or furnished to the SEC will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financials”) fairly present in all material respects, and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2010 and prior to the execution hereof, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or SEC rule or policy or applicable Law.

(c) As of March 31, 2012, the Company’s principal executive officer and its principal financial officer have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the rules and regulations under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. Since December 31, 2010, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from any employee of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company. The Company has not received any material complaints or concerns relating to other matters made since December 31, 2010 and through the execution of this Agreement through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012; (b) for liabilities or obligations which have been incurred in the ordinary course of business since March 31, 2012, which are not material in the aggregate; and (c) for liabilities set forth on Schedule 3.6(c) of the Company Disclosure Schedule, the Company and its Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 3.7 No Violation of Law; Permits.

(a) The Company and its Subsidiaries have materially complied and are in material compliance with all Laws which are applicable to the Company Licenses or to the Company’s or its Subsidiaries’ ownership, operation and holding thereof. The Company and its Subsidiaries are not in default under or in violation of, any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company, its Subsidiaries or any of their respective properties or assets. The Company and its Subsidiaries are qualified (as applicable) under (i) the Communications Act and the FCC Rules, (ii) the Radio Communication Act (Canada), the Radio Communications Regulations (Canada), the Telecommunications Act (Canada) and any rules, regulations, and orders of the Minister of Industry (collectively, “Industry Canada Rules”), or (iii) Act no. 83 of 4 July 2003 on Electronic Communications (Norway), the Regulations on Electronic Communications Networks and Services and any rules, regulations, individual decisions and orders of the Norwegian Post and Telecommunications Authority (collectively, “NPT Rules” with the Norwegian Post and Telecommunications Authority referred to as “NPT”) to hold and, subject to the receipt of the FCC Consent, the consent of the Minister of Industry (Canada) or the consent of the NPT, transfer the Company Licenses.

(b) The Company and its Subsidiaries are in possession of, and are in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, but excluding such items relating to the Company Licenses, “Permits”), necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Title to the Spectrum Assets.

(a) The Company is the sole owner of and has good, valid and complete title to all of the Company Licenses, including the Transferred Spectrum Assets, free and clear of any Liens other than Permitted

Liens. Assuming the receipt of the FCC Consent, upon consummation of the transactions contemplated by this Agreement, all the right, title and interest of the Company in and to the Transferred Spectrum Assets will be validly vested in the Surviving Corporation, free and clear of all Liens other than Permitted Liens; and the Surviving Corporation will have good and marketable title in and to each Transferred Spectrum Asset free and clear of all Liens other than Permitted Liens. Other than this Agreement and the Note Purchase Agreements, as of the date hereof, there are no outstanding options, other rights, arrangements, or commitments or obligations of the Company or any of its Subsidiaries, at any time or upon the occurrence of certain events, to offer, sell, transfer or otherwise dispose of any of the Transferred Spectrum Assets.

(b) Except for the approval and consent of the FCC and the licensees and sublessor of the EBS spectrum identified on Schedule 3.8(b) of the Company Disclosure Schedule to the transfer and assignment of the Additional Spectrum Assets as contemplated by the Note Purchase Agreements, no other consents, registrations, approvals, permits or authorizations will be required to transfer the Additional Spectrum Assets or the Other Assets.

Section 3.9 Limitations on Transferred Spectrum Assets. There are no obligations or commitments of any nature whatsoever with respect to the Transferred Spectrum Assets other than those conditions generally imposed by the FCC upon licenses and licensees in the same spectrum bands as the Transferred Spectrum Assets, or those conditions imposed upon licenses and licensees generally by the Communications Act and the FCC Rules.

Section 3.10 Litigation and Claims. Other than the Competing Applications, the Ongoing WCS Rulemaking Proceedings, and the Ongoing Canadian WCS Rulemaking Proceedings, there is no pending or, to the Company’s Knowledge, threatened, civil, criminal or administrative action, suit, litigation, claim, legal actions, petition, arbitration, mediation, hearing, inquiry, governmental investigation, review or other legal, administrative or tax proceeding (“Actions”) with respect to the Company or any of its Subsidiaries by or before any Governmental Entity having jurisdiction or authority over the Company or its Subsidiaries, nor any orders, judgments, awards, settlements, injunctions, or decrees (“Orders”) by, or before, any Governmental Entity pending or, to the Company’s Knowledge, threatened, against or relating to the Company, any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ assets (including the Transferred Spectrum Assets or the Additional Spectrum Assets) or businesses that (i) questions or contests the validity of the Company’s or its Subsidiaries’ qualification to hold the Transferred Spectrum Assets, (ii) could impose a fine, sanction, penalty, forfeiture, damages or contribution in connection with the ownership or use of the Transferred Spectrum Assets or the Additional Spectrum Assets, or (iii) would reasonably be expected to result in the revocation, cancellation, non-renewal, suspension, termination, forfeiture or modification of the Transferred Spectrum Assets or the Additional Spectrum Assets or otherwise result in a material liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries are not in Default under any Order affecting the Transferred Spectrum Assets or the Additional Spectrum Assets, and neither the Company nor any of its Subsidiaries is a party to or bound by any Order that affects the Transferred Spectrum Assets or the Additional Spectrum Assets, other than Orders affecting holders of wireless licenses generally.

Section 3.11 Communications Regulatory Matters.

(a) True and complete copies of all licenses, permits, authorizations and consents issued by the FCC, the Minister of Industry (Canada) or the NPT (“Licenses”) to the Company or any of its Subsidiaries, or to the Person leasing such Spectrum to the Company, including Advanced Wireless Service (“AWS”), Wireless Communications Services (“WCS”), Educational Broadband Services (“EBS”), Broadband Radio Service (“BRS”) fixed microwave and other radio authorizations and licenses, (collectively, the “Company Licenses”) have been Made Available to Parent. Schedule 3.11(a) of the Company Disclosure Schedule sets forth, with respect to each of the Transferred Spectrum Assets, (i) the name of the licensee and, if applicable, the lessee, (ii) FCC call sign, license number or other license identifier, (iii) authorized frequencies, (iv) the geographic area for which the Company is authorized to provide service, (v) grant and current expiration date, (vi) frequency block and (vii) where applicable, the relevant market and service designations used by the Governmental Entity that issued the Transferred Spectrum Asset. Each of the Transferred Spectrum Assets is free and clear of all

Liens and the Transferred Spectrum Assets are regular Licenses and not experimental, special temporary, demonstration or developmental licenses. Other than the Conditional WCS Renewals, there is no condition outside of the ordinary course imposed on any of the Transferred Spectrum Assets by the FCC; for the avoidance of doubt, any condition on the grant of a Renewal Application shall be so set forth. The Company has not conducted any radio station operations (fixed, mobile or broadcast) pursuant to any Transferred Spectrum Asset.

(b) Schedule 3.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each Contract, together with all amendments, waivers and notices to such Contracts, under which the Company or any of its Subsidiaries (i) lease for the right to use the transmission capacity associated with a License or (ii) has a right of first refusal or any other contractual right to acquire any rights for the use of any License, including without limitation, any Contract for the acquisition of a License or any right to lease spectrum rights under a License (the “Company Leases”). The Company and its Subsidiaries are not, nor is any other party to any of the material Company Leases in breach or default under the material Company Leases, and any material breach or default that has been asserted by such other party has been waived, cured or otherwise settled. The Company and its Subsidiaries have not, nor has any other party to any of the material Company Leases claimed in any written statement that the counterparty is in breach or default under the material Company Leases and any past breach or default has been waived, cured or otherwise settled. For purposes of this Section 3.11(b), any breach of a payment obligation shall be deemed material. No party to any Company Lease has claimed in writing, and no party has threatened, in any written statement to the Company that the party has a right to terminate any Company Lease at any time or to seek damages against the Company or any of its Subsidiaries for the violation, breach or default by any such Person of any Company Lease. None of the Transferred Spectrum Assets is subject to a Company Lease.

(c) (i) The grant, renewal or assignment of each Company License to the Company or one of its Subsidiaries was approved by the FCC, the Minister of Industry (Canada) or the NPT by Final Order and each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled, terminated or forfeited or adversely modified; (ii) except for proceedings related to the Competing Applications, Ongoing WCS Rulemaking Proceedings, and Ongoing Canadian WCS Rulemaking Proceedings, no Company License is subject to any pending regulatory proceeding (other than those affecting licenses and licensees in the same spectrum bands as the Company Licenses, and those affecting the telecommunications industry, generally) before a Governmental Entity or judicial review; (iii) except for proceedings related to the Ongoing WCS Rulemaking Proceedings and Ongoing Canadian WCS Rulemaking Proceedings, there is no Proceeding pending before the FCC, Industry Canada or the NPT or threatened by a Person with respect to any Company License, the Company or any of the Company’s Affiliates; and (iv) to the Knowledge of the Company, no event, condition or circumstance would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).

(d) The licensee of each Company License is in compliance with the terms of, and the FCC Rules, Industry Canada Rules, NPT Rules and any other Laws that apply to or that are contained in, each Company License and has timely fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications to the FCC, Industry Canada and the NPT, as applicable, and required by the Communications Act, the FCC Rules, Industry Canada Rules or NPT Rules. The Company has Made Available to Parent copies of each of such reports filed in the last five (5) years with the exception of those applications that are available in their entirety in the FCC’s Universal Licensing System database and that are no longer pending because the application has been granted, accepted or consummated, as well as ownership reports, regulatory fee filing, and notifications to other licensees upon commencement of WCS base station operations. The Company has not incurred, or if incurred the Company has fully discharged, any fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports. The Company has timely made the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, Industry Canada Rules or NPT Rules.

(e) Except for structures that do not require registration, each of the antenna structures used for the operation of the Company Licenses has been registered with the FCC, Industry Canada or the NPT by the

Company or the licensee Subsidiary, or, in the case of structures where the Company or one of its Subsidiaries is the lessee, to the Knowledge of the Company by the lessor or an Affiliate of the lessor.

(f) All of the currently operating cell sites and microwave paths of the Company and its Subsidiaries, in respect of which a filing with the FCC, Industry Canada or the NPT was required, have been constructed and are currently operated in all respects as represented to the FCC, Industry Canada or the NPT in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC, Industry Canada or the NPT of all required filings.

(g) All transmission towers owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the “FAA Rules”). Appropriate notification to the Federal Aviation Administration (the “FAA”) has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent such notification is required to be made by the Company or a Subsidiary by, and in accordance with, the FAA Rules, in each case, except as the failure to notify the FAA would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(h) There is no debt existing, outstanding or owing to the FCC, Industry Canada, the NPT or any Governmental Entity with respect to the Company Licenses. No amounts are due and owing to the FCC, Industry Canada or the NPT by reason of the ownership or operation pursuant to the Company Licenses and all fees and contributions required to be paid to the FCC, Industry Canada or the NPT by the Company or its Subsidiaries with respect to the Company Licenses have been timely paid. No unjust enrichment penalties will be assessed by reason of the application of Section 1.2111 of the FCC Rules to the assignment of the Additional Spectrum Assets to the holders of the Third Lien Notes contemplated hereunder.

(i) No payments to the FCC or the United States Treasury for or with respect to any Company License, including annual regulatory fee payments for the Company Licenses assessed under Section 1.1152 of the FCC Rules are due or are overdue. There is no payment owed to the FCC, the United States Treasury, Industry Canada, the NPT or any other Governmental Entity with respect to any Company License.

(j) Neither the Company nor any of its Subsidiaries that provides wireless services in the United States provides or is authorized to provide local exchange or wireline services (other than wireless CMRS services).

(k) None of the Company Licenses have been modified in any respect, including through disaggregation and/or partition, and there is no pending or planned application to modify any Company License.

(l) Other than the Competing Applications, the Ongoing WCS Rulemaking Proceedings, and Ongoing Canadian WCS Rulemaking Proceedings, no Company License is subject to a condition or situation that could be expected to place such Company License at risk of revocation, cancellation, termination, modification, non-renewal, suspension or forfeiture.

(m) The Company has provided through the Data Room to Parent summaries of all written and oral correspondence with Competing Parties and copies of all written correspondence relating to or with Competing Parties with respect to Company Licenses.

Section 3.12 Interference Consents. Schedule 3.12 of the Company Disclosure Schedule sets forth a true and complete list of all Interference Consents regarding the Company Licenses. All such Interference Consents have been Made Available to Parent, and the Company and its Subsidiaries are in compliance with the terms and conditions of all such Interference Consents.

Section 3.13 Other Communications Regulatory Matters. Neither the Company nor any of its Subsidiaries holds any Permit issued by any state, territorial or local Governmental Entity regulating telecommunications, Internet or cable businesses to the Company or its Subsidiaries.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule lists all Company Benefit Plans as of the date hereof. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit, employment or compensation contracts, policies or arrangements, whether written or unwritten and whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, retention, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, change in control, retirement, deferred compensation, stock purchase, termination, pension or savings benefits, that are sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements, contracts, policies or arrangements providing compensation, vacation, severance, deferred compensation, fringe, termination or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries. True and complete copies of all Company Benefit Plans listed on Schedule 3.14(a) of the Company Disclosure Schedule (or a written summary of any unwritten Company Benefit Plans) and all amendments thereto have been Made Available to Parent. The term “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(b) Each Company Benefit Plan has been operated and administered in material compliance with its terms and with applicable Law, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan have been timely made when due. Neither the Company nor its Subsidiaries has engaged in a transaction and, to the Knowledge of the Company, no condition exists with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement (in the case of a Tax or penalty imposed by Section 4975 of the Code), would reasonably be expected to subject the Company or any Company Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service the (“IRS”) and, to the Knowledge of the Company, continues to satisfy the requirements for such qualification and the Company’s executive officers are not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) or 401(k) of the Code, as the case may be.

(c) Neither the Company nor any of its Subsidiaries has now or at any time within the previous six years contributed to, sponsored or maintained (i) any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or single employer plan (within the meaning of Section 4001(a)(15) of ERISA); (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Benefit Plans provides retiree medical, disability, life insurance or other retiree welfare benefits.

(d) With respect to each Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened in writing, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other Governmental Entities are pending or, to the Knowledge of the Company, threatened in progress (including any routine requests for information from the PBGC).

(e) The consummation of the transactions contemplated by this Agreement and the Note Purchase Agreements will not (either alone or together with any other event) (i) entitle any employees, directors, consultants, former employees, former consultants or former directors of the Company or its Subsidiaries to severance, change of control or other similar pay or benefits pursuant to any Company Benefit Plan, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits to any employees, directors, consultants, former employees, former consultants or former directors of the Company or its Subsidiaries under, or increase the amount payable or trigger any other obligation pursuant to any Company Benefit Plan (iii) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan or (iv) result in payments which would not be deductible under Section 280G of the Code.

(f) The Company has Made Available to Parent a true, correct and complete list as of the date hereof of each employee, consultant or independent contractor who provides services to the Company or its Subsidiaries. Within ten (10) business days prior to the anticipated Closing Date, the Company will update such list to reflect any newly hired employees, consultants or independent contractors and those employees whose employment has terminated, in each case not prohibited by this Agreement. No employees reside or work outside of the United States.

Section 3.15 Absence of Certain Changes or Events.

(a) Since March 31, 2012, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since March 31, 2012 and through the date of this Agreement, the Company and its Subsidiaries have not: (i) authorized or paid any dividends or made any distributions with respect to their capital stock, (ii) increased or in any way changed the nature of the compensation, severance or other benefits payable to current or former directors or, other than in the ordinary course of business consistent with past practices, officers or employees, (iii) made any loans (other than advances of business expenses in the ordinary course of business consistent with past practices) to any of its officers, directors, employees, affiliates, agents or consultants, (iv) incurred, assumed guaranteed, or otherwise become liable for any Indebtedness for borrowed money (directly, contingently or otherwise), (v) in any way sold, leased, licensed, transferred, abandoned, let lapse, exchanged or swapped, mortgaged or otherwise encumbered, or subject to any Lien (other than Permitted Liens of the types described in clauses (a), (b) or (c) of the definition thereof or, to the Knowledge of the Company, clause (d) of the definition thereof) or otherwise disposed of any of their respective properties or assets, or (vi) entered into any new line of business or any existing line of business in any new geographic area.

Section 3.16 Tax Matters.

(a) The Company and each of its Subsidiaries have duly and timely filed all material Tax Returns required to be filed by them (taking into account all applicable extensions) and all such Tax Returns are true, complete and correct, in all material respects. The Company and each of its Subsidiaries have paid all Taxes due with respect to such Tax Returns, or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. There are not any unresolved questions or claims, in each case raised by a Governmental Entity in writing, concerning the Company’s or any of its Subsidiaries’ Tax liability that are not disclosed or provided for in the Company’s consolidated balance sheets (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. The Company has Made Available to Parent true and correct copies of the income Tax Returns filed by the Company and its Subsidiaries with respect to each of such entity’s preceding three (3) taxable years for which a Tax Return was due (taking into account any extension to file) prior to the date hereof.

(b) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP and identified as reserves for taxes in the Company’s consolidated balance sheets (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

(c) There is no audit, examination, deficiency, refund litigation or proposed adjustment in progress, pending or threatened in writing by any Tax Authority with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries. As of the date hereof, none of the Company or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has, within the past five (5) years prior to the date of this Agreement, engaged in any transaction that is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)) or engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to.

(h) The Company and each of its Subsidiaries are in compliance with all material applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws.

(i) For purposes of this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, alternative minimum, accumulated earnings, personal holding company, capital, transfer, stamp, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes and (iii) “Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to Taxes and any information return, claim for refund, amended return, or declaration of estimated Taxes.

(j) As of December 31, 2011, the U.S. federal income tax net operating losses of the Company and its Subsidiaries equaled $908 million and the state income tax net operating losses of the Company and its Subsidiaries equaled $300 million. As of the date hereof, the U.S. federal income tax net operating losses of the Company and its Subsidiaries will not be less than $908 million and the state income tax net operating losses of the Company and its Subsidiaries will not be less than $300 million. Schedule 3.16(j) of the Company Disclosure Schedule sets forth, on an entity by entity asset class by class basis, the U.S. federal income tax basis of the assets of the Company and its Subsidiaries as of December 31, 2011.

(k) The U.S. federal and state income tax net operating losses of the Company and its Subsidiaries are not subject to any limitation under Section 382 of the Code or any comparable provision of state law.

Section 3.17 Intellectual Property.

(a) The Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as presently conducted and to be used in their business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the Note Purchase Agreements. The material Intellectual Property owned or, to the Knowledge of the Company, used by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property.

(b) The conduct of the businesses of the Company and its Subsidiaries, and the Company IP, (i) do not and have not infringe(d) upon, misappropriate(d) or otherwise violate(d) any Intellectual Property of any Person, and (ii) do not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction. Neither the Company nor any of its Subsidiaries has received, within the past three (3) years, (x) any written invitations to license Intellectual Property of a third party or (y) any written claims alleging that the conduct of the businesses of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction. The Company and each of its Subsidiaries take commercially reasonable actions to protect, police, maintain and preserve the Company IP that is material to its business.

(c) The Company’s and its Subsidiaries’ computers, software, firmware, middleware, servers, networks and all other information technology equipment that is material to the business as currently conducted operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses as currently conducted and have not materially malfunctioned or caused a material and prolonged business disruption within the past three (3) years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology policies and procedures.

Section 3.18 Network Equipment. Schedule 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all material Network Assets, equipment and other tangible assets (other than real property subject to leases) owned, used or held for use by the Company and its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. The Board of Directors has received the opinion of Moelis & Company LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than excluded holders as set forth in the opinion) and the Aggregate Consideration is fair from a financial point of view to the Company. The “Aggregate Consideration” shall mean the sum of (a) the aggregate Merger Consideration paid to the holders of Company Common Stock, (b) the Closing Date Cash Payment paid to the holders of Notes pursuant to the Note Purchase Agreements and (c) the Additional Spectrum Assets.

Section 3.20 Required Vote of the Company Stockholders. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Meeting, or any adjournment or postponement thereof, is the only vote of holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement (the “Company Stockholder Approval”).

Section 3.21 Certain Contracts.

(a) Schedule 3.21 of the Company Disclosure Schedule sets forth a list of each Contract to which the Company or any of its Subsidiaries has entered into (i) within twelve (12) months prior to the date hereof under which any Liabilities are reasonably likely to exist following the Closing Date, (ii) that provides an indemnification or reimbursement obligation by the Company or any of its Subsidiaries to any party (unless such indemnification or reimbursement obligation has terminated and the Company and its Subsidiaries are not aware of any demand, request or claim for indemnification or reimbursement that has been made or may be asserted thereunder, regardless of whether the Company or any of its Subsidiaries believes the assertion of such demand, request or claim is valid under such contract or applicable Law), (iii) in which any obligation of the Company or any of its Subsidiaries remain (actual or contingent) to the counterparty with a value or amount in excess of $50,000, (iv) which if the Company or any such Subsidiary terminated such contract the Company or such Subsidiary would be required to pay a fee, damages (liquidated or otherwise) or a penalty pursuant to the terms of such contract in excess of $10,000 (regardless of whether consent of the counterparty is provided), or (v) in the past three years outside of the ordinary course of business (each, a “Company Contract”). Neither the Company nor any of its Subsidiaries has entered into any contract of the following types: (x) Contracts that would purport to limit the Company, Parent or any of their Affiliates from engaging in the wireless communications services business or any other telecommunications business in any geographic area or competing in any manner with any Person, (y) Contracts that would require the Company, Parent or any of their Affiliates to deal exclusively with any Person or provide for “most favored nation” pricing as to the procurement or sale of goods or services, or (z) Contracts granting a right of first refusal or similar right.

(b) A true and complete copy of each Company Contract entered into prior to the date hereof has been Made Available to Parent. Neither the Company nor any of its Subsidiaries is in material breach of or material default under the terms of any Company Contract or any other contract that would be a Company Contract if it were entered into prior to the date hereof (“Additional Contracts”). To the Knowledge of the Company, no other party to any Company Contract or Additional Contract is in material breach of or in material default under the terms of any Company Contract or Additional Contract where such material breaches or material defaults have had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each Company Contract and Additional Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is enforceable against the Company or its applicable Subsidiary, as the case may be, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

Section 3.22 Takeover Statutes. Subject to the accuracy of the representations and warranties set forth in Section 4.6, the Company Board of Directors has taken all necessary action so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) as in effect on the date of this Agreement is applicable to the Company, Company Common Stock, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement.

Section 3.23 Transactions with Affiliates. Other than pursuant to any compensation, indemnification or other similar agreements between the Company or a Subsidiary of the Company and any officer or director, there are no transactions, arrangements or contracts, between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company (including the Company’s Subsidiaries), on the other hand.

Section 3.24 Insurance. As of the date hereof, the Company and its Subsidiaries are covered by valid and currently effective insurance policies as set forth in Schedule 3.24 of the Company Disclosure Schedule. All

premiums payable under such policies have been duly paid to date. As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failure to maintain Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 3.25 Environmental Matters. (a) Each of the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws in all material respects; (b) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that could reasonably be expected to result in any material liability under any Environmental Law; (c) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that could reasonably be expected to result in any material liability under any Environmental Law; (d) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property that could reasonably be expected to result in any material liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries has caused, or been alleged to have caused, any release or threat of release of any Hazardous Substance that could reasonably be expected to result in any material liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to any material liability under any Environmental Law; (g) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to material liability under any Environmental Law or relating to Hazardous Substances; (h) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (i) none of the properties currently or formerly used by the Company or its Subsidiaries contain any underground storage tanks or mold that could reasonably be expected to result in any material liability under any Environmental Law. The Company has Made Available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

Section 3.26 Finders or Brokers. Except for Moelis & Company, the arrangements with which have been disclosed to Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby or by the Note Purchase Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the corresponding section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of its respective jurisdiction of incorporation and has the corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.2 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated hereby.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and, except (with respect to Merger Sub) for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will be obtained promptly following the execution of this Agreement, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Merger Sub and, except for the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and, with respect to Parent only, the Voting Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto or thereto, each of this Agreement and, with respect to Parent only, the Voting Agreement constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) the Communications Act and the FCC Rules and (v) any state securities or “blue sky” laws (collectively, the “Parent Regulatory Approvals”), no authorization, consent, license, permit, action (including action on an application), order or approval of, or registration, declaration or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or the Voting Agreement, except for such authorizations, consents, licenses, permits, actions, orders, approvals, registrations, declarations or filings, that, if not obtained or made, would not reasonably be likely to prevent or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

(c) Subject to the receipt of the Parent Regulatory Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) constitute or result in any breach, violation of, or a termination or default (with or without notice or lapse of time, or both) under, cause any additional payments under or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of Parent or Merger Sub, or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not, and would not reasonably be likely to significantly impair or delay the consummation of the Merger.

Section 4.4 Litigation. There are no Actions pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries and there are no Orders of or before any Governmental Entity relating to Parent, in each case, which would reasonably be likely to prevent or materially impair or delay the consummation of the Merger.

Section 4.5 Proxy Statement; Other Information. None of the information provided by Parent with respect to Parent or its Subsidiaries to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Ownership of the Company Common Stock. Parent and its “affiliates” and “associates” (each as defined in Section 203 of the DGCL) do not own, and have not for the past three years owned, at any time, shares of the Company Common Stock or other securities convertible into, or derivative of, shares of the Company Common Stock in an aggregate amount in excess of 14.9% of the outstanding Company Common Stock. For purposes of this Section 4.6, “own” or “owned” shall have the meaning provided pursuant to Section 203 of the DGCL.

Section 4.7 Availability of Funds. Parent’s and Merger Sub’s obligations hereunder and, with respect to Parent, under the Note Purchase Agreements, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by this Agreement and the Note Purchase Agreement. Parent and Merger Sub have, and as of the Closing will have, access to cash sufficient to enable each of Parent and Merger Sub to perform its obligations hereunder, and consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.8 FCC Eligibility. Parent is qualified under the Communications Act of 1934 and the FCC Rules to hold and receive FCC Authorizations generally and, subject to receipt of the FCC Consent, to hold and receive the Transferred Spectrum Assets upon consummation of the transactions contemplated by this Agreement.

Section 4.9 No Additional Representations; Acknowledgments. Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries and its and their respective officers in connection with the Merger, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) with the prior consent of the Parent (which consent may not be unreasonably withheld, delayed or conditioned), (ii) as set forth in Schedule 5.1 of the Company Disclosure Schedule, (iii) as may be required by Law or (iv) as expressly contemplated by this Agreement:

(a) The Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted, and such entities shall not take any action, except in the ordinary course of business consistent with past practices.

(b) The Company agrees, on behalf of itself and its Subsidiaries, that between the time of execution hereof and the Effective Time, the Company:

(i) shall not amend its charter or bylaws;

(ii) other than dividends and distributions by a wholly owned Subsidiary to its parent, shall not, and shall not permit any of its Subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock in cash, assets, stock or other securities of the Company or its Subsidiaries;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(iv) shall not, and shall not permit any of its Subsidiaries to (A) hire any new employees, consultants or independent contractors, except to replace any employee that terminates his or her employment between the date of this Agreement and the Effective Time, (B) terminate any employees (other than for cause provided that any such termination for cause shall be contemporaneously communicated to Parent), (C) other than the payment of regular base salaries or directors fees, at the rates in effect as of the date hereof, make any compensation payments or awards, including the grant of any equity or cash awards, to any director or officer or employee of the Company or any of its Subsidiaries, (D) grant or increase the compensation, severance or other benefits payable or to become payable to its current or former directors, officers or employees, (E) adopt, enter into, establish, amend, modify or terminate any Company Benefit Plan or any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant that would constitute a Company Benefit Plan had it been in effect as of the date of this Agreement, (F) amend the terms of any outstanding equity-based awards, (G) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (H) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) forgive any loans to current or former directors, officers or employees of the Company or any of its Subsidiaries;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business consistent with past practices) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(vi) shall not, and shall not permit any of its Subsidiaries to, make any change with respect to material accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable Law;

(vii) shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws;

(viii) shall not and shall not permit any of its Subsidiaries to, take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof or as contemplated by Section 2.3(e) of this Agreement) or (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities; or (B) grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) except for (A) accrual of interest under the Company’s existing Indebtedness, or (B) Indebtedness which is made available under the Note Purchase Agreements to the extent permissible thereunder;

(x) shall not, and shall not permit any of its Subsidiaries to (other than business advances in the ordinary course of business) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or a Subsidiary of the Company to, or in the Company or any of its Subsidiaries;

(xi) shall not sell, lease, license, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any of its properties or assets, including the capital stock of any of its Subsidiaries except pursuant to agreements contemplating the transfer of the Additional Spectrum Assets or Other Assets on terms reasonably acceptable to Parent, taking into account the terms of the Note Purchase Agreements;

(xii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Contract or any Additional Contract in any material respect in the aggregate, other than in the ordinary course of business consistent with past practice, or enter into any Additional Contract, other than in the ordinary course of business consistent with past practice;

(xiii) shall not make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice;

(xiv) except as required by Law, or as may be required by GAAP, shall not (A) make or change any material Tax election, (B) materially amend any material Tax Return, (C) take any material position on any material Tax Return filed on or after the date of this Agreement, or adopt any material accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar Tax Returns in prior periods or (D) settle or resolve any material Tax controversy;

(xv) shall not (A) enter into any new line of business or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Permit or License authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a Permit or License;

(xvi) shall not file for any Permit or License (A) outside of the ordinary course of business or (B) the receipt of which would reasonably be likely to prevent, impair or delay the consummation of the transactions contemplated hereby or by the terms of the Note Purchase Agreements;

(xvii) shall not settle any Action before, or threatened to be brought before, a Governmental Entity which provides for anything other than the payment of money;

(xviii) shall not assign, transfer, cancel, fail to renew or fail to extend any Transferred Spectrum Assets; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree or enter into any contract, in contravention of the foregoing.

Section 5.2 Investigation. The Company shall afford to Parent and to its Subsidiaries, and to its and its Subsidiaries’ officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, to the Company and its Subsidiaries’ properties, Contracts, commitments, books and records, Representatives (provided that the Company’s obligations with respect to Representatives shall be satisfied if the Company makes good faith requests of such Representatives) and any report, schedule or other document filed or received by the Company pursuant to the requirements of federal or state securities Laws, and shall use all reasonable efforts to cause the Company’s Representatives to furnish promptly to Parent or its Representatives such additional financial and operating data and other information as to the Company and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require either the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of legal privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws; provided that the Company shall have used reasonable best efforts to provide such information and protect such privacy without violation of applicable Law. Parent hereby agrees that it will treat any such information in accordance with the Confidentiality Agreement, dated as of April 5, 2012 between the Company and Parent (as it may be amended, the “Confidentiality Agreement”).

Section 5.3 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that it will not, it will cause its Subsidiaries and its and its Subsidiaries’ officers and directors not to, and that it shall instruct and use its best efforts to cause its and their respective Affiliates and other Representatives not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to, or the making or submission of, any Company Alternative Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Alternative Proposal or (iv) approve, endorse, or recommend any Company Alternative Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted pursuant to this Section 5.3(a)); provided that none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any Persons or group of Persons who have made an unsolicited bona fide written Company Alternative Proposal to solely request the clarification of the terms and conditions thereof; provided, further, that a copy of any such written clarification shall be provided to Parent within twenty-four (24) hours after sending to such Person or group of Persons.

Notwithstanding anything in this Agreement to the contrary, prior to, but not after, the receipt of the Company Stockholder Approval the Company may (A) provide or cause its Representatives to provide information in response to a request therefor by a Person or group of Persons who has made after the date of this Agreement an unsolicited bona fide written Company Alternative Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 5.2) and simultaneously provides any such information to Parent to the extent not previously provided to Parent; or (B) engage or participate in any discussions or negotiations with any Person or group of Persons who has made such an unsolicited bona fide written Company Alternative Proposal; if and only to the extent that, prior to taking any action described above, (x) the Board of Directors (or the Independent Committee) determines in good faith after consultation with outside legal counsel that failure to take such action, in light of such Company Alternative Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) the Board of Directors (or the Independent Committee) has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Company Alternative Proposal either constitutes a Company Superior Proposal (as defined below) or would reasonably be expected to result in a Company Superior Proposal.

(b) “Stop-Look-and-Listen” Communication. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing any “stop-look-and-listen” communication, if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside legal advisors, such disclosure is required under applicable Law; provided that, if such disclosure has the substantive effect of an Adverse Recommendation Change (it being understood that, so long as the Company continues affirmatively to recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereunder, it shall not be precluded from disclosing factually accurate information with respect to any Company Alternative Proposal or the operation of this Agreement with respect thereto), it shall be deemed a Adverse Recommendation Change.

(c) Definitions. For purposes of this Agreement:

(i) “Company Alternative Proposal” shall mean any proposal or offer made by any Person or group of Persons prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent, any of its Subsidiaries or its or their Affiliates), other than any such proposal exclusively involving the Additional Spectrum Assets or Other Assets that would not reasonably be expected to prevent or delay in any material respect the Merger (so long as no non-public information relating to the Transferred Spectrum Assets is made available to such Person or group of Persons), relating to any direct or indirect (A) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (B) acquisition by any Person of any of the Transferred Spectrum Assets; (C) acquisition by any Person of (1) ten percent (10%) or more of the outstanding shares of Company Common Stock from the Company or (2) thirty-five percent (35%) or more of the outstanding shares of Company Common Stock; or (D) acquisition by the Company following which the stockholders of the Company immediately preceding the consummation of the transaction contemplated thereby cease to hold at least eighty-five percent (85%) of the outstanding equity of the Company immediately following such transaction.

(ii) “Company Superior Proposal” shall mean a bona fide written Company Alternative Proposal made by any Person or group of Persons for at least seventy percent (70%) of the assets or outstanding shares of the Company Common Stock (and which proposal has not been obtained by or on behalf of the Company in material or willful violation of this Section 5.3 (a), (b) or (d) or material violation of Section 5.3(e), and with respect to which the Company has fulfilled its obligations pursuant to this Section 5.3 in all material respects, and which would not result in the existing stockholders of the Company owing or controlling, directly or indirectly, in excess of twenty percent (20%) of such assets or securities after such transaction) on terms that the Board of Directors (or the Independent Committee) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the Person making the proposal and any potential revisions to this Agreement suggested by Parent or its Representatives are more favorable from a financial point of view to the Company and its stockholders (taking into account the likelihood and timing of completion and obtaining financing), and which the Board of Directors is required to accept in order to fulfill its fiduciary duties under the DGCL.

(d) Existing Discussions. The Company agrees that it will immediately cease, and shall instruct and use its best efforts to cause its Subsidiaries, Affiliates and its and their Representatives to immediately terminate, any existing activities, discussions or negotiations with any third party with respect to a Company Alternative Proposal and shall not take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or, except in order to take any actions permitted pursuant to this Section 5.3, terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it, or to its Knowledge, its Affiliates or any of its other Representatives (and shall instruct its Affiliates and other Representatives to immediately notify the Company of any such inquiries, proposals or offers) indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person in connection with a Company Alternative Proposal subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

Section 5.4 Proxy Material.

(a) Proxy Filing. Within ten (10) business days after the date hereof, the Company shall prepare and file, or cause to be prepared and filed, with the SEC the proxy statement (together with the letters to stockholders, notices of meeting and forms of proxies to be distributed to stockholders in connection with the Merger, and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) which shall (i) except to the extent provided in Section 5.4(d), include the recommendation of the Board of Directors that the Company’s stockholders adopt this Agreement and the transactions contemplated hereunder and (ii) comply in all material respects with the provisions of the Exchange Act. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders promptly following the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Each party shall promptly notify the other party upon the receipt by it or any of its Subsidiaries of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide the other party with copies of all correspondence between it or its Subsidiaries, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

(b) Information Supplied. The Company agrees that none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub each agrees that none of the information supplied or to be supplied by it to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Amendment to Proxy Statement. If at any time prior to the Company Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.

(d) Stockholders Meeting. The Board of Directors shall, by not later than the date hereof, adopt a resolution fixing the twenty-third (23rd) business day immediately following the date of this Agreement as the record date for determining the stockholders entitled to notice of or to vote at a special meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided, however, if pursuant to clause (i) of the second sentence following this sentence and without giving effect to this proviso the Company Meeting would occur more than sixty days after such record date, the Board of Directors shall adopt another resolution fixing a date that is as soon as possible and a new record date is required as the record date for determining the stockholders entitled to notice of or to vote thereat. Promptly following the execution of this Agreement, the Company shall deliver to Parent a certified copy of the resolution of the Board of Directors fixing the twenty-third (23rd) business day immediately following the date hereof as the record date for determining the stockholders entitled to notice of or to vote at the Company Meeting. Within three (3) business days after the later to occur of (i) the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or (ii) the twenty-fourth (24th) business day following the date hereof (or, in the event a new record date is set pursuant to the first sentence of this subsection, as soon as reasonably practicable following such record date), in accordance with the DGCL and the Company’s certificate of incorporation and by-laws, the Company shall duly call, give notice of, and, on the twenty-first (21st) day following the mailing of the Proxy Statement, convene and hold the Company Meeting and shall, through the Board of Directors, subject to the terms contained herein, recommend to its stockholders the adoption of this Agreement (the “Company Recommendation”). Unless there shall have been an Adverse Recommendation Change, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Except as expressly set forth in this Section 5.4, the Board of Directors shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation. Notwithstanding the foregoing, the Board of Directors may only make an Adverse Recommendation Change if the Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect an Adverse Recommendation Change would be inconsistent with such directors’ fiduciary duties under applicable Law. In the event that, subsequent to the date of this Agreement and prior to the earlier of (x) the Company Meeting and (y) the termination of this Agreement, there shall have been an Adverse Recommendation Change, the Company shall nevertheless submit this Agreement to the holders of Company Common Stock for adoption at the Company Meeting. “Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors (or any committee thereof) to make, or any withdrawal or modification of, or public proposal to withdraw or modify, in any manner adverse to Parent of, the Company Recommendation, or (ii) the Company or the Board of Directors approving, endorsing or recommending a Company Alternative Proposal.

(e) Adjournment or Postponement. The Company shall not adjourn or postpone the Company Meeting under any circumstances without the prior written consent of Parent; provided that the Company shall not be obligated to obtain the prior written consent of Parent if such adjournment or postponement is needed to ensure that any supplement or amendment to the Proxy Statement required by Law is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement, provided further that such adjournment or postponement shall be for a period as short as practicably possible.

Section 5.5 Company Benefit Plans; Employee Communications.

(a) If requested by Parent at least ten (10) business days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans, including without limitation any Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that any such Company Benefit Plans be terminated, the Company shall provide Parent with evidence that such Company Benefit Plans have been terminated pursuant to resolution of the Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(b) As of the Effective Time, except as otherwise set forth in this Agreement, the Company shall have settled, discharged or fully accrued on the Estimated Liabilities Notice any and all outstanding liabilities under the Company Benefit Plans (including any potential severance and retention liabilities).

(c) The Company and its Subsidiaries shall not communicate with Company employees regarding the compensation, benefits or other treatment they will receive in connection with the proposed Merger without providing Parent with prior notice of and the opportunity to review and comment upon any such communications, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent.

Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence of any event known to it which would reasonably be likely to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.7 Filings; Other Action.

(a) HSR Act Notification. As promptly as reasonably practicable after the date hereof, Parent and the Company shall and shall cause their applicable Affiliates to file all notices, reports and other documents required to be filed by such party with any Governmental Entities with respect to the Merger and the transactions contemplated hereby relating to matters other than the FCC Consent (which shall be governed by the provisions of Sections 5.7(b)-(c) below), and to submit promptly any additional information reasonably requested by such Governmental Entity. Without limiting the generality of the foregoing, Parent and the Company shall promptly after the date of this Agreement but in no event later than ten (10) business days after the date hereof (it being understood that the failure to file within such ten (10) business day period shall not constitute a breach of this Agreement) prepare and file the notifications required under the HSR Act in connection with the Merger. Parent and the Company shall, and shall each cause its respective Affiliates to, use their reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any Governmental Entity in connection with the Merger. Each of Parent and the Company shall, and shall each cause its respective Affiliates to, give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transactions. Parent and the Company shall, and shall each cause its respective Affiliates to, consult and cooperate with one another to the full extent permissible under applicable Law in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding under or relating to the HSR Act or any other competition-related Law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any proceeding under or relating to the HSR Act or any competition Law or any other similar legal proceeding, each of Parent and the Company will, and shall each cause its respective Affiliates to, permit authorized representatives of the other party to be present at each meeting or conference relating to any such proceeding solely with respect to those portions of such meeting or conference relating to the Merger and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

(b) FCC Filings. Each of Parent and the Company covenants and agrees to act diligently and use reasonable best efforts to prepare and file, as promptly as possible, but in no event later than ten (10) business days after the date hereof (it being understood that the failure to file within such ten (10) business day period shall not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter), all necessary applications and notices in order to obtain the FCC Consent (collectively, the “FCC Transfer Applications”). Notwithstanding anything to the contrary herein, neither the Company nor any of its Affiliates shall make any filing with the FCC that could reasonably be expected to adversely affect the Transferred Spectrum Assets, the transactions contemplated hereby or obtaining the FCC Consent or consent to the FCC Transfer Applications. The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules, and shall contain such showings, information and requests for waivers as shall be appropriate. The Company and Parent shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of each FCC Transfer Application and shall furnish the FCC any documents, materials, or other information reasonably requested by the FCC. Parent and the Company shall bear their own expenses in connection with the preparation, filing, and prosecution of each FCC Transfer Application; provided, however, that all filing fees incurred in connection therewith shall be borne one-half each by Parent, on the one hand, and the Company, on the other hand. In the event that any information in the FCC Transfer Applications or any such supplemental information furnished in connection therewith is deemed confidential by Parent or the Company, the parties shall use their reasonable best efforts to maintain the confidentiality of the same, and the parties shall seek FCC authorization to withhold such information from public view. Parent and the Company shall, and shall each cause its respective Affiliates to, consult and cooperate with one another to the full extent permissible under applicable Law in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding under or relating to the FCC Transfer Applications.

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement, the Note Purchase Agreements and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Note Purchase Agreements as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, clearances, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and the Note Purchase Agreements. Any costs necessary for the Company or its Subsidiaries to pay to obtain any consents, approvals or authorizations obtained in connection with the transactions contemplated hereby shall paid prior to the Effective Time.

(d) Parent Actions. Nothing in this Section 5.7 shall require, or be construed to require, (i) Parent, the Company or any of their respective Affiliates to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Effective Time or (ii) Parent or its Affiliates to take or refrain from taking any action or to agree to any restriction or condition with respect to (A) the operations or assets of Parent or any of its Affiliates or (B) the operations or assets of the Company or the Company’s Subsidiaries ((A) and (B) each being a “Regulatory Adverse Condition”). Parent agrees that the imposition of any of the conditions set forth on Exhibit 5.7(e) will not be deemed a Regulatory Adverse Condition to the extent set forth in such Exhibit. The Company shall not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(e) Correspondence. To the extent permitted by applicable Law, the Company shall (i) promptly deliver to Parent copies of all correspondence between it (or its advisors) and the FCC, Industry Canada, the NPT or any other Governmental Entity with respect to any of the filings made pursuant to Section 5.7(a), Section 5.7(b) or Section 5.7(c), the Company Licenses or any other transactions contemplated by this Agreement, and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent; and (ii) promptly file with the FCC, Industry Canada, the NPT or any requesting Governmental Entity a response to any such notice or inquiry indicated in clause (i) of this Section  5.7(e), which response shall be reasonably acceptable to the other party.

Section  5.8 Maintain Regulatory Status; Preserve Company Licenses.

(a) Maintain Regulatory Status. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) cure no later than the Effective Time any material violations and defaults by any of them under any applicable FCC Rules, Industry Canada Rules, NPT Rules and FAA Rules, (ii) substantially comply with the terms of any Company Licenses and the FAA Rules, (iii) file or cause to be filed with the FCC, Industry Canada, the NPT and the FAA all material reports and other filings required to be filed by the Company under applicable FCC Rules, Industry Canada Rules, NPT Rules and FAA Rules, and (iv) preserve intact in all material respects its goodwill with the FCC, the FAA, Industry Canada, the NPT and the Company’s other regulators.

(b) Preserve Company Licenses. During the period from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to: (i) use their respective reasonable best efforts to take all actions reasonably necessary to maintain and preserve the Company Licenses, Company Leases and Company Permits, including the timely filing of any required FCC reports and all other applicable Laws with respect thereto; (ii) not enter into any agreement or negotiations (or continue any negotiations) on or with respect to Spectrum capacity under any Company License without the prior consultation with and the prior approval of Parent; (iii) not enter into any Interference Consent, negotiate for any Interference Consent (or continue any such negotiations) in connection with any Company License without the prior consultation with and the prior approval of Parent; (iv) not enter into any agreement or negotiations (or continue any negotiations) on or with respect to the assignment of any Company License (other than pursuant hereto), the partition of any Company License or the disaggregation of any Company License; (v) except for proceedings related to the Ongoing WCS Rulemaking Proceedings, not seek the modification of any Company License, except for such modifications as are authorized by this Agreement and in any such event, the Company shall consult with Parent prior to seeking such modification; and (vi) refrain from taking any action that would give the FCC, Industry Canada, the NPT or any other Governmental Entities with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation, termination, forfeiture, cancellation or adverse modification of any Company Licenses, Company Leases and Company Permits; provided however that the covenants in the foregoing clauses (ii) through (v) with respect to Company Licenses that are not Transferred Spectrum Assets will be applicable only to the extent that such actions would reasonably be likely to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.9 Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public statement or comment prior to such consultation except with respect to any Adverse Recommendation Change or as may be required by Law or by any national securities exchange.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.12 Resignations. Prior to the Closing, the Company shall obtain the resignations of each director and officer of each Subsidiary of the Company effective as of the Effective Time.

Section 5.13 Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) as in effect as of the execution of this Agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) indemnify and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines and, subject to approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual Action to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b) Prior to the Closing, the Company shall purchase a “tail” insurance policy to provide coverage for a claims period of at least six (6) years with coverage, amounts, terms and conditions which are no less advantageous to the Indemnified Parties than the Company’s existing policies; provided, however, that the Company shall consult with Parent prior to purchasing such “tail” insurance policy and shall provide Parent with evidence of such purchase.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such Action, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action, (arising after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 5.13(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(e) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries or applicable Law.

(f) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other persons, (ii) transfers fifty percent (50%) or more of its properties or assets to any person or (iii) enters into any similar transaction, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.13.

Section 5.14 Delivery of Purchase Price Information. At least ten (10) and no more than fifteen (15) business days prior to the Closing Date, the Company shall deliver to Parent and to the Holder

Representative (as such term is defined in the Third Lien Note Purchase Agreement) a reasonably detailed statement (the “Estimated Liabilities Notice”), setting forth both as of the date delivered and a good faith and reasonable estimate as of the Closing the aggregate amount of unrestricted cash which constitutes WCS/AWS Assets held by the Company (“Unrestricted Cash”) and the aggregate amount of Liabilities of the Company that would appear on the Company’s balance sheet, or would appear if properly recorded, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles in the United States of America and consistent with those applied in the preparation of the audited financial statements included in the Company’s Annual Report on Form 10-K for the Year ended December 31, 2011, in each case subject to the modifications set forth on Exhibit D (the “Accounting Methodologies”). The Estimated Liabilities Notice shall also have set forth on its face both as of the date delivered and a good faith and reasonable estimate as of the Closing (i) the aggregate amount of such Liabilities, (ii) the aggregate amount of such Liabilities attributable to the Notes and (iii) the amount equal to the aggregate amount of such Liabilities (excluding aggregate amount of such Liabilities attributable to the Notes) minus Unrestricted Cash (the amount in subclause (iii) calculated solely with respect to the estimate as of the Closing and as may be revised pursuant to this Section 5.14, the “Estimated Closing Date Liabilities”) and the Company shall provide to Parent all supporting materials used in such calculations. No later than five business days prior to the Closing, Parent may by written notice raise any reasonable objections Parent has with the calculation of the Estimated Closing Date Liabilities. The Company will in good faith take into account such objection and, to the extent necessary, send in writing a revised Estimated Liabilities Notice with a revised Estimated Closing Date Liabilities (revised solely for purposes of taking into account such objection) no later than three business days prior to the Closing Date and acceptance by Parent of such revised Estimated Closing Date Liabilities shall be solely subject to Parent being reasonably satisfied that the Estimated Closing Date Liabilities have been prepared in accordance with the Accounting Methodologies. The failure to raise or the raising of any objection shall not be a waiver of or limit on any rights Parent may otherwise have.

Section 5.15 Execution of Transaction Documents. At or prior to the time all other conditions to Closing pursuant to Article VI have been satisfied or waived, (a) the Company shall execute the agreements required to be delivered by the Company pursuant to Section 6.3(k) and (b) Parent shall execute the agreements required to be delivered by Parent pursuant to Section 6.2(d).

Section 5.16 Transfer of Transferred Spectrum Assets, Additional Spectrum Assets and Other Assets. Promptly following the date hereof, the Company and its Subsidiaries shall transfer the WCS/AWS Assets not held by the Transferred Entities to the Transferred Entities and the Additional Spectrum Assets and Other Assets not held by the Excluded Entities to the Excluded Entities, each as described on Schedule 5.16(a) Section II.A.1. and in the structure diagram described in Schedule 5.16(b) of the Company Disclosure Schedule (together, the “Structure Schedule”). Immediately prior to the Closing (which shall be the date prescribed by Section 1.2 hereof and which for this purpose will not take into account the satisfaction of the condition in Section 6.1(c)), the Company and its Subsidiaries shall transfer the equity interests in a holding company for the Excluded Entities (“Spinco”) as described on the Structure Schedule to the holders of the Third Lien Notes in redemption of all of the Third Lien Notes (other than those acquired by Parent on the Closing Date) and Spinco shall assume all Liabilities of the Company and its Subsidiaries not relating solely to the WCS/AWS Assets. If any assets or Liabilities have not been transferred or assigned prior to the Effective Time, the Company shall, and shall cause its Subsidiaries, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to facilitate the transfers of assets and Liabilities contemplated by this Section 5.16 or to obtain the benefits of the transactions contemplated hereby and thereby. The definitive documentation necessary to effectuate the transfers contemplated by the Structure Schedule shall be subject to Parent’s consent (not to be unreasonably withheld or delayed) and shall be agreed upon as soon as reasonably practicable after the date hereof. Parent and the Company shall cooperate in good faith (i) to determine whether, after the Effective Date, any transition services shall be required as a result of the transactions set forth on the Structure Schedule and (ii) provide for any customary arrangements related to the administration of businesses following completion of a carve-out transaction, in each case, as a result of the separation of the business of the Company and its Subsidiaries. Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Contracts described in Items 1 through 3 of Schedule 3.21(a)(y) of the Company Disclosure Schedule to be terminated or novated without liability to Parent or the Company or any of its Subsidiaries from and after the Closing Date. If any approval or consent of the NPT is necessary in order to transfer or otherwise dispose of the Additional Spectrum Assets or Other Assets in connection with the transactions contemplated hereby and it appears reasonably likely that such approval or consent will not be obtained prior to the date that the Effective Time would otherwise occur then the parties will cooperate in good faith to attempt to maintain the benefits of such Additional Spectrum Assets and Other Assets without de minimis cost to the Company and its Subsidiaries; provided however, if any such necessary approval or consent shall not have been obtained on a day when the Effective Time could otherwise occur, the Company shall or shall cause its applicable Subsidiary to abandon, forfeit and forego the benefits of such Additional Spectrum Assets and Other Assets and such Additional Spectrum Assets and Other Assets shall not be included in determining whether the condition set forth in Section 6.1(c) has been satisfied.

Section 5.17 Stockholders Representative. Prior to the Effective Time, with the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall engage a Person to be a representative of the former holders of the Company Common Stock (the “Stockholders Representative”) following the Effective Time on customary terms and conditions. The Company shall cause the Stockholders Representative to execute and deliver to Parent the CPR Agreement, the Escrow Agreement and all other agreements necessary for the consummation of the Merger and the transactions contemplated by this Agreement to which the Stockholders Representative is party. If the Stockholders Representative shall fail to execute and deliver to Parent any such documents, then the Company shall cause the Stockholders Representative to be removed and shall appoint a successor Stockholders Representative. Adoption of this Agreement by the holders of the Company Common Stock shall be deemed to be approval of the Stockholders Representative by the holders of the Company Common Stock.

Section 5.18 Debt Documents. Without limiting the generality of Section 5.16:

(a) the Company hereby agrees to amend and restate, amend or enter into, as applicable, the documents, instruments and agreements listed on Schedule 5.18 of the Company Disclosure Schedule (the “Debt Documents”) promptly following the date hereof (but in any event within ten (10) business days after the date hereof). The Company shall not enter into the Debt Documents unless the Debt Documents contain terms consistent with Exhibit B of the Forbearance Agreement and other customary terms. None of the Debt Documents shall be entered into by the Company unless the Debt Documents are reasonably satisfactory to Parent; provided, that the terms of any Debt Document will be deemed not to be reasonably satisfactory to Parent if, among other things, such terms would be likely, to (i) result in any Liability to Parent or its Subsidiaries (including the Company or its Subsidiaries in any manner that would affect the transactions with Parent contemplated by this Agreement, including by indirectly reducing the amount of funds in the Escrow Account), (ii) prevent, materially impair or delay the ability of the Company to consummate the Merger or (iii) adversely affect in any respect the Transferred Spectrum Assets. The Company shall not amend, modify or waive compliance with any provision of the Debt Documents without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) the Company shall promptly deliver to Parent drafts of any Debt Document exchanged or circulated among the Company (or any of its representatives) and any Secured Lender (or any of its representatives, including the Holder Representative (as such term is defined in the Note Purchase Agreements)). The Company shall provide Parent with a reasonable opportunity to comment on drafts of the Debt Documents exchanged or circulated in accordance with the preceding sentence and shall consider in good faith any comments submitted by Parent for incorporation into the Debt Documents.

Section 5.19 Elimination of Intercompany Items To the extent that there are payables, receivables, Liabilities or other obligations, including Contracts, between the Transferred Entities, on the one hand, and the Excluded Entities, on the other hand, all such payables, receivables, Liabilities or other obligations shall be eliminated on or prior to the Closing Date other than to the extent expressly provided for herein.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) No Laws or Orders, whether temporary, preliminary or permanent, shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity which shall be in effect making illegal, enjoining, prohibiting or preventing the consummation of the Merger;

(c) The Company or its Subsidiaries shall have redeemed all Third Lien Notes (other than those acquired by Parent on the Closing Date) for all of the outstanding equity interests in Spinco;

(d) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated; and

(e) The FCC shall have granted the FCC Consent.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) other than with respect to the representations and warranties set forth in Section 4.3(a) (Corporate Authority Relative to this Agreement) and Section 4.6 (Ownership of the Company Common Stock), which shall be true and correct in all material respects, where the failure to be so true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) would not reasonably be likely, individually or in the aggregate with the failure of other representations or warranties to be true and correct, to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(b) Parent and Merger Sub shall have performed in all material respects all obligations required by this Agreement and the Note Purchase Agreement to be performed or complied with by it prior to the Closing;

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(d) Parent shall have executed and delivered to the Company the CPR Agreement and the Escrow Agreement.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) other than with respect to (x) the representations and warranties set forth in Section 3.2(a), (b)(i), (c)(i) and (d) (Capital Stock), Section 3.4(a) (Corporate Authority Relative to the Transaction; No Violation) and Section 3.22 (Takeover Statutes), which shall be true and correct in all material respects, and (y) the representation and warranty set forth in Section 3.15(b) (Absence of Certain Changes or Events), which shall be true and correct in all respects, where the failure to be so true and correct (without regard to any Material Adverse Effect or other materiality qualifications set forth in any such representation or warranty) would not reasonably be likely, individually or in the aggregate with the failure of other representations or warranties to be true and correct, to have a Material Adverse Effect;

(b) The Company shall have performed in all material respects all covenants and obligations required by this Agreement to be performed or complied with by it prior to the Closing;

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) The Secured Lenders shall have performed in all material respects all covenants and obligations required by the Note Purchase Agreements to be performed or complied with by the Secured Lenders prior to the Closing;

(e) All Regulatory Approvals, the failure of which to make or obtain would reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect shall have been made or obtained;

(f) All Regulatory Approvals that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would result in a Regulatory Adverse Condition. All Regulatory Approvals obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and (B) any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) (A) no petition for rehearing or reconsideration or application for review is pending and (B) the time for the filings of any such petition or application has passed, (iii) (A) no Governmental Entity has undertaken to reconsider the action on its own motion and (B) the time within which it may effect such reconsideration has passed, and (iv) (A) no appeal is pending (including other administrative or judicial review) or in effect and (B) any deadline for filing any such appeal that may be specified by statute or rule has passed. For purposes of this Agreement, the term “Regulatory Approvals” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Affiliates with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement, the consummation of the Merger and the consummation of the transactions contemplated by the Note Purchase Agreements;

(g) There shall be no pending claim, legal actions, petition, arbitration, governmental investigation or other legal, administrative or tax proceeding by or before the FCC or any other Governmental Entity having jurisdiction or authority over the Company or its Affiliates against or relating to the Company or its Affiliates seeking to enjoin, prohibit, or prevent the Merger or the transactions contemplated hereby that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no Governmental Entity of competent jurisdiction shall have instituted an action or proceeding that remains pending or with respect to a Governmental Entity having authority over a material portion of the business of Parent or its Subsidiaries that has been threatened in writing, in each case seeking to enjoin, restrain, prevent or prohibit consummation of the Merger;

(h) After the date of this Agreement, no Transferred Spectrum Asset shall have been awarded by the FCC to any Competing Party or otherwise have been lost, revoked, canceled, terminated, suspended, not renewed or forfeited;

(i) After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect that is continuing;

(j) The Company shall have obtained payoff letters from each of the Persons set forth on Schedule 6.3(j) of the Company Disclosure Schedule in form reasonably satisfactory to Parent specifying the amount of indebtedness or other liabilities owing to such Person and which shall be paid by the Company at or prior to the Closing;

(k) The Company shall have executed and delivered to Parent the CPR Agreement and the Escrow Agreement;

(l) The Forbearance Agreement shall be in full force and effect; and

(m) Parent shall have purchased the Notes pursuant to the Note Purchase Agreements.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will terminate automatically and the transactions contemplated hereby abandoned if the Effective Time shall not have occurred on or before July 31, 2013 (as may be extended, the “Termination Date”), except that Parent may extend the Termination Date for up to two three-(3)-month periods in the event that any or all of the conditions set forth in Sections 6.1(c), 6.1(e) and 6.3(f) have not been satisfied, by delivery of written notice to the Company prior to the Termination Date of such extension signed by an officer of Parent. In addition, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Merger Sub:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent if the Company has not filed the Proxy Statement with the SEC within ten (10) business days of the execution of this Agreement;

(c) by Parent if a Material Adverse Effect shall have occurred and be continuing at the time of the termination;

(d) by Parent if any Transferred Spectrum Asset shall be awarded by the FCC to any Competing Party or otherwise have been lost, revoked, canceled, terminated, suspended, not renewed or forfeited;

(e) by Parent or the Company if an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become a Final Order;

(f) by Parent or the Company if the Company Meeting shall have concluded, a vote on the adoption of this Agreement shall have occurred, and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, which breach, failure to perform or failure to be true (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not cured within thirty (30) days after Parent shall have given the Company written notice stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;

(h) by the Company, if the Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, which breach, failure to perform or failure to be true (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) is not cured within thirty (30) days after the Company shall have given Parent written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination;

(i) by the Company at any time prior to receipt of the Company Stockholder Approval if (i) the Company has not materially breached any of its obligations under Section 5.3, (ii) the Board of Directors (or the Independent Committee) authorizes the Company to enter into, subject to complying with the terms of this Agreement, and the Company enters into, a definitive transaction agreement contemplating a Company Superior Proposal and which provides that the acquiring counterparty (the “Alternative Acquiror”) shall pay upon execution of such agreement the Termination Payment to Parent and that Parent shall be an express third party beneficiary to such right to payment and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all other contemplated transaction documents, including any agreements with the Secured Lenders) to such notice and the identity of the potential Alternative Acquiror, and (iii) immediately thereafter the Company enters into such agreement and the Alternative Acquiror actually pays to Parent the Termination Payment. The Company may not terminate this Agreement pursuant to this Section 7.1(i) until (A) at least three (3) business days have elapsed following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors intends to terminate this Agreement to enter into an agreement contemplating a Company Superior Proposal, including all information considered in making such decision and (B) the Company has (during such three (3) business day period) given Parent the opportunity to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its representatives shall have, if requested by Parent, negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to terminate this Agreement under this Section 7.1(i), the Board of Directors (or the Independent Committee) shall take into account any changes to the terms of this Agreement suggested by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Company Alternative Proposal will be deemed to be a new Company Alternative Proposal for purposes of this Section 7.1(i); or

(j) by Parent, if the Debt Documents are not executed and delivered by the Company and the Secured Lenders party thereto in accordance with the terms of this Agreement on or prior to the tenth (10th) business day following the date hereof.

In the event of termination of this Agreement prior to the Effective Time pursuant to this Section 7.1, this Agreement shall terminate and shall become void and there shall be no liability or obligation on the part of any party hereto (except for the Confidentiality Agreement and the provisions of this Article VII and Article VIII, which shall survive termination of this Agreement); provided, however, that nothing shall relieve any party from liability to the other parties to this Agreement for damages resulting from any willful breach of its obligations under this Agreement.

Section 7.2 Termination Payment. Notwithstanding any provision in this Agreement to the contrary,

(a) if this Agreement is automatically terminated because the Effective Time has not occurred prior to or on the Termination Date (and no breach by Parent of its obligations under this Agreement resulted in a failure of a condition precedent set forth in Article VI), or terminated by Parent pursuant to Section 7.1(g) due to a willful breach by the Company, and prior to the time of either such termination a Company Alternative Proposal shall have been made and is not (x) withdrawn at least twenty (20) days prior to such termination or (y) rejected affirmatively in writing by the Company (accompanied by a written request to withdraw such Company Alternative Proposal) prior to such termination, and if concurrently with or within eighteen (18) months after such termination of this Agreement, the Company enters into a definitive agreement reflecting a Qualifying Transaction with any Person other than Parent or any of its Subsidiaries or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent within two (2) business days after such entry or consummation by wire transfer of immediately-available funds to an account previously specified by Parent an amount equal to the Termination Payment (for purposes of this Agreement the term “Termination Payment” shall mean an amount equal to a termination fee in the amount of $5,000,000, provided that in the case of the preceding clause (y), the Termination Payment shall be payable despite such written rejection in writing if, prior to the date that is twenty (20) days following the date of such termination, the Company takes any action that would violate Section 5.3(a) with respect to such Company Alternative Proposal or any other proposal that would have constituted a Company Alternative Proposal is received from (A) the party making the original Company Alternative Proposal or (B) any of such party’s Affiliates, directors, officers, employees, agents or representatives.

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(b) on or after the fifteenth (15th) business day after the date of this Agreement and concurrently with or within eighteen (18) months after such termination of this Agreement, the Company enters into a definitive agreement reflecting a Qualifying Transaction with any Person other than Parent or any of its Subsidiaries or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent within two (2) business days after such entry or consummation, by wire transfer of immediately-available funds to an account previously specified by Parent an amount equal to the Termination Payment.

(c) If this Agreement is to be terminated by the Company pursuant to Section 7.1(i), the Termination Payment shall be paid by the Alternative Acquiror by wire transfer of immediately-available funds to an account previously specified by Parent.

(d) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 7.2 or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. For purposes of this Agreement, “Qualifying Transaction” shall mean, in one or more related transactions, any (i) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (ii) acquisition by any Person, or any Person becomes the owner (other than, in each case, Parent or any of its Subsidiaries) of fifty percent (50%) or more of the Transferred Spectrum Assets, including by way of dividend, recapitalization, spin-off or similar transaction; (iii) acquisition by any Person of fifty percent (50%) or more of the outstanding shares of Company Common Stock or in shares convertible into or exercisable or exchangeable for fifty percent (50%) or more of the shares of Company Common Stock; (iv) acquisition by any Person, or any Person becomes the owner (other than, in each case, Parent or any of its Subsidiaries), of all or substantially all of the assets of the Company and its Subsidiaries or (v) a transaction in which, immediately following completion of such transaction, the stockholders who owned shares of Company Common Stock immediately prior to completion of such transaction (without regard to any of their holdings in the acquiring company) cease to hold at least fifty and one-tenth percent (50.1%) of the shares of Company Common Stock.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive until twenty-four (24)  months following the Effective Time.

Section 8.2 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by written agreement executed and delivered by the parties hereto with respect to any of the terms contained in this Agreement, except that following the adoption of this Agreement by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3 Expenses. Except as set forth in Section 7.2 or provided elsewhere expressly in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.4 Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Additional Spectrum Assets” shall mean (a) the shares of capital stock or other equity interest of all of the Company’s Subsidiaries other than NextWave Metropolitan Inc., WCS Wireless License Subsidiary, LLC, AWS Wireless Inc., an entity which may be formed to hold equity interests in the foregoing entities, NextWave Wireless, LLC and any other Subsidiaries of the Company owning, solely, Transferred Spectrum Assets, (b) the Company Licenses that are not Transferred Spectrum Assets, (c) the BRS licenses and EBS leases and sublease, and (d) any proceeds in cash or otherwise received by the Company and its Subsidiaries prior to Closing in respect of clauses (a), (b) and (c) of this definition, it being understood that the Additional Spectrum Assets do not include net operating losses attributable to entities not included in the Additional Spectrum Assets, in each case to the extent held by the Company and its Subsidiaries as of the Effective Time.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“associate” shall have the meaning set forth in Section 12b-2 of the Exchange Act.

“Company De Facto Transfer Lease” means a Company Lease that is a long-term de facto transfer leasing arrangement pursuant to 47 C.F.R. § 1.9030.

“Company IP” shall mean all registered Intellectual Property and applications therefor, and material unregistered Trademarks and Copyrights that are owned by the Company and each of its Subsidiaries and used in their respective businesses as currently conducted.

“Competing Application” means an application filed with the FCC for a new WCS spectrum license purporting to be a “competing application” that is mutually exclusive with a Renewal Application for a Company License.

“Competing Party” means a Person who filed a Competing Application.

“Conditional WCS Renewals” shall mean the renewals with the FCC for the 2.3 GHz WCS licenses that were granted on September 27, 2010 on a conditional basis, subject to the outcome of FCC proceeding WT Docket No. 10-112.

“Copyrights” shall mean any works of authorship in any media and copyrights.

“Default” shall mean (a) any breach or violation or default under, contravention of, or conflict with, any Contract, Law, Order, License or Permit, (b) any occurrence of any event that with or without the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, License or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise a remedy or obtain any relief under, terminate or revoke, suspend, cancel or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under any Contract, Law, Order, License or Permit.

“Environmental Law” means any federal, state, local or foreign Law, Order, Permit, or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Holder Representative (as defined therein), Parent and the Company, substantially in the form attached hereto as Exhibit E.

“Excluded Entity” means the entities that will be transferred to the Secured Lenders of the Third Lien Notes prior to Closing as described in Section II.A.1. of Schedule 5.16(a) of the Company Disclosure Schedule and the structure diagram described in Schedule 5.16(b) of the Company Disclosure Schedule.

“FCC Authorization” shall mean any license, permit or other authorization or consent issued by the FCC.

“FCC Consent” shall mean the consent, permit, approval, authorization, notice, waiver, exception or similar affirmation of the FCC to the transfer of the Transferred Spectrum Assets hereunder and of the Additional Spectrum Assets to the holders of the Third Lien Notes pursuant to the Note Purchase Agreements.

“Forbearance Agreement” shall mean that certain Forbearance Agreement, dated as of August 1, 2012, by and among NextWave Wireless LLC, NextWave Wireless Inc., and the holders of the Notes, with respect to the Notes to which Parent is an express third party beneficiary.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product or radioactive material; and (iii) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Indebtedness” shall mean the amount, without duplication, of the following obligations of the Company and its Subsidiaries on a consolidated basis (including any prepayment penalties):

(i) all obligations and liabilities, including principal, interest, fees, premiums, prepayment penalties, breakage amounts, expense reimbursements or other amounts payable in connection therewith, for borrowed money;

(ii) all obligations and liabilities evidenced by bonds, debentures, notes or similar instruments;

(iii) all obligations and liabilities, contingent or otherwise, in respect of letters of credit, letters of guaranty or bankers’ acceptances, if drawn;

(iv) all obligations and liabilities under conditional sale or other title retention agreements relating to property acquired;

(v) all obligations and liabilities in respect of the deferred purchase price of property or services (excluding accounts payable and accrued liabilities incurred in the ordinary course of business and not overdue for more than ninety (90) days);

(vi) all obligations and liabilities in respect of capital leases;

(vii) all obligations and liabilities of other Persons secured by a Lien against any of the assets of the Company or any of its Subsidiaries;

(viii) all obligations and liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; and

(ix) all guarantees of any of the obligations and liabilities described in clauses (i) through (viii) above of other Persons.

“Independent Committee” shall mean the Independent Committee of the Board of Directors of the Company, delegated the authority to review, evaluate, negotiate and recommend to the Board of Directors the transactions contemplated by this Agreement on June 18, 2012.

“Intellectual Property” shall mean any (i) Trademarks; (ii) Copyrights; or (iii) inventions, discoveries, patents, confidential and proprietary information, including trade secrets and know-how or other intellectual property or applications and registrations therefor.

“Interference Consent” means, with respect to any Company License, any agreement or understanding, oral or written, between any past or present holder of such Company License, on the one hand, and any past, present or proposed holder of a License for Spectrum, or any wireless or Satellite Digital Audio Radio Service system operator, capacity lessee or sublessee using, leasing, subleasing or proposing to use any Spectrum, on the other hand, with respect to or concerning: (i) the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets; (ii) co-channel or adjacent channel interference or the limitation of signal strength (for the avoidance of doubt, any Satellite Digital Audio Radio Service channel shall be considered to be adjacent to any 2.3 GHz Wireless Communications Service channel for purposes of this Agreement); (iii) the acceptance of interference or signal strength from a third party’s transmitters in excess of the interference or signal strength such third party is entitled to cause or transmit to the Company’s authorized service area or service contour under the Licenses or the FCC Rules, the Industry Canada Rules or the NPT Rules; (iv) the location, access to or strength of signals within protected service areas or service contours; (v) transmitter antenna height or characteristics; (vi) emission mask or emission type; (vii) limiting transmission time; (viii) sharing Spectrum; (ix) placing a limit on any Company License (or any predecessor authorization thereto) or any Spectrum authorized thereby; (x) limiting, controlling or specifying of the content of transmissions or the wave form of transmissions; or (xi) any other limitation on or control of the freedom of the past or present holder of any Company License to deploy the Spectrum authorized under such License in accordance with the Licenses, the FCC Rules, the Industry Canada Rules, the NPT Rules and other applicable Law.

“Knowledge” or any similar phrase shall mean, (i) with respect to the Company the actual knowledge of the executive officers of the Company after reasonable inquiry and (ii) with respect to Parent, the actual knowledge of the Persons set forth on Schedule 8.4 of the Parent Disclosure Schedule after reasonable inquiry.

“Liabilities” shall mean any loss, liability, indebtedness, obligation, deficiency, tax, penalty, fine, demand, judgment, damage, cost or expense of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or about to become due.

“Made Available” means that, prior to 5:00 P.M., (Pacific time), two (2) business days prior to the date of this Agreement, the Company or its representatives have posted such materials to the Lotus QuickPlace datasite established by the Company and not been removed prior to the execution hereof.

“Materially Adverse Regulatory Event” shall mean the occurrence, with respect to any Transferred Spectrum Asset that is a U.S. WCS License, of any of the following: (i) a grant by the FCC, in whole or in part, of the Competing Parties’ Petition for Reconsideration filed at the FCC on August 6, 2010 in WT Docket Number 10-112; (ii) grant by the FCC, in whole or in part, of the Competing Parties’ October 22, 2010 Petition for Reconsideration of the conditional grant of renewal of certain WCS Licenses; (iii) issuance of an order or other decision of the FCC or its staff, acting on delegated authority, reversing the conditional grant of any Renewal Application with respect to the Transferred Spectrum Asset, designating any such Renewal Application for a comparative or other hearing, directing the applicable licensee to show cause why the FCC should not revoke the Transferred Spectrum Asset, or determining that the Transferred Spectrum Asset has terminated automatically pursuant to 47 C.F.R. § 1.946(c); or (iv) issuance of an order of a court of competent jurisdiction ordering the FCC to reverse the conditional grant of any Renewal Application with respect to the Transferred Spectrum Asset, to designate any such Renewal Application for a comparative or other hearing, to direct the applicable licensee to show cause why the FCC should not revoke the Transferred Spectrum Asset, or to determine that, or whether, the Transferred Spectrum Asset has terminated automatically pursuant to 47 C.F.R. § 1.946(c).

“Network Assets” means all network assets, firmware, equipment, electrical devices, transmitters, antennas, cables, fixtures, hardware, servers, routers, hubs, switches, tools, spare parts, transport facilities, test equipment, network management equipment, communication equipment (including receivers, generators, towers and network facilities), structures, improvements, fixtures, and all appurtenances to the foregoing, and all other tangible personal property used in connection with the operation of any telecommunications network, together with any software and other Intellectual Property and intangible assets embedded in or used to operate any of the foregoing.

“Ongoing Canadian WCS Rulemaking Proceedings” means the ongoing rulemaking process of Industry Canada with respect to the terms and conditions governing the 2.3 GHz radiocommunication licenses and the amendment and renewal of such licenses.

“Ongoing WCS Rulemaking Proceedings” means the rulemaking associated with the FCC’s Notice of Proposed Rulemaking and Order that was adopted on May 20, 2010 and titled “Imposition of a Freeze on the Filing of Competing Renewal Applications for Certain Wireless Radio Services and the Processing of Already-Filed Competing Renewal Applications”.

“ordinary course of business” shall mean the business of owning, protecting and maintaining the Company Licenses as conducted by the Company and its Subsidiaries during the past twelve (12) months prior to the date of this Agreement.

“Other Assets” shall mean real property owned by a Subsidiary of the Company and located in Henderson, Nevada, the account receivable in connection with the Company’s disposition of Inquam Broadband Holdings, Inc., as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31,

2012, a nationwide 70/80/90 GHz millimeter wave license issued by the FCC, the Company’s five percent (5%) ownership interest in Hughes Systique Corporation and any proceeds in cash or otherwise received by the Company and its Subsidiaries prior to Closing in respect of the assets described in this definition, it being understood that the Other Assets do not include net operating losses attributable to entities not being transferred in connection with Other Assets, in each case to the extent held by the Company and its Subsidiaries as of the Effective Time.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) Liens outstanding that will be extinguished upon the payoff of the Indebtedness set forth on Schedule 8.4 of the Company Disclosure Schedule, (c) any obligations or conditions generally imposed by the FCC upon licenses and licensees in the same bands as the Company Licenses, and (d) any costs incurred or fees owed by the Company pursuant to the express terms of the Company Leases.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including without limitation, a Governmental Entity.

“Proceeding” means any action, arbitration, audit, hearing, complaint, inquiry, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or mediator.

“Renewal Application” means a conditionally granted or pending application filed at the FCC by the Company or any of its Subsidiaries for the renewal of a Company License.

“Spectrum” means the radio frequencies governed by the FCC Rules, the Industry Canada Rules, or the NPT Rules.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the outstanding equity or voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is or has the power to appoint a manager, managing member, general partner or managing partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Trademarks” shall mean any trademarks, service marks, trade dress, logos, trade names, Internet domain names or the goodwill associated or symbolized therewith.

“Transferred Entity” means each entity that shall be a subsidiary of the Surviving Corporation immediately after Closing in accordance with Schedule 5.16(a) Section II.A.1 and the structure diagram described in Schedule 5.16(b) of the Company Disclosure Schedule.

“Transferred Spectrum Assets” shall mean the Company’s and its Subsidiaries’ AWS and WCS radiofrequency Spectrum Licenses issued by the FCC (including all of the Company’s and its Subsidiaries’ authorizations and rights under any Licenses or leases (as lessor or lessee) relating to such types of Spectrum Licenses).

“WCS/AWS Assets” shall mean the Transferred Spectrum Assets and any assets of the Company and its Subsidiaries exclusively related to AWS or WCS radiofrequency Spectrum Licenses.

Section 8.5 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.6 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Note Purchase Agreements and of the documents referred to in this Agreement and the Note Purchase Agreements, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and the Note Purchase Agreements or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE NOTE PURCHASE AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE PURCHASE AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY THE NOTE PURCHASE AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTE PURCHASE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Facsimile: (214) 746-2103

Attention: Wayne Watts

                Senior Executive Vice President and General Counsel

with copies to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile: (310) 712-8890

Attention: Eric M. Krautheimer

                Andrew G. Dietderich

To the Company:

NextWave Wireless Inc.

12264 El Camino Real

Suite 305

San Diego, California 92130

Facsimile: (858) 704-7825

Attention: Frank Cassou

with copies to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Facsimile: (973) 535-3357

Attention: Marita A. Makinen

                Michael J. Reinhardt

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may designate, by written notice to the Company, a wholly owned direct or indirect Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or materially delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Subject to this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Note Purchase Agreements, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.13 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.12 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein, in each case to the extent permitted by applicable Laws. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.14 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the

Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AT&T INC.

By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: SVP – Corporate Development

RODEO ACQUISITION SUB INC.

By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: SVP – Corporate Development

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
Name: Frank A. Cassou
Title: EVP, Corporate Development

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

BY AND BETWEEN

AT&T INC.

AND

[•]

Dated as of August 1, 2012

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 1, 2012, between AT&T Inc., a Delaware corporation (“Parent”) and the undersigned (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Stockholder holds and is entitled to vote (or to direct the voting of) the number of shares of voting common stock, par value $0.007 per share (the “Voting Common Shares”), of NextWave Wireless Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Schedule I hereto (such Voting Common Shares, together with any other Voting Common Shares the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, and Rodeo Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding Voting Common Shares;

WHEREAS, Parent and certain other holders of Voting Common Shares have entered into voting agreements, dated as of the date hereof and in the same form as this Agreement (the “Other Voting Agreements”); and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated by the Note Purchase Agreements, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I.

DEFINITIONS

Section 1.01 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided, however, that no amendment or modification to any such term shall amend or modify its meaning for purposes hereof without the prior written consent of Stockholder.

Article II.

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares. The Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof) the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy, all its Subject Shares:

(a) in favor of a proposal to adopt the Merger Agreement and the transactions contemplated thereby and any other proposal related to the consummation of the Merger;

(b) against any action or agreement that would reasonably be expected to impede or interfere with or would reasonably be expected to discourage the consummation of the Merger; and

(c) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 2.2 Grant of Irrevocable Proxy. If requested by Parent, the Stockholder shall appoint Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of any such proxy. The Stockholder affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by the Stockholder only in accordance with applicable Law and only if the Stockholder fails to comply with Section 2.1 and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

Section 2.3 Nature of Irrevocable Proxy. Any proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder. Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement.

Article III.

COVENANTS

Section 3.1 Subject Shares.

(a) The Stockholder agrees that (i) from the date hereof until the Closing Date, it shall not, without Parent’s prior written consent, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; and (ii) during the Voting Period it shall not, without Parent’s prior written consent, grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2 Stockholder’s Capacity; Stockholder Designees. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity. Stockholder will not (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to, or the making or submission of, any Company Alternative Proposal, (ii) participate in any discussions or negotiations (except with Parent and its Affiliates and their Representatives and other persons permitted by Parent) regarding, or furnish to any person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (iii) engage in discussions or negotiations with any person (except with Parent and its Affiliates and their Representatives and other persons permitted by Parent) with respect to any Company Alternative Proposal or (iv) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal. For the avoidance of doubt, the parties acknowledge that if the Stockholder has a [nominee / affiliate] on the Company’s board of directors, the parties agree that (i) such [nominee(s) / affiliate(s)] of the Stockholder on the Company’s board of directors (each, a “Stockholder Designee”) shall be free to act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action in facilitation of the exercise of his or her fiduciary duties pursuant to and in accordance with Section 5.3 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee acting in his or her capacity as a director of the Company shall be deemed to be a breach by the Stockholder of this Agreement.

Section 3.3 Voting Trusts. Each of the Stockholders agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

Section 3.4 Additional Agreements of Stockholder. Each of the Stockholders hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent with respect to the Merger and the Merger Agreement that Stockholder may have now or at any time with respect to the Subject Shares; and

(b) agrees not to commence, join in, or otherwise voluntarily participate or cooperate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective officers, directors or successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement, or (ii) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

Section 3.5 Other Transaction Agreements. Parent represents and warrants as of the date hereof that it has not entered into any Contract with the Company or its Subsidiaries necessary for the Closing relating to the Merger, other than the agreements listed in its letter to the Stockholder dated as of the date hereof. Parent agrees that it shall not enter into any amendment to the Merger Agreement that is materially adverse to the Stockholder, in each case, without first receiving prior written consent of the Stockholders holding a majority of the Common Stock subject to this Agreement and the Other Voting Agreements, on a combined basis. For purposes of this Section 3.5, any decrease in the per-share Merger Consideration (other reductions to the Contingent Payment Rights pursuant to the terms thereof) shall be deemed to be materially adverse to the Stockholder.

Article IV.

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent, severally, but not jointly, as follows:

Section 4.1 Due Organization, etc. The Stockholder is a [            ] duly organized and validly existing under the Laws of the jurisdiction of its organization. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Voting Common Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Voting Common Shares denoted as being owned by the Stockholder on Schedule I hereto and has the sole power to vote or cause to be voted such shares or shares power to vote or cause to be voted such shares solely with one or more other persons. As of the date hereof, the Stockholder owns or holds the right to acquire the additional shares of voting capital stock of the Company and other securities of the Company or any interests therein set forth on Schedule I. The Stockholder has good and valid title to the Voting Common Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) those existing under applicable securities laws, or (iii) as set forth on Schedule I hereto.

Section 4.3 No Conflicts. (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

Article V.

REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to the Stockholder as follows:

Section 5.1 Due Organization, etc. Parent is a Delaware corporation duly organized and validly existing under the Laws of the jurisdiction of its organization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 5.2 No Conflicts. (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

Section 5.3 Availability of Funds. Parent hereby affirms and makes herein to the Stockholder the representations and warranties set forth in Section 4.7 of the Merger Agreement, which representations and warranties are, in their entirety, incorporated herein by reference.

Article VI.

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual written consent of Parent and the Stockholder; (b) the receipt of the Company Stockholder Approval; provided, however, that the provisions of Section 3.1(a)(i) of this Agreement shall survive the automatic termination of this Agreement pursuant to this Section 6.1(b) and remain in full force and effect until the Closing Date; (c) date of termination of the Merger Agreement in accordance with its terms; and (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces the Merger Consideration pursuant to the Merger Agreement as in effect on the date hereof. The termination of this Agreement shall not prevent either party from seeking any remedies (at law or in equity) against the other party or relieve either party from liability for such party’s willful and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

Article VII.

MISCELLANEOUS

Section 7.1 Publication. The Stockholder hereby permits the Company and Parent to publish and disclose in the Company Disclosure Schedule the Stockholder’s identity and ownership of Voting Common Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2 Further Actions. Each of the parties hereto agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

Section 7.3 Fees and Expenses. As between the parties, except as provided elsewhere expressly in this Agreement, whether or not the Merger is consummated, all costs and expenses (including the fees and expenses of investment bankers, accountants and counsel) incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent, to

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Facsimile: (214) 746-2103

Attention: Wayne Watts

                  Senior Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile: (310) 712-8890

Attention: Eric M. Krautheimer

If to the Stockholder:

[•]

Attention: [•]

Facsimile: [•]

with a copy to (which shall not constitute notice):

[•]

Attention: [•]

Facsimile: [•]

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.6 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.8 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.9 Parties in Interest. Subject to Section 3.2, Parent and Stockholder hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.10 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.11 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 7.12 Specific Performance. The parties acknowledge that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that, in addition to other rights or remedies, the parties shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy.

Section 7.13 Submission to Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 7.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

AT&T INC.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule I

Ownership of Voting Common Shares

Name and Address of the Stockholder	Number of Voting Common Shares

Permitted liens:

EXHIBIT B

CONTINGENT PAYMENT RIGHTS AGREEMENT1

This CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and among AT&T Inc., a Delaware corporation (“Parent”), [•], a [•], solely in its capacity as former Stockholders representative (in such capacity, the “Stockholders Representative”), [•], and [•], as rights agent (the “Rights Agent”) and as initial CPR Registrar (as defined herein).

WITNESSETH:

WHEREAS, Parent, Rodeo Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NextWave Wireless Inc., a Delaware Corporation (the “Company”, have entered into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of August 1, 2012, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, as a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, the Parent agreed to create and issue to (i) holders of record of shares of the Company’s common stock, par value $0.007 per share (“Company Common Stock”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”), (ii) Sola Ltd. (in its capacity as a holder of a Company Warrant) and (iii) certain holders of Company Stock Options as provided by Section 2.3(e) of the Merger Agreement, contingent payment rights as hereinafter described;

WHEREAS, each holder of Company Common Stock, certain holders of Company Warrants and certain holders of Company Stock Options, immediately prior to the Effective Time will receive, among other things, as merger consideration, the right to receive upon the Effective Time contingent payment rights in such amounts as set forth in Sections 2.2(a) and 2.3(e) of the Merger Agreement immediately prior to the Effective Time;

WHEREAS, the parties have done all things necessary to make the contingent payment rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

WHEREAS, the parties hereto acknowledge that the Rights Agent is not party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Rights Agent shall have no implied duties beyond the express duties set forth in this Agreement.

[1]	NTD: Subject to review and comment by the Rights Agent

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I.

DEFINITIONS

Section 1.01 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(iv) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.

“CPR Payment Amount” means amounts paid to the Rights Agent by the Escrow Agent under the Escrow Agreement.

“CPR Payment Date” means, with respect to a CPR Payment Amount, the date that the Rights Agent pays such CPR Payment Amount pursuant to Section 2.4.

“CPR Pro Rata Share” means, with respect to any Holder as of a given CPR Payment Date, the quotient of the (x) sum of all of the CPRs held of record by such Holder on such date divided by (y) the total number of CPRs outstanding as of such date, expressed as a percentage and rounded down to the next lowest one-hundredth of one percent (0.01%).

“CPR Register” has the meaning set forth in Section 2.3(b).

“CPR Registrar” has the meaning set forth in Section 2.3(b).

“CPRs” means the contingent payment rights issued by Parent pursuant to the Merger Agreement and this Agreement.

“Effective Time” has the meaning set forth in the Recitals.

“Escrow Agent” means Wells Fargo Bank, N.A., in its capacity as escrow agent under the Escrow Agreement (or any successor escrow agent thereunder).

“Escrow Agreement” means that certain Escrow Agreement, dated as of [•], entered into by and among the Escrow Agent, the Stockholders Representative, Parent and the Holder Representative (as defined in the Third Lien Note Purchase Agreement), as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.

“Governmental Authority” means any government, state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrators of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“Holder” means a Person in whose name a CPR is registered in the CPR Register.

“Parent Losses” means the amount of any liabilities, claims, Actions, or orders (including reasonable costs of investigations and attorneys, accountants and other professional fees) (collectively, the “Losses”, and individually a “Loss”) incurred or suffered by Parent and its Subsidiaries (including, without limitation, the Surviving Corporation) and their Affiliates and their current or future directors, partners, managers, officers, agents, employees and representatives (collectively, the “Indemnified Parties”) from and after the Closing of the Merger, whether in respect of Third Party Claims, or claims between the parties to the Merger Agreement, any person, arising out of or relating to the following:

(i) the breach or failure to be true and correct of any representation or warranty of the Company contained in the Merger Agreement or any certificate delivered pursuant to the Merger Agreement; provided, however, that in the case of any such representation or warranty that is limited by materiality, material adverse effect, knowledge (with respect to Section 3.11(c) of the Merger Agreement only), or any similar term or limitation, the occurrence of a breach of such representation or warranty and the amount of Losses shall be determined as if such materiality, material adverse effect, knowledge or any similar term or limitation were not included therein;

(ii) the pre-Closing breach or violation of any covenant or agreement of the Company contained in the Merger Agreement;

(iii) any cash payments made to any former stockholder of the Company as a result of any demand or Action for appraisal made by such stockholder pursuant to Section 262 of the Delaware Law in excess of the consideration to which such stockholder would have been entitled for its shares of Company Common Stock had it received the Merger Consideration payable pursuant to Section 2.1(a) of the Merger Agreement rather than demanding or exercising such appraisal rights (and including, for the avoidance of doubt, the fees and expenses of any experts retained in connection with any such Action);

(iv) any demand, request or other claim for indemnification or indemnification-related expense advancement or reimbursement made by any current or former director, officer, employee or agent, pursuant to the organizational documents of the Company or otherwise, in each case, as in effect as of the Effective Time, regardless of whether the facts giving rise to such demand, request or other claim occurred prior to, at or after the Effective Time and regardless of whether the payment of such amount at such time would have been allowable or is allowable under applicable Law;

(v) (A) any demand, Action or claim made or asserted by any stockholder of the Company or former stockholder of the Company with respect to the determination by the Company to enter into the Merger Agreement or the allocation of the Merger Consideration or the Closing Date Total Consideration (as defined in the Third Lien Note Purchase Agreement) among the recipients thereof or any sale, transfer or other disposition of Company assets on or prior to the Closing Date as may be permitted by the terms of the Merger Agreement and (B) any cash payments made to any such former stockholder as a result of any such demand or Action (or settlement thereof);

(vi) any of the matters listed on Schedule 3.6(c) – Items 1, 3-6, 8 and 10-13, Schedule 3.10 – Item 8, and Schedule 3.21(a)(ii) – Items 1-4 and 51, in each case, of the Company Disclosure Schedule attached to the Merger Agreement, any matter ancillary or related thereto or arising out of any facts and circumstances underlying or related to the foregoing;

(vii) any Tax liability of the Company or its Subsidiaries related to the transfer of the Other Assets or the Additional Spectrum Assets to any party; provided that (1) any use of credits or losses of the Company and its Subsidiaries in connection with such transfer shall not be considered to give rise to a tax liability or Loss, (2) any such available credits or losses shall first be applied to any income or gain arising in connection with such transfer and (3) Losses shall not include the AMT Amount (as defined in the Third Lien Note Purchase Agreement) in respect of Alternative Minimum Tax;

(viii) any other amount to be paid to Parent under the Escrow Agreement from the Escrow Amount pursuant to the Third Lien Note Purchase Agreement;

(ix) any amounts payable to the Rights Agent pursuant to Sections 3.2(f) and 3.2(g);

(x) any amounts payable to the Escrow Agent pursuant to Sections 7 and 8 of the Escrow Agreement; and

(x) any Liability attributable to the Excluded Entities other than those Liabilities exclusively related to the WCS/AWS Assets.

provided, however, that

(a) In calculating the amount of the Losses to any Indemnified Party, the amount of Losses will be net of (i) any amounts actually recovered by the Indemnified Party from any third party (including, without limitation, insurance proceeds or amounts recovered under a contractual right of set-off or indemnity) as a result of such Losses and (ii) any tax benefits that are actually realized by the Indemnified Party as a result of the incurrence of Losses from which indemnification is sought (such amounts referred to in clauses (i) or (ii), a “Reimbursement”), and the Purchaser shall not include Losses for any Losses for which adequate reserves exist on the books and records of the Company at Closing. If any Reimbursement is obtained subsequent to payment to an Indemnified Party in respect of any Losses, then such Reimbursement shall be promptly paid to the Escrow Fund. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to receive payments pursuant to the Escrow Agreement;

(b) Notwithstanding any provision herein to the contrary, the Stockholders Representative shall not have any liability for any Parent Losses under this Agreement or otherwise, and the sole source of recovery therefor shall be the Escrow Fund;

(c) Notwithstanding anything else contained in this Agreement, in no event shall the term “Losses” cover or include any consequential, punitive, speculative, treble, remote or special damages unless paid in respect of any Third Party Claim; and

(d) Notwithstanding anything else contained in this Agreement, in no event shall the term “Losses” cover or include any Taxes resulting from any actions taken or election(s) made by Parent or any of its Subsidiaries (including the Company following the Closing) on the Closing Date (after the Closing has occurred) or following the Closing Date.

“Permitted Transfer” means: (i) the transfer of any or all of the CPRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity or any Governmental Authority.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Costs” means the costs and expenses for which the Rights Agent is due reimbursement under Section 3.2 and the Rights Agent Fee.

“Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement as set forth on Schedule 1 hereto.

“Rights Agent Initial Payment” means the costs and expenses reasonably incurred and invoiced by the Rights Agent prior to the Effective Time in connection with the negotiation of this Agreement and any other reasonable costs and expenses incurred by the Rights Agent in connection herewith prior to the Effective Time.

“Stockholders Representative” has the meaning set forth in the Preamble.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which any Person (either alone or through or together with another Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” means any and all taxes payable to any federal, state, local or foreign taxing authority or agency, including (a) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment, utility, severance, excise, stamp, windfall profits, transfer or other tax of any kind whatsoever, (b) interest thereon and (c) penalties and additions to tax imposed with respect thereto.

“Third Lien Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 1, 2012, by and among (i) the holders of the Company’s 16% Third Lien Subordinated Secured Third Lien Notes, due February 28, 2013, and (an entity to be formed and described on Schedule II thereto and referred to as “Spinco”) SpinCo’s 16% Third Lien Subordinated Secured Third Lien Notes,, due February 28, 2013, (ii) Parent, and (iii) the Holder Representative (as defined therein).

Article II.

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CPRs; Appointment of Rights Agent.

(a) The CPRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement. The Registrar and Administration of the CPRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

(b) Parent hereby appoints [•] as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable.

The CPRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CPRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CPR Register”) for the registration of CPRs in a book-entry position for each CPR Holder. The CPR Register shall set forth the name and address of each Holder, and the number of CPRs held by such Holder and Tax Identification Number of each Holder. Each of Parent and the Stockholders Representative may receive and inspect a copy of the CPR Register, from time to time, upon written request made to the CPR Registrar. Within five (5) Business Days after receipt of such request, the CPR Registrar shall deliver a copy of the CPR Register, as then in effect, to Parent and the Stockholders Representative at the address set forth in Section 6.1. The Rights Agent is hereby initially appointed “CPR Registrar” for the purpose of registering CPRs and transfers of CPRs as herein provided.

(c) Subject to the restrictions set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CPR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a CPR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Parent and the CPR Registrar (including opinions of counsel, if appropriate). Upon receipt of such written notice, the CPR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CPRs in the CPR Register. All duly transferred CPRs registered in the CPR Register shall be the valid obligations of Parent, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held by the transferor. No transfer of a CPR shall be valid until registered in the CPR Register, and any transfer not duly registered in the CPR Register will be void ab initio. Any transfer or assignment of the CPRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the CPR Registrar to change such Holder’s address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CPR Registrar shall promptly record the change of address in the CPR Register.

(e) The Stockholders Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CPRs of the Holders that are registered in the CPR Register. Within five (5) Business Days following the date of receipt by the Rights Agent of such request, the CPR Registrar shall deliver a copy of such list to the Stockholders Representative.

Section 2.4 Payment Procedures.

Within two (2) Business Days following its receipt of a CPR Payment Amount from the Escrow Agent, the Rights Agent shall deliver to each Holder its CPR Pro Rata Share of such CPR Payment Amount based on the number of CPRs held by such Holder at the close of business as reflected on the CPR Register on the applicable CPR Payment Date (x) by check mailed to the address of each Holder (or any successor or permitted transferee or assignee thereof) as reflected in the CPR Register as of the close of business on the day that is two (2) Business Days prior to the date that the Rights Agent performs its obligations under this Section 2.4, or,

(y) with respect to any Holder that is due payment pursuant to this Agreement in excess of $1,000,000 whose bank information has been provided in writing to the Rights Agent with wire transfer instructions on or prior to the date referred to in immediately preceding clause (x) above, by wire transfer of immediately available funds to such account. Subsequent payments will require new wire instructions be provided within each such payment notice received by the Escrow Agent.

The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from each CPR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that Parent is required to deduct and withhold with respect to the making of such payment under the Code; provided that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

To the extent permitted by applicable law, the parties agree to treat the payments made under this Agreement as adjustments to the Purchase Price.

Section 2.5 Parent Losses — Procedures for Third Party Claims.

(a) In the event that any written claim or demand for which there may be Parent Losses hereunder is asserted against or sought to be collected from any Indemnified Party by a third party not between the Company and any of Merger Sub or Parent (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Stockholders Representative in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim) and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”).

(b) The Indemnified Party and the Stockholders Representative shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses. Parent shall keep the Stockholders Representative advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the Stockholders Representative with respect thereto; and

(c) The Indemnified Party and the Stockholders Representative shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made with a view toward preserving any applicable attorney-client or work-product privileges.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CPRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CPRs to any Holder.

(b) The CPRs shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger or any other Person.

Article III.

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 3.2(f) below. The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

(c) if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented costs and expenses related thereto as provided in this Section 3.2(c) and Sections 3.2(f) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(f) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence, provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses; provided, further, however, all amounts payable by Parent under this Section 3.2(f) shall be reimbursed to Parent out of the Escrow Fund; and

(g) Parent shall be responsible for paying the Rights Agent Costs and the Rights Agent Initial Payment, all of which shall be payable from the Escrow Fund. Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee (prorated for the period of time from the previous payment of the Rights Agent Fee, if applicable) will be rendered a reasonable time prior to, and paid on, the date upon which the Effective Time occurs and each CPR Payment Date. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent and the Stockholders Representative, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. Parent agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, any payment under this Section 3.2(g) which is payable by Parent to the Rights Agent shall be paid from the Escrow Fund.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Stockholders Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent who shall be reasonably acceptable to the Stockholders Representative. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to Stockholders Representative and to the Holders as their names and addresses appear in the CPR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Parent.

(d) If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the 30-calendar day period, the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid in accordance with Section 3.2(f) hereof. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 3.3(d) to a successor Rights Agent, the Rights Agent shall thereafter be discharged from any further obligations hereunder. The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

Section 3.4 Acceptance of Appointment by Successor.

(a) Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article IV.

COVENANTS

Section 4.1 List of Holders.

Parent shall use its reasonable best efforts to furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent prior to the Effective Time (or other agent performing similar services for Parent or the Company), the names, addresses, shareholdings and tax certification (T.I.N.) of the record holders of Company Common Stock, Sola Ltd. (in its capacity as a holder of a Company Warrant) and the holders of Company Stock Options eligible to receive CPRs pursuant to Section 2.3(e) of the Merger Agreement within five (5) business days after the Effective Time.

Section 4.2 Payment of CPR Payment Amount.

Each of the Stockholders Representative and Parent shall use reasonable best efforts to cause the Rights Agent to pay the CPR Payment Amount upon its receipt thereof from the Escrow Fund provided by the Escrow Agent in the manner provided for in Section 2.04 and in accordance with the terms of this Agreement.

Section 4.3 Assignment.

Except for assignments occurring through operation of law, Parent shall not, in whole or in part, assign any of its rights or obligations under this Agreement; provided that Parent may assign any of its obligations hereunder to a wholly-owned subsidiary of Parent as long as Parent remains responsible for any breach of this Agreement by such subsidiary.

Article V.

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Stockholders Representative.

(a) Without the consent of any Holders, the Stockholders Representative or the Rights Agent, Parent at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; or

(ii) to evidence the termination of the CPR Registrar and the succession of another Person as a successor CPR Registrar and the assumption by any successor of the obligations of the CPR Registrar herein.

(b) Without the consent of any Holders or the Stockholders Representative, Parent and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended; or

(v) to add, eliminate or change any provision of this Agreement (other than Section 2.4 and Section 2.5) unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail or cause to be mailed a notice thereof by first-class mail to the Stockholders Representative and each of the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 5.02 Amendments With Consent of the Stockholders Representative.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Stockholders Representative), with the consent of the Stockholders Representative (which may be granted or withheld in its sole discretion), acting on behalf of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail a notice thereof by first-class mail to the Stockholders Representative and the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI.

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to the Rights Agent, Parent and the Stockholders Representative.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a) if to the Rights Agent, addressed to it at [•], Attention: [•], or at any other address previously furnished in writing to the Stockholders Representative and Parent by the Rights Agent in accordance with this Section 6.1;

(b) if to Parent, addressed to it at AT&T Inc. 208 S. Akard St., Suite 3702, Dallas, Texas 75202, facsimile at (214) 746-2103, Attention: Wayne Watts; with a copy to Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067, telephone at (310) 712-6678, facsimile at: (310) 712-8890, Attention: Eric M. Krautheimer, or at any other address previously furnished in writing to the Rights Agent and the Stockholders Representative by Parent in accordance with this Section 6.01; or

(c) if to the Stockholders Representative, addressed to it at [•], with a copy to Lowenstein Sandler PC, 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, telephone at (212) 262-6700, facsimile at (212) 262-7402, email at MMakinen@lowenstein.com and MReinhardt@lowenstein.com, Attention: Marita A. Makinen, Esq. and Michael J. Reinhardt, Esq., or at any other address previously furnished in writing to the Rights Agent and Parent by Stockholders Representative in accordance with this Section 6.1.

Section 6.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4 Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

Section 6.5 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. For the avoidance of doubt, no Holder shall have any right to enforce or otherwise assert a claim with respect to this Agreement; all such rights and claims shall only be brought by the Stockholders Representative on behalf of such Holder.

Section 6.6 Governing Law.

This Agreement and the CPRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 6.7 Legal Holidays.

In the event that a CPR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CPRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CPR Payment Date.

Section 6.8 Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.9 Counterparts.

(a) This Agreement may be executed by the parties hereto, in two or more counterparts (which may be effectively delivered by facsimile, by electronic transmission of portable document format (PDF) files or tagged image file format (TIF) files, or by other electronic means)), each of which shall be an original and all of which shall together constitute one and the same agreement.

Section 6.10 Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon payment by the Rights Agent to the Holders of the then remaining balance of the Escrow Fund in accordance with this Agreement.

Section 6.11 Entire Agreement.

This Agreement, the Merger Agreement, and the Escrow Agreement represent the entire understanding of Parent and the Stockholders Representative with reference to the CPRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CPRs, except for the Merger Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement represent the entire understanding of the Rights Agent with reference to the CPRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CPRs, except for the Merger Agreement and the Escrow Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement or the Escrow Agreement, the Escrow Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article V.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AT&T Inc.

By:
Name:
Title:

[Stockholders Representative]

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

SCHEDULE 1

SCHEDULE OF FEES

For Services as Rights Agent

[to come]

EXHIBIT C

FORM OF SURVIVING CORPORATION BYLAWS

BY-LAWS

OF

NEXTWAVE WIRELESS INC.

ARTICLE I

STOCKHOLDERS

Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2 Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5 Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

Section 1.7 Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these by-laws.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.9 Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of outstanding stock and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this by-law to the Corporation, written consents signed by all holders of outstanding stock are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.

Section 2.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Unless otherwise provided in the certificate of incorporation or these by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5 Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors one-third of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these by-laws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8 Action by Directors Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 2.9 Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III

COMMITTEES

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these by-laws or (iii) removing or indemnifying directors.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these by-laws.

ARTICLE IV

OFFICERS

Section 4.1 Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation or these by-laws otherwise provide.

Section 4.2 Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board at any regular or special meeting.

Section 4.3 Powers and Duties. All officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these by-laws or in a resolution of the Board of Directors.

ARTICLE V

STOCK

Section 5.1 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.2 Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 6.3 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

Section 6.4 Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

Section 6.5 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 6.6 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 6.7 Amendment of By-Laws. These by-laws may be amended or repealed, and new by-laws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

EXHIBIT D

ESTIMATED LIABILITIES NOTICE

ACCOUNTING METHODOLOGIES

The Estimated Liabilities Notice sets forth an estimate of the aggregate amount of unrestricted cash held by the Company and which constitutes WCS/AWS Assets and the aggregate amount of Liabilities of the Company, determined on a consolidated basis in accordance with generally accepted accounting principles in the United States of America and consistent with those applied in the preparation of the audited financial statements included in the Company’s Annual Report on Form 10-K for the Year ended December 31, 2011, adjusted for the items set forth below:

(a)	Intercompany Indebtedness, EBS/BRS Spectrum Leases, Deferred Income Tax Liabilities and any Liabilities to the extent that such Liabilities are reducing the Purchase Price (as defined in the Note Purchase Agreement) at Closing shall not be included in the definition of Liabilities.

(b)	Proceeds from Permitted Asset Sales shall not be included in the definition of Unrestricted Cash, such amounts equal to $1,696,684 as of June 30, 2012.

(c)	Excluded Entities – Liabilities for which the Excluded Entities are responsible are excluded from the computation of Estimated Liabilities, except to extent that Parent or any of its Subsidiaries will be responsible for any such Liabilities.

(d)	Assets – the only asset that may be taken into account is Unrestricted Cash as described above.

Company Disclosure Schedules

List of Schedules

Section	Representations and Warranties of Seller

Schedule 3.2	Capital Stock
Schedule 3.3	Indebtedness; Voting Debt
Schedule 3.4	Corporate Authority Relative to the Transaction; No Violation
Schedule 3.6(c)	No Undisclosed Liabilities
Schedule 3.8	Title to the Spectrum Assets
Schedule 3.9	Limitations on Transferred Spectrum Assets
Schedule 3.10	Litigation and Claims
Schedule 3.11	Communications Regulatory Matters
Schedule 3.12	Interference Consents
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Absence of Certain Changes or Events
Schedule 3.16(j)	Tax Matters
Schedule 3.18	Network Equipment
Schedule 3.21	Certain Contracts
Schedule 3.23	Transactions with Affiliates
Schedule 3.24	Insurance
Schedule 3.26	Finders or Brokers

Section	Covenants of Seller

Schedule 5.1	Conduct of Business by the Company
Schedule 5.16	Transfer of Transferred Spectrum Assets, Additional Spectrum Assets and Other Assets
Schedule 5.18	Debt Documents

Section	Conditions to Obligation of Parent to Effect the Merger

Schedule 6.3(j)	Payoff Letters

Section	Permitted Liens

Schedule 8.4	Permitted Liens

The Company undertakes to furnish supplementally a copy of the Disclosure Schedules to the Commission upon request.

EXHIBIT E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of August [    ], 2012 by and among Wilmington Trust, National Association, as the representative for the Consenting Holders defined below (“Holder Representative”), [                    ], a [                    ] (“Stockholders Representative” and together with Holder Representative, the “Representatives”), AT&T Inc., a Delaware corporation (“Parent”, and together with the Representatives, sometimes referred to individually as “Party” or collectively as the “Parties”), and Wells Fargo Bank, N.A. (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Third Lien Note Purchase Agreement (as defined below).

WHEREAS, Parent, Rodeo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NextWave Wireless Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of August 1, 2012, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, as a wholly-owned subsidiary of Parent;

WHEREAS, concurrently with the execution of the Merger Agreement, all holders (the “Consenting Holders”) of the Company’s 16% Third Lien Subordinated Secured Third Lien Notes, due February 28, 2013, and SpinCo’s 16% Third Lien Subordinated Secured Third Lien Notes,, due February 28, 2013 (all such notes, the “Third Lien Notes”) have entered into a Note Purchase Agreement (the “Third Lien Note Purchase Agreement”), pursuant to which Parent will acquire all of the Third Lien Notes from the holders thereof immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, Parent, Stockholders Representative and the rights agent named therein have entered into a contingent payment rights agreement (the “CPR Agreement” and, together with the Merger Agreement and Third Lien Note Purchase Agreement, the “Transaction Agreements”), pursuant to which Parent has issued Contingent Payment Rights (as defined in the Merger Agreement) as part of the Merger Consideration; and

WHEREAS, pursuant to Section 2.3(c) of the Merger Agreement, Section 2.4 and Article VII of the Third Lien Note Purchase Agreement, and the CPR Agreement, the Parties have agreed to enter into this Agreement and the Parties desire that Escrow Agent serve as escrow agent on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.    Appointment.  Subject to the terms and conditions of this Agreement, the Merger Agreement and the Third Lien Note Purchase Agreement, the Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth in each such agreement, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Fund.  There shall be created and established with the Escrow Agent an account (“Escrow Account”), and all cash deposited with the Escrow Agent pursuant to this Agreement and the Transaction Agreements (together with interest or income thereon) shall be held in such Escrow Account in accordance with this Agreement.

The Escrow Account shall be funded with: (i) $25,000,000 pursuant to Section 2.3(c) of the Merger Agreement; (ii) $25,000,000 as described in Section 2.4 of the Third Lien Note Purchase Agreement; (iii) any amount required to be deposited by the Purchaser pursuant to the second sentence of Section 2.3(f) of the Third Lien Note Purchase Agreement; (iv) any amount required to be deposited by the Consenting Holders pursuant to clause (ii) of the third sentence of Section 2.3(f) of the Third Lien Note Purchase Agreement; (v) any amount required to be deposited by the Purchaser pursuant to the second sentence of Section 2.3(g) of the Third Lien Note Purchase Agreement; (vi) any amount required to be deposited by the Consenting Holders pursuant to clause (ii) of the third sentence of Section 2.3(g) of the Third Lien Note Purchase Agreement; (vii) any amount required to be deposited by the Consenting Holders pursuant to the parenthetical in Section 6.1(a)(vii) of the Third Lien Note Purchase Agreement; (viii) any amount required to be deposited by the Consenting Holders pursuant to the parenthetical in Section 6.1(a)(x) of the Third Lien Note Purchase Agreement; and (ix) all proceeds from the investment and reinvestment of such amounts (collectively, the “Escrow Fund”). The Escrow Agent shall hold the Escrow Fund and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Fund and the proceeds thereof as directed in Section 3 until the termination or expiration of this Agreement. All amounts (a) deposited into the Escrow Account pursuant to the foregoing clauses (iv) and (viii) (but in the case of clause (viii), solely in respect of Losses arising from Liabilities attributable to the Excluded Entities and not related to the post-Closing operations of Spinco) and (b) paid directly by the Consenting Holders to Indemnified Parties or deposited by the Consenting Holders into the Escrow Account pursuant to Section 6.1(a)(x) (but solely in respect of Losses arising from Liabilities attributable to the Excluded Entities and not related to the post-Closing operations of Spinco) shall be collectively referred to as the “Additional Amount”. Notwithstanding anything set forth herein to the contrary, in the absence of fraud, the maximum liability of any Consenting Holder under Sections 2.3(f) and 2.3(g) and Article VI of the Third Lien Note Purchase Agreement to Purchaser and the Indemnified Parties as of any date shall not exceed the sum of (x) the portion of the Closing Date Cash Payment paid in respect of such Consenting Holder’s Notes and (y) any portion of the Escrow Fund released prior to such date to such Consenting Holder or in respect of all or a portion of such Consenting Holder’s Notes. The parties understand and agree that the foregoing shall not in any way limit liability that SpinCo or any of its Subsidiaries may have to Purchaser or any Indemnified Party.

The Escrow Fund shall be subject to increase from time to time for interest or income earned thereon, or decrease in respect of distributions or payments made therefrom in accordance with the express provisions contained in this Agreement. Subject to the terms hereof and of the Transaction Agreements, the Escrow Fund shall be for the exclusive benefit of one or more of Parent and the Representatives, and no other Person shall have any right, title or interest in or to the Escrow Fund. Except as permitted by Sections 7 and 8 hereof, the Escrow Fund shall not be subject to set-off by the Escrow Agent and the Escrow Fund shall be used solely for the purpose set forth in this Agreement and the Transaction Agreements.

3.    Investment of Fund.  During the term of this Agreement, Escrow Agent shall invest the Escrow Fund in [                     Money Market] Fund (“MMF”), selected by the Parties, based upon the Parties’ independent review of the prospectus previously delivered to the Parties. The Parties acknowledge that an affiliate of the Escrow Agent, [                    ], serves as investment manager for the selected MMF and receives fees from the invested funds for services rendered separate from the fees for services rendered by the Escrow Agent as further provided within this Agreement. The MMF has rates of compensation that may vary from time to time based upon market conditions. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”) must be in writing and executed by an Authorized Representative (as defined in Section 11 below) of each of the Parties, and shall specify the type and identity of the investments to be purchased and/or sold. Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment or MMF furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment or MMF and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment or MMF. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made in an investment pursuant to the terms of this Agreement at the direction of the Parties or as a result of any liquidation of any investment prior to its maturity at the direction of the Parties or for the failure of an Authorized Representative of any of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement but shall not be responsible for ensuring that the Escrow Fund is sufficient for any disbursements contemplated hereunder. The Escrow Agent shall segregate, on its books and records, the Escrow Fund from all other funds held by the Escrow Agent.

4.    Retention; Disposition and Termination.  Escrow Agent will hold the Escrow Fund on behalf of the Parties under the terms of this Agreement and shall not distribute any portion of the Escrow Fund to any party other than (i) pursuant to written instructions executed and delivered by Parent and the Representatives (a “Joint Notice”), (ii) by depositing the Escrow Fund with a successor escrow agent in accordance with the provisions of Section 6 of this Agreement, (iii) otherwise in accordance with the provisions of this Section 4 or (iv) as otherwise permitted by this Agreement. Any distribution made by Escrow Agent pursuant to this Section 4 shall be made by wire transfer of immediately available funds to the account(s) designated by the recipient(s).

(a)    Escrow Release.

(i)    On the first anniversary of the Closing Date (and after giving effect to any distribution required to be made on such date pursuant to Section 9(b)), Parent and the Representatives shall deliver a Joint Notice to release, and Escrow Agent shall release, an amount equal to seventy-five percent (75%) of the remaining Escrow Fund at such time that is not subject to a Reserve (as defined below) (the “First Release Amount”), as follows:

(A)    the Escrow Agent shall release to the Consenting Holders an amount, if any (the “Holders First Release Amount”), equal to the lesser of (x) the First Release Amount or (y) the sum of $25,000,000 and an amount equal to the Additional Amount; and

(B)    the Escrow Agent shall release to the Rights Agent the remainder, if any, of the First Release Amount.

(ii)    On the second anniversary of the Closing Date (and after giving effect to any distribution required to be made on such date pursuant to Section 9(b)), Parent and the Representatives shall deliver a Joint Notice to release, and Escrow Agent shall release, the remaining Escrow Fund at such time that is not subject to a Reserve (the “Second Release Amount”), as follows:

(A)    the Escrow Agent shall release to the Consenting Holders an amount, if any, equal to (x) $25,000,000 plus (y) any portion of the amount equal to the Additional Amount not previously paid pursuant to Section 4(a)(i) minus (z) the Holders First Release Amount; and

(B)    the Escrow Agent shall release to the Rights Agent the remainder or such portion thereof, if any, until the total amount paid to the Rights Agent under this Section 4(a) shall equal $25,000,000; and

(C)    the Escrow Agent shall release the remainder, if any, to the Consenting Holders.

(iii)    If, at any time after the second anniversary of the Closing Date, the amount of the Escrow Fund exceeds the total amount of Reserves, Parent and the Representatives shall deliver a Joint Notice to the Escrow Agent to release, and the Escrow Agent shall release, the amount of such excess (as instructed in the Joint Notice) (A) first to the Consenting Holders until the aggregate of all amounts received by them under this Section 4(a) shall equal $25,000,000 plus an amount equal to the Additional Amount, (B) next to the Rights Agent until the total amount paid to the Rights Agent under this Section 4(a) shall equal $25,000,000 and (C) thereafter to the Consenting Holders.

(iv)    Each release under this Section 4(a) to the Consenting Holders shall be made on a pro rata basis to each Consenting Holder to each Consenting Holder’s account in any bank in the United States as may be designated and specified in writing by such Consenting Holder at least two (2) Business Days prior to the applicable payment.

(v)    Every amount distributed pursuant to this Section 4(a) shall be as set forth in the applicable Joint Notice delivered to the Escrow Agent. The Escrow Agent shall have no obligation to verify or confirm the accuracy of any distribution amount referenced in any such Joint Notice. Upon request of any Party, the Escrow Agent shall confirm the then-current balance in the Escrow Fund and the amount of any Reserve.

(b)    Adjustment Payments. If funds are to be released from the Escrow Account to Parent pursuant to clause (i) of the third sentence of Section 2.3(f) of the Third Lien Note Purchase Agreement or pursuant to the third sentence of Section 2.3(g) of the Third Lien Note Purchase Agreement, then in either case Parent and the Representatives shall deliver a Joint Notice to the Escrow Agent to release, and the Escrow Agent shall release, such funds to Parent.

(c)    Claims.

(i)    If Parent or any other Indemnified Party believes in good faith that it has incurred or may incur a Loss (as such term is defined in the Third Lien Note Purchase Agreement) or a Parent Loss (as such term is defined in the CPR Agreement) (each, a “Claim”), then Parent or such other Indemnified Party may provide written notice (an “Escrow Claim Notice”) to the Representatives and the Escrow Agent of the dollar amount of such Claim (the “Escrow Claim Amount”) describing in reasonable detail the basis upon which Parent or such other Indemnified Party (as defined below) asserts that such Claim is or may be required to be satisfied through a release and distribution of a portion of the Escrowed Fund (the “Escrow Claim Basis”). The date on which an Escrow Claim Notice has been received by the Escrow Agent is referred to as the “Escrow Claim Notice Date”. For the avoidance of doubt, if a Loss is also a Parent Loss, Parent shall be entitled to collect only once, it being understood that the Escrow Agent shall have no obligation to ensure that Parent complies with the foregoing restriction.

(ii)    Upon receipt of an Escrow Claim Notice from Parent or any other Indemnified Party pursuant to Section 4(c)(i), the Escrow Agent shall set aside and hold, as a reserve to cover such Indemnity Claim, a portion of the Escrow Fund in an amount equal to the Escrow Claim Amount set forth in the Escrow Claim Notice (a “Reserve”) until there is a final resolution, pursuant to Section 4(c)(v), of such Claim.

(iii)    If the Escrow Agent does not receive from the Representatives a written notice (an “Escrow Dispute Notice”) disputing the Escrow Claim Basis and/or all or any part of the Escrow Claim Amount specified in such Escrow Claim Notice (an “Escrow Dispute”) within forty-five (45) days after the applicable Escrow Claim Notice Date (the “Escrow Claim Period”), then (x) in the case of a Loss or Parent Loss that has been incurred (as specified in the Escrow Dispute Notice), the Escrow Agent shall release and distribute to Parent, no later than ten (10) Business Days after the end of the Escrow Claim Period, an amount equal to the Escrow Claim Amount from the Escrow Fund or (y) in the case of a Loss or Parent Loss that has not yet been incurred (as specified in the Escrow Dispute Notice), the Escrow Agent shall release and distribute to Parent, no later than ten (10) Business Days after the Loss or Parent Loss is incurred (as the Escrow Agent is subsequently notified, in writing by Parent or other applicable Indemnified Party), an amount equal to the Loss or Parent Loss incurred from the Escrow Fund.

(iv)    If the Escrow Agent receives from the Representatives (with a copy to Parent) an Escrow Dispute Notice setting forth an Escrow Dispute within the Escrow Claim Period then, to the extent applicable, the Escrow Agent shall release and distribute to Parent or the applicable Indemnified Party, a portion of the Escrow Fund in an amount equal to the uncontested portion of the Escrow Claim Amount, if any, no later than ten (10) Business Days after receipt of such Escrow Dispute Notice.

(v)    Unless Parent and the Representatives deliver a Joint Notice to the Escrow Agent modifying the provisions of such Escrow Claim Notice, the portion of the Escrow Claim Amount subject to an Escrow Dispute and not distributed as provided in Section 4(c)(iv) shall continue to be held by the Escrow Agent as a Reserve until the earlier of such time as (i) Parent and the Representatives have delivered to the Escrow Agent a Joint Notice advising the Escrow Agent as to how such Escrow Dispute shall be resolved or (ii) the Escrow Agent is directed by a court of competent jurisdiction by a final, nonappealable judgment or order of such court (such direction, an “Order”) as to how such Escrow Dispute shall be resolved, in which event Parent and the Representatives shall deliver a Joint Notice to the Escrow Agent notifying the Escrow Agent of the Order, and, no later than ten (10) Business Days after receipt by the Escrow Agent of a Joint Notice contemplated by clause (i) or clause (ii) of this sentence, the Escrow Agent shall release and distribute a portion of the Escrow Fund in an amount equal to the Claim as so fully determined. Upon resolution of such Claim, the Reserve with respect to such Claim shall be reduced to zero.

(d)    [reserved]

(e)    Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund, as applicable, and shall have no liability or responsibility to the Parties for any deficiency.

(f)    Upon delivery of the remaining balance of the Escrow Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 9.

(g)    For purposes of this Agreement, “Indemnified Party” means (i) any Indemnified Party as such term is defined in the Third Lien Note Purchase Agreement and (ii) any Indemnified Party as such term is defined in the CPR Agreement. As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

(h)    Parent and the Representatives hereby agree that they may bring a claim to a court of competent jurisdiction seeking resolution with respect to amounts being sought from the Escrow Fund.

5.    Escrow Agent.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Escrow Agent has no knowledge of, is not subject to and does not have any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the rights, duties, benefits and protections of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that Escrow Agent’s bad faith, gross negligence or willful misconduct was the cause of any loss to any Party, as finally determined by a court of competent jurisdiction. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent receives instructions, claims or demands from any Party hereto which conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to (a) refrain from taking any action and shall keep safely all property held in escrow until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this

Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent, has been advised of the likelihood of such loss or damage and regardless of the form of action. This Agreement shall not be deemed to create a fiduciary relationship between the parties hereto under state or federal law. The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of this Agreement or of any property delivered hereunder, or for the value or collectability of any note, check or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Escrow Agent. Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any cash, instruments, documents or any other property referred to herein, unless the same shall have first been received by the Escrow Agent pursuant to this Agreement. The Escrow Agent may seek the advice of outside legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such outside counsel. The Escrow Agent shall never be required to use or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Escrow Agent shall not be obligated to take any action which in its reasonable judgment would involve it in expense or liability unless it has been furnished with an indemnity or other security reasonably satisfactory to it. The Escrow Agent shall not be responsible for verifying that any of the Parties receive a copy of any notice furnished hereunder.

6.    Resignation; Succession.  Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. In addition, the Parties may jointly cause the removal of the Escrow Agent at any time upon the giving of fifteen (15) Business Days prior written notice to the Escrow Agent. In either event, the Parties will appoint as successor Escrow Agent a bank or trust company mutually satisfactory to them by a written instrument delivered to each of the retiring Escrow Agent and the successor Escrow Agent, and upon such appointment and its acceptance thereof, the successor Escrow Agent will succeed to all of the rights and obligations of the retiring Escrow Agent as of the effective date of resignation or removal as though it had been originally named herein, the retiring Escrow Agent will be discharged from all duties and obligations thereafter arising or accruing hereunder, and the retiring Escrow Agent will duly transfer and deliver to the successor Escrow Agent the Escrow Fund (minus any amounts owed to it hereunder) and any related other property then held by the retiring Escrow Agent hereunder. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction (at the expense of Parent) for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.    Compensation.  Parent and the Representatives agree that (a) Escrow Agent upon execution of this Agreement and from time to time thereafter shall be paid reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, (b) Escrow Agent shall be paid or reimbursed upon request to Parent and the Representatives for all fees, expenses, disbursements and advances, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement, and (c) all such compensation, payment and reimbursement shall be deducted from the Escrow Amount. If the Escrow Amount is not sufficient to compensate, pay or reimburse the Escrow Agent for any amount owed to it hereunder this Section 7, then Parent shall promptly pay such amount to Escrow Agent upon demand therefore. Notwithstanding any of the foregoing, for the avoidance of doubt, the Representatives shall not be responsible for paying any fees and expenses of the Escrow Agent.

8.    Indemnification and Reimbursement.  Parent agrees to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Escrow Agent acting as Escrow Agent under this Agreement or Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct or bad faith of such Indemnitee; and (b) Escrow Agent’s following any instructions or directions, whether joint or singular, from the Parties; provided, however, within three (3) Business Days of receipt of notice from Parent that it has made a payment under this Section 8 (any such payment, a “Parent Indemnification Payment”), the Parties shall deliver a Joint Notice to the Escrow Agent to release from the Escrow Fund to Parent an amount equal to such Parent Indemnification Payment. The obligations set forth in this Section 8 shall survive the resignation, replacement or removal of Escrow Agent and the termination of this Agreement. The Escrow Agent shall have a lien upon the assets (and all earnings thereon or additions thereto) held in the Escrow Account for any costs, expenses, fees or indemnification obligations that may arise under this Agreement that are not timely paid in full to the Escrow Agent (“Owed Amounts”). The Escrow Agent shall be entitled to debit and retain that portion of the Escrow Funds equal to such Owed Amounts, until all such Owed Amounts have been paid in full. If property or securities are held in the Escrow Account, the Escrow Agent shall be entitled to sell, convey or otherwise dispose of such property or securities for such purpose.

9.    Tax Reporting; Interest and Income Distributions.

(a)    Parent and the Representatives hereby acknowledge that, for federal and state income tax purposes, the Consenting Holders, each of which are listed on Schedule 3 hereto, are intended to be, and shall be treated as, the owners of the Escrow Fund held in the Escrow Account, and, accordingly, any interest or other income earned on or derived from the Escrow Fund shall be income of the Consenting Holders. The Holder Representative shall use commercially reasonable efforts to obtain fully executed Internal Revenue Service Form W-8 or W-9, as appropriate, and/or other required documentation from the Consenting Holders, and will provide any such forms and documentation to the Escrow Agent. The Escrow Agent shall be entitled to report all such interest or other income earned on or derived from the Escrow Fund on such basis, in accordance with the pro rata tax percentages of the Consenting Holders as listed on Schedule 3 attached hereto (as modified from time to time by written notice from the Holder Representative to the Escrow Agent), whether or not said income has been distributed during such year. During the term of this Agreement, the Escrow Agent shall prepare and file such information reports (e.g. IRS Form 1099-INT) of interest earned on the Escrow Fund as the Escrow Agent may be required to prepare and file in the ordinary course of its business. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Consenting Holders are required to prepare and file any and all income or other tax returns applicable to any interest or other income earned or derived from the Escrow Fund and pay any related tax with the IRS and all required state and local departments of revenue in all years interest or other income is earned as and to the extent required under the provisions of applicable law.

(b)     A portion of the interest or other income earned equal to fifty percent (50%) of the interest or other income earned shall be distributed to the Consenting Holders every three months after the Closing Date in accordance with the written direction of the Holder Representative.

(c)     For the avoidance of doubt, the Escrow Fund shall be treated as a “contingent at-closing escrow” as defined in Proposed Treasury Regulation Section 1.468B-8, and pursuant to such regulation, the Consenting Holders will be treated as the owners of the Escrow Fund solely for purposes of reporting income or gain from the Escrow Fund, and no inference shall be created regarding ownership of the Escrow Fund for other tax purposes, including for purposes of reporting gain attributable to the proceeds of the Escrow Fund on the installment method. Furthermore, it is agreed and understood by the Parties that the Escrow Agent shall have no responsibility for any installment sales tax reporting. The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of a United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement.

10.     Notices.   Unless otherwise provided herein, all communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall identify the provision of this Agreement, if any, to which the subject matter of the notice applies, and shall be deemed to be duly given at the earlier of the date when actually delivered to a party by personal delivery, commercial courier, electronic mail, or telephonic facsimile transmission followed by a hard copy by United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notify the others in accordance with this Section of a change of address by registered mail, return receipt requested:

If to Holder Representative:	Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
	Attention:	Nicholas Tally and Alecia Anderson
	Fax No.:	(612) 217-5651
	Email:	aanderson@wilmingtontrust.com

If to Stockholders
Representative:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Fax No.:	[ ]
	Email:	[ ]

With a copy to:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Fax No.:	[ ]

and

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
	Facsimile:	(973) 535-3357
	Attention:	Marita A. Makinen
Michael J. Reinhardt

If to Parent:	AT&T Inc.
208 S. Akard St., Suite 3702
Dallas, Texas 75202
	Facsimile:	(214) 746-2103
	Attention:	Wayne Watts
Senior Executive Vice Pres. and General Counsel

With a copy to:	Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
	Facsimile:	(310) 712-8890
	Attention:	Eric M. Krautheimer
Andrew G. Dietderich

If to Escrow Agent:	Wells Fargo Bank, N.A.
45 Broadway, 14th Floor
New York, NY 10006
	Attention:	CMES, Specialized Agency & Trust /
Alexander Pabon
	Fax No.:	212-515-1589
	Email:	Alexander.pabon@wellsfargo.com

11.     Security Procedures.   Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Fund, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with this Section 11 and as further evidenced by a confirmed transmittal to that number.

(a)     In the event funds transfer instructions are received by the Escrow Agent by facsimile or electronic mail, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto (each an “Authorized Representative”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the Authorized Representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Parent’s or the Representatives’ executive officers, as the case may be, which shall include the titles of President or Vice President, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or the Representatives to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any portion of the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

(b)     Subject to the provisions of Section 4 of this Agreement, the Parties acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, the respective Parties shall deliver to the Escrow Agent such specific Standing Settlement Instructions, by facsimile or other written instruction. The Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein. The Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the respective Party, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for the Party. The Parties acknowledges that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

12.     Compliance with Court Orders.   In the event that the Escrow Fund or other escrow property shall be attached, garnished, levied upon, or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund or other escrow property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

13.     Miscellaneous.   The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement shall be liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Fund or this Agreement. The failure of any party at any time or times to require performance of any provision hereunder shall in no way affect the right of such party at a later time to enforce the same. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver or any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Escrow Agent with such information as the Escrow Agent may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

14.     Holder Representative.   Notwithstanding anything contained herein to the contrary, in no event shall the Holder Representative be required to perform any obligation under this Agreement absent the prior written directions of the Consenting Holders.

[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARENT:

AT&T, INC.

By:
Name:
Title:

HOLDER REPRESENTATIVE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

STOCKHOLDERS REPRESENTATIVE:

[                    ]

By:
Name:
Title:

ESCROW AGENT:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If from Parent:

Name	Telephone Number	Signature

1.

2.

If from the Holder Representative:

Name	Telephone Number	Signature

1.

2.

If from the Stockholders Representative:

Name	Telephone Number	Signature

1.

2.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Parent:

Name	Telephone Number

1.

2.

If from the Holder Representative:

Name	Telephone Number

1.

2.

If from the Stockholders Representative:

Name	Telephone Number

1.

2.

Line Sheet for Standing Settlement Instructions for: Holder Representative

Bank account information:

Bank: [                    ]

ABA: [                    ]

Swift: [                    ]

Acct: [                    ]

Acct #: [                    ]

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

The Party agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and the Parties may agree.

Line Sheet for Standing Settlement Instructions for: Stockholders Representative

Bank account information:

Bank: [                    ]

ABA: [                    ]

Swift: [                    ]

Acct: [                    ]

Acct #: [                    ]

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

The Party agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and the Parties may agree.

Line Sheet for Standing Settlement Instructions for: Parent

Bank account information:

Bank: [                        ]

ABA: [                    ]

Swift: [                    ]

Acct: [                    ]

Acct #: [                    ]

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

The Party agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and the Parties may agree.

SCHEDULE 2

[TBD]

SCHEDULE 3

Pro Rata Tax Percentage

Annex B

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HISTORY: 8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

Annex C

[LETTERHEAD OF MOELIS & COMPANY LLC]

August 1, 2012

The Independent Committee of the Board of Directors and The Board of Directors

NextWave Wireless Inc.

12264 El Camino Real, Suite 305

San Diego, California 92130

The Independent Committee and the Board of Directors of NextWave Wireless Inc. (the “Company”):

The Independent Committee of the Board of Directors (the “Independent Committee”) has requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.007 per share, of the Company (“Company Common Stock”), other than Excluded Holders (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (as defined below). The Independent Committee also has requested our opinion as to the fairness, from a financial point of view, to the Company of the Total Transaction Consideration (as defined below) to be received for the Company pursuant to the Agreements (as defined below).

As more fully described in the Agreements, the Company, other than the Non-AT&T Assets (as defined below), will be acquired by AT&T Inc. (the “Acquiror”) for aggregate cash consideration of $600,000,000 (the “Total AT&T Consideration”). The Agreements provide that (i) Rodeo Acquisition Sub Inc. (the “Acquisition Sub”), a wholly owned subsidiary of the Acquiror, will be merged with and into the Company (the “Merger”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive $1.00 in cash plus a contingent payment right (a “CPR”) for a pro rata portion in cash of up to $25,000,000 in the aggregate to be held in escrow (the “Merger Consideration”), and (ii) at the effective time of the Merger, all of the Company’s existing 15% Senior Secured Notes, due December 31, 2012 (the “First Lien Notes”), the Company’s existing 15% Senior-Subordinated Secured Second Lien Notes, due January 31, 2013 (the “Second Lien Notes”), and the Company’s 16% Third Lien Subordinated Secured Convertible Notes, due February 28,2013, to be amended and restated after the date hereof (the “Third Lien Notes” and, together with the First Lien Notes and the Second Lien Notes, the “Notes”), will be sold to the Acquiror for an aggregate cash purchase price as specified in the Note Purchase Agreements (as defined below). The Agreements also provide that, immediately prior to and as a condition to the closing of the Merger, the Company and its subsidiaries will transfer certain spectrum and other assets that will not be acquired by the Acquiror through the Merger (the “Non-AT&T Assets”) to the holders of the Third Lien Notes (the “Non-AT&T Assets Transfer”). The Merger, the Note Purchase and the Non-AT&T Assets Transfer are referred to herein collectively as the “Transaction,” and the Total AT&T Consideration and the Non-AT&T Assets are referred to herein collectively as the “Total Transaction Consideration.” We understand that, in connection with the execution of the Agreements, certain stockholders of the Company will enter into voting agreements with the Acquiror to vote in favor of the Merger (such stockholders, any holders of the Notes and their respective affiliates, “Excluded Holders”).

We have acted as financial advisor to the Independent Committee in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We have provided investment banking and other services to the Company unrelated to the Transaction and have received compensation for such services. In the past two years prior to the date hereof, we acted as, among other things, financial advisor to the Company in connection with certain asset disposition and debt restructuring transactions.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or any related transaction and does not constitute a recommendation to any security holder of the Company as to how such security holder should vote or act with respect to the Transaction or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any related agreements or any aspect or implication of the Transaction or any related transaction (except for the Merger Consideration and the Total Transaction Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction (including the tax treatment or consequences thereof), the form of the components of the Total Transaction Consideration, any adjustments or escrow arrangements with respect thereto or any terms, aspects or implications of any amendment or restatement of the Third Lien Notes in connection with the Transaction. With the consent of the Independent Committee and the Company’s Board of Directors, we are not expressing any opinion as to what the value of CPRs or the Non-AT&T Assets actually will be when issued or transferred, as the case may be, pursuant to the Transaction, the amount of future cash payments, if any, from CPRs that holders thereof will receive or the price or prices at which the Non-AT&T Assets actually may be sold at any time. We have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion does not purport to be an appraisal and does not address whether the Merger Consideration or the Total Transaction Consideration is the highest price reasonably obtainable, respectively, for Company Common Stock or the Company (or its assets). We also express no opinion as to whether the Company or its assets could actually be sold for estimated amounts derived in our analyses. In rendering this opinion, we have assumed, with the consent of the Independent Committee and the Company’s Board of Directors, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreements will comply with all the material terms of the Agreements. We further have assumed, with the consent of the Independent Committee and the Company’s Board of Directors, that any adjustment or escrow arrangements with respect to any components of the Total Transaction Consideration will not in any respect be material to our analyses or opinion.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal estimates and other information relating to the business, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally, including the funding needs of and resources available to the Company; (iv) reviewed publicly available financial and stock market data of another wireless spectrum company that we deemed relevant; (v) reviewed publicly available financial data from government auctions of wireless spectrum and the financial terms of certain other transactions that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company’s wireless spectrum portfolio; (vii) reviewed the Agreement and Plan of Merger, dated as of August 1, 2012 (the “Merger Agreement”), to be entered into by the Company, the Acquiror and the Acquisition Sub, the separate Note Purchase Agreements with respect to the First Lien Notes, the Second Lien Notes and the Third Lien Notes,

respectively, each dated as of August 1, 2012 (the “Note Purchase Agreements” and, together with the Merger Agreement, the “Agreements”), to be entered into by the Company, the Acquiror and the holders of the First Lien Notes, the Second Lien Notes and the Third Lien Notes, as applicable, and certain related documents; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

The Company has publicly disclosed that the Company’s current cash reserves are not sufficient to meet its payment obligations under the Notes at their current maturity dates and that the Company and the independent auditor of the Company’s audited financial statements for fiscal year 2011 have raised substantial doubt as to the Company’s ability to continue to operate as a going concern. In addition, the management of the Company has advised us that the Company believes that (i) based on the Company’s unsuccessful efforts to date, it is not reasonably likely that the Company will be able to further extend the maturity of the Notes, or identify and successfully implement alternative financing to repay the Notes or sales of wireless spectrum assets other than the Transaction yielding sufficient proceeds to retire such indebtedness at the current scheduled maturity dates, (ii) there are no viable alternatives to the Transaction reasonably available prior to the maturity of the Notes that would provide any value to holders of Company Common Stock or any greater aggregate value for the Company than the Total Transaction Consideration, including, without limitation, a corporate reorganization under the protection of U.S. bankruptcy laws, and (iii) if the Transaction is not consummated, the Company’s ability to operate as a going concern will be severely impaired due to the pending maturities of the Notes and that this impairment would reasonably be expected to result in the liquidation of the Company in a voluntary or involuntary bankruptcy.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with the consent of the Independent Committee and the Company’s Board of Directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Independent Committee and the Company’s Board of Directors, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the internal estimates referred to above, we have assumed, at the direction of the Independent Committee and the Company’s Board of Directors, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In addition, we have relied, with the consent of the Independent Committee and the Company’s Board of Directors, on the assessments of the management of the Company as to regulatory matters relating to the Company and the wireless spectrum industry and the potential impact thereof on the Company. We have assumed, with the consent of the Independent Committee and the Company’s Board of Directors, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Independent Committee and, at the direction of the Independent Committee, the Board of Directors of the Company (in their respective capacities as such) in their evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). We have, with the consent of the Independent Committee and the Company’s Board of Directors, assessed the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Excluded Holders) based on the implied residual value attributable to Company Common Stock if the Company were liquidated or sold at an estimated range of enterprise values of the Company derived from our analyses in which the proceeds of such liquidation or sale were first distributed to the holders of the Notes based on the aggregate principal amount of the Company’s indebtedness without regard to any potential value of Company Common Stock relating to the right to vote on the Merger or any other non-intrinsic value of Company Common Stock not susceptible to customary financial analyses by us. We do not express any opinion as to the allocation or relative fairness of the Total Transaction Consideration (including the Merger Consideration or any other component thereof) to or among holders of Company Common Stock or any of the Notes. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration, the Total Transaction Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, (i) the Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Holders) is fair from a financial point of view to such holders and (ii) the Total Transaction Consideration to be received for the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

/s/    Moelis & Company LLC

MOELIS & COMPANY LLC

PROXY

NEXTWAVE WIRELESS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of NextWave Wireless Inc., a Delaware corporation, which we refer to as NextWave, hereby acknowledge(s) receipt of the Notice of Special Meeting of the Stockholders and Proxy Statement for NextWave’s Special Meeting of Stockholders to be held on October 2, 2012, starting at 9:00 a.m., New York time, which we refer to as the Special Meeting. The Special Meeting will be held at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020. The undersigned stockholder(s) of NextWave hereby appoint(s) FRANCIS J. HARDING and FRANK A. CASSOU, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting, or at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card and with discretionary authority on all other matters that may properly come before the Special Meeting, or at any adjournments or postponements thereof, as more fully described in the Proxy Statement received by the undersigned stockholder. Any prior proxy is hereby revoked by the undersigned.

If you have any questions or need assistance voting your shares of common stock, please contact Georgeson Inc, our proxy solicitor, by calling toll-free at 1 (800) 905-7281.

Please complete, sign, date and return the proxy card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	Please mark your votes like this ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.

	Vote On Proposals	For	Against	Abstain
1.	To approve a proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2012, by and among NextWave Wireless Inc., a Delaware corporation (“NextWave”), AT&T Inc., a Delaware corporation (“Parent”), and Rodeo Acquisition Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, as it may be amended from time to time (the “Merger Agreement”).	☐	☐	☐
2.	To approve any adjournments of the Special Meeting, if determined necessary by NextWave, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement of that meeting, to adopt the Merger Agreement.	☐	☐	☐
3.	To approve, by non-binding, advisory vote, certain compensation arrangements with or items of compensation payable to NextWave’s named executive officers in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matter or matters which may properly come before the Special Meeting or any postponements or adjournments thereof. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE NEXTWAVE WIRELESS INC. BOARD OF DIRECTORS ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please indicate if you plan to ☐ No ☐ Yes
attend this Special Meeting.

These items of business are more fully described in the proxy statement.

Date:	, 2012

Signature

Name of Stockholder (Please print)

Signature

Name of Stockholder (Please print)

(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title. )